As filed with the Securities and Exchange Commission on January 11, 2006

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GEORGIA POWER COMPANY
(Exact name of registrant as specified in its charter)

Georgia	4911	58-0257110
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

Daniel M. Lowery
Corporate Secretary
Georgia Power Company	Georgia Power Company
241 Ralph McGill Boulevard, N.E.	241 Ralph McGill Boulevard, N.E.
Atlanta, Georgia 30308-3374	Atlanta, Georgia 30308-3374
(404) 506-6526	(404) 506-6526
(Address, including zip code, and telephone number,	(Name, address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)	including area code, of agent for service)

Copies to:

Thomas A. Fanning Executive Vice President, Treasurer and Chief Financial Officer The Southern Company 30 Ivan Allen, Jr. Boulevard Atlanta, Georgia 30308	Melissa K. Caen, Esq. Troutman Sanders LLP 600 Peachtree Street, N.E. Suite 5200 Atlanta, Georgia 30308

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and upon consummation of the merger described herein.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
     If this form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price per	Aggregate Offering	Amount of
Securities to be Registered	Registered	Share	Price	Registration Fee
6 1/8% Series Class A Preferred Stock, Non-Cumulative, par value $25 per share	1,800,000	$26.40(1)	$47,520,000(1)	$5,085

(1)	Estimated solely for purposes of calculating the registration fee. Computed in accordance with Rule 457(f)(1) based on the average of the high and low sales prices of the Savannah Electric 6.00% Series Preferred Stock on January 9, 2006 as reported on the New York Stock Exchange that will be received in exchange for the Georgia Power 6 1/8% Series Class A Preferred Stock.
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

Proxy Statement of	Prospectus of
Savannah Electric and Power Company	Georgia Power Company
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
     The boards of directors of Georgia Power Company and Savannah Electric and Power Company have approved a merger in which Savannah Electric will merge with and into Georgia Power, with Georgia Power as the surviving corporation in the merger. Georgia Power and Savannah Electric are subsidiaries of The Southern Company, a registered public utility holding company. Savannah Electric is sending you this proxy statement/prospectus to ask you to vote in favor of the merger.
     If the merger is completed, each share of your Savannah Electric 6.00% Series Preferred Stock, Non-Cumulative, par value $25 per share, will be converted into the right to receive one share of Georgia Power 6 1/8% Series Class A Preferred Stock, Non-Cumulative, par value $25 per share. If declared by Georgia Power, dividends on the Georgia Power 6 1/8% Series Class A Preferred Stock will be payable quarterly on January 1, April 1, July 1 and October 1 of each year, commencing on the first such date following completion of the merger, which is expected to be ___1, 2006. Dividends on the Georgia Power 6 1/8% Series Class A Preferred Stock are non-cumulative and, accordingly, if Georgia Power does not declare a dividend on the shares for a quarterly dividend period, holders of the shares will have no right to receive a dividend for that period, whether or not Georgia Power pays dividends in full or has sufficient funds to pay dividends in the future. On or after July 1, 2009, Georgia Power may redeem shares of the Georgia Power 6 1/8% Series Class A Preferred Stock, in whole or in part, at a redemption price equal to $25 per share, plus accrued and unpaid dividends. Georgia Power expects that the 6 1/8% Series Class A Preferred Stock will be listed for trading on the New York Stock Exchange, subject to official notice of issuance.
     The merger cannot be completed without the approval of Savannah Electric shareholders. Savannah Electric has scheduled a special meeting of its shareholders to vote on the merger agreement and the merger. Savannah Electric shareholders will also be asked to consider and vote upon a proposal to adjourn the special meeting if more time is needed to solicit proxies.
     Your vote is very important. Your shares of Savannah Electric 6.00% Series Preferred Stock were issued in fully registered form registered in the name of Cede & Co., the nominee of The Depository Trust Company, or DTC, rather than directly in your name. Whether or not you plan to attend the special meeting, please take the time to vote by completing the voting instruction form you will receive from your broker or any nominee who holds shares of the Savannah Electric 6.00% Series Preferred Stock on your behalf through DTC. If you do not instruct your broker or other nominee as to how you wish to vote, the effect will be the same as a vote against the merger agreement and the merger.
     Each member of Savannah Electric’s board of directors supports the merger of Savannah Electric into Georgia Power and Savannah Electric’s board of directors unanimously recommends that you vote in favor of the merger agreement and the merger.
     This proxy statement/prospectus provides detailed information about the merger. You should read it carefully. If the merger is completed, your shares of Savannah Electric 6.00% Series Preferred Stock will be converted into the right to receive shares of Georgia Power 6 1/8% Series Class A Preferred Stock. An investment in the Georgia Power 6 1/8% Series Class A Preferred Stock involves risks. See “Risk Factors” on page ___ of this proxy statement/prospectus.
     The date, time and place of the special meeting of Savannah Electric shareholders are:
________________ __, 2006, 10:00 a.m. local time
Georgia Power Company Auditorium
241 Ralph McGill Boulevard, N.E.
Atlanta, Georgia 30308
     On behalf of your board of directors, Savannah Electric thanks you for your support and urges you to vote FOR approval of the merger agreement and the merger.

Michael D. Garrett	W. Craig Barrs
President and Chief Executive Officer	President and Chief Executive Officer
Georgia Power Company	Savannah Electric and Power Company
     Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
     This proxy statement/prospectus is dated ___, 2006 and was first mailed to shareholders on or about ___, 2006.

SAVANNAH ELECTRIC AND POWER COMPANY
Savannah, Georgia
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To be held on ________ __, 2006
     NOTICE IS HEREBY GIVEN that the special meeting of shareholders of Savannah Electric and Power Company will be held at 10:00 a.m., local time, on ______ ___, 2006, at the Georgia Power Company Auditorium. At the special meeting, Savannah Electric will ask you to vote on:
1.	A proposal to approve the merger agreement, dated as of December 13, 2005, between Georgia Power and Savannah Electric, and the merger, pursuant to which, among other things, each outstanding share of Savannah Electric 6.00% Series Preferred Stock, Non-Cumulative, par value $25 per share, will be converted into the right to receive one share of Georgia Power 6 1/8% Series Class A Preferred Stock, Non-Cumulative, par value $25 per share; and

2.	Such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.
     Savannah Electric has fixed the close of business on ______ ___, 2006 as the record date for the special meeting of Savannah Electric shareholders. Only holders of record of Savannah Electric common stock and Savannah Electric 6.00% Series Preferred Stock on that date will be entitled to notice of and to vote at the special meeting of Savannah Electric shareholders or any postponement or adjournment of the special meeting. Approval of the merger agreement and the merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of Savannah Electric 6.00% Series Preferred Stock, voting separately as a class. Accordingly, your vote is very important. The merger agreement and the merger also require the approval of Southern Company as the sole common shareholder of Georgia Power and Savannah Electric.
     Savannah Electric’s board of directors unanimously recommends that you vote FOR the approval of the merger agreement and the merger.
     The proxy statement/prospectus describes the proposed merger agreement and merger in more detail. You are encouraged to read the entire proxy statement/prospectus carefully, including the merger agreement which is included as Annex A.
     The shares of Savannah Electric 6.00% Series Preferred Stock were issued as fully registered securities registered in the name of Cede & Co., the nominee of The Depository Trust Company. Accordingly, shareholders hold their shares of Savannah Electric 6.00% Series Preferred Stock through a broker or other nominee rather than directly in their own name. Therefore, this proxy statement/prospectus is being forwarded to you together with a voting instruction card by your broker or other nominee. You have the right to direct your broker or other nominee how to vote, and you are also invited to attend the special meeting. If you fail to instruct your broker or other nominee how to vote any shares that your broker or other nominee holds for you in its name, or if you abstain, it will have the same effect as voting against the approval of the merger agreement and the merger. You can revoke your proxy in the manner described in this proxy statement/prospectus at any time before it has been voted at the special meeting.
     If the merger is completed, the exchange agent will send you written instructions for exchanging your shares of Savannah Electric 6.00% Series Preferred Stock for shares of the Georgia Power 6 1/8% Series Class A Preferred Stock.
BY ORDER OF THE BOARD OF DIRECTORS
Nancy E. Frankenhauser
Corporate Secretary
Savannah, Georgia
______ ___, 2006

THIS PROXY STATEMENT/PROSPECTUS INCORPORATES ADDITIONAL INFORMATION
     This proxy statement/prospectus incorporates important business and financial information about Georgia Power Company, referred to as Georgia Power, from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon request. You can obtain the documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Georgia Power at the following address and telephone number:
Georgia Power Company
241 Ralph McGill Boulevard, N.E.
Atlanta, Georgia 30308
Attention: Daniel Lowery, Corporate Secretary
(404) 506-6526
     In addition, the Securities and Exchange Commission maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission, referred to as the SEC, including Georgia Power and Savannah Electric and Power Company, referred to as Savannah Electric.
     Please note that copies of the documents to be provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or into this proxy statement/prospectus.
     PLEASE CONTACT GEORGIA POWER NO LATER THAN ______ ___, 2006 IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS BEFORE THE SPECIAL MEETING OF SAVANNAH ELECTRIC SHAREHOLDERS.
     Also see “Where You Can Find More Information” beginning on page __.
ABOUT THIS PROXY STATEMENT/PROSPECTUS
     This document, which forms part of a registration statement on Form S-4 filed with the SEC by Georgia Power, constitutes a prospectus of Georgia Power under Section 5 of the Securities Act of 1933, as amended, referred to as the Securities Act, with respect to the shares of Georgia Power 6 1/8% Series Class A Preferred Stock to be issued to holders of Savannah Electric 6.00% Series Preferred Stock in connection with the merger described in this proxy statement/prospectus, referred to as the merger. This document also constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, and the rules thereunder, and a notice of meeting with respect to the special meeting of shareholders of Savannah Electric to consider and vote upon the proposal to approve the merger agreement and the merger.

 i

INDEX TO FINANCIAL STATEMENTS OF SAVANNAH ELECTRIC	F-1
Annex A	Agreement and Plan of Merger
Annex B	Amended and Restated Charter
Annex C	Amendment to Charter
 ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

1.	Q:	What am I being asked to vote upon?

	A:	You are being asked to vote to approve a merger agreement entered into between Georgia Power and Savannah Electric and the merger of Georgia Power and Savannah Electric under the terms of the merger agreement. As a result of the merger, Savannah Electric will merge with and into Georgia Power and Georgia Power will be the surviving corporation in the merger.

2.	Q:	What will I receive as a result of the merger?

	A:	In the merger, each of your outstanding shares of Savannah Electric 6.00% Series Preferred Stock, Non-Cumulative, par value $25 per share, will be converted into the right to receive one share of Georgia Power 6 1/8% Series Class A Preferred Stock, Non-Cumulative, par value $25 per share.

3.	Q:	What will happen to my Savannah Electric 6.00% Series Preferred Stock?

	A:	At the effective time of the merger, shares of the Savannah Electric 6.00% Series Preferred Stock will cease to exist and will be converted into only the right to receives shares of the Georgia Power 6 1/8% Series Class A Preferred Stock. Immediately prior to the effective time of the merger, Savannah Electric will pay any accrued dividends on the Savannah Electric 6.00% Series Preferred Stock to the holders thereof for the period from the last preceding dividend payment date to but excluding the date of the closing of the merger. Dividends on the Georgia Power 6 1/8% Series Class A Preferred Stock will accrue from and after the date of closing of the merger. If declared by the board of directors of Georgia Power, dividends on the Georgia Power 6 1/8% Series Class A Preferred Stock will be payable quarterly on January 1, April 1, July 1 and October 1 of each year, commencing on the first such date following completion of the merger, which is expected to be ___1, 2006. Dividends on the Georgia Power 6 1/8% Series Class A Preferred Stock are non-cumulative and, accordingly, if Georgia Power does not declare a dividend on the shares for a quarterly dividend period, holders of the shares will have no right to receive a dividend for that period, whether or not Georgia Power pays dividends in full or has sufficient funds to pay dividends in the future.

4.	Q:	What votes are required to complete the transaction?

	A:	The merger must be approved by the shareholders of Savannah Electric and Georgia Power. The holders of two-thirds of the outstanding shares of Savannah Electric 6.00% Series Preferred Stock must vote to approve the merger agreement and the merger. In addition, Southern Company, as the sole common shareholder of Savannah Electric, must vote to approve the merger agreement and the merger. Southern Company has informed Savannah Electric that it intends to vote in favor of the merger agreement and the merger.

In addition, the holder of a majority of the outstanding shares of common stock of Georgia Power must approve the merger agreement. Southern Company owns all of the outstanding shares of Georgia Power common stock and has informed Georgia Power that it intends to vote in favor of the merger.

5.	Q:	When do you expect the merger to be completed?

	A:	Assuming the timely receipt of all required regulatory and other approvals, Georgia Power and Savannah Electric expect to complete the merger by July 2006.

6.	Q:	Will Savannah Electric shareholders have dissenters’ rights as a result of the merger?

	A:	No. Under Georgia law, holders of Savannah Electric 6.00% Series Preferred Stock do not have dissenters’ rights.

7.	Q:	What do I need to do now?

	A:	After carefully reading and considering the information contained and incorporated by reference in this document, please instruct your broker or any nominee who holds shares of Savannah Electric 6.00% Series Preferred Stock on your behalf as to how you wish to vote on the merger. Cede & Co., the nominee of The Depository Trust Company, referred to as DTC, as the record holder of the shares of Savannah Electric 6.00% Series Preferred Stock, will deliver an omnibus proxy to Savannah Electric reflecting the votes of all shares for which voting instructions were received.

8.	Q:	Will my broker or other nominee vote my shares for me without my instructions?

	A:	No. You should instruct your broker or other nominee to vote your shares, following the directions provided by your broker. Your failure to instruct your broker or other nominee to vote your shares will be the equivalent to voting against approval of the merger agreement and the merger.

9.	Q:	Can I change or revoke my vote?

	A:	Prior to the special meeting, DTC, as the record holder of the shares of Savannah Electric 6.00% Series Preferred Stock, will deliver an omnibus proxy reflecting the votes of all shares for which it has received voting instructions. If you wish to change or revoke your vote prior to your shares being voted at the special meeting, you must contact the broker or other nominee who holds shares of Savannah Electric 6.00% Series Preferred Stock on your behalf to determine how to change or revoke your vote.

10.	Q:	What are the tax consequences to me of the merger?

	A:	The merger is intended to be tax free to Savannah Electric shareholders who exchange their shares of Savannah Electric 6.00% Series Preferred Stock for shares of Georgia Power 6 1/8% Series Class A Preferred Stock pursuant to the merger. For a more detailed discussion of the tax consequences of the merger, see “The Merger — Material Federal Income Tax Consequences” on page ___of this proxy statement/prospectus.

Tax laws are complex, and the tax consequences of the merger vary depending upon your particular circumstances or treatment under U.S. federal income tax law. For these reasons, Georgia Power and Savannah Electric recommend that you consult your tax advisor concerning the federal income tax and any other state, local, foreign or other tax consequences to you.

11.	Q:	Who can I call with questions?

	A:	If you would like additional copies of this proxy statement/prospectus or any documents of Georgia Power incorporated by reference in or furnished with this proxy statement/prospectus, or, if you have questions about the merger, the merger agreement, the special meeting or how to vote by proxy, you should contact the following:

Georgia Power Company Attention: Daniel Lowery, Corporate Secretary 241 Ralph McGill Boulevard, N.E. Atlanta, Georgia 30308 (404) 506-6526

Savannah Electric and Power Company Attention: Nancy E. Frankenhauser, Corporate Secretary 600 Bay Street Savannah, Georgia 31401 (912) 644-7171

SUMMARY
     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger and the Georgia Power 6 1/8% Series Class A Preferred Stock you will be entitled to receive in the merger, you should read carefully this entire proxy statement/prospectus, including Annexes A, B and C, the financial statements of Savannah Electric included herein and the other documents to which we have referred you. See the section labeled “Where You Can Find More Information” on page ___ of this proxy statement/prospectus. We have included page references parenthetically to direct you to more complete descriptions of the topics presented in this summary.
The Merger
The Companies (page ___)
Georgia Power Company
241 Ralph McGill Boulevard, N.E.
Atlanta, Georgia 30308
(404) 506-6526
     Georgia Power Company produces and delivers electricity as an integrated utility to retail customers within the State of Georgia and to wholesale customers in the Southeast. Georgia Power sells electricity to almost 2.1 million customers within its service area of approximately 57,000 square miles. The Southern Company, which is referred to as Southern Company, owns all of the outstanding shares of common stock of Georgia Power.
Savannah Electric and Power Company
600 Bay Street
Savannah, Georgia 31401
(912) 644-7171
     Savannah Electric and Power Company produces and delivers electricity as an integrated utility to retail customers in a five-county area in eastern Georgia and to wholesale customers in the Southeast. Savannah Electric sells electricity to approximately 143,000 customers in its service area. Southern Company owns all of the outstanding shares of common stock of Savannah Electric.
The Merger (page ____)
     Georgia Power and Savannah Electric have entered into a merger agreement, under which Savannah Electric will merge with and into Georgia Power and Georgia Power will remain in existence as the surviving corporation. Southern Company will continue to hold all of the outstanding shares of Georgia Power common stock following the merger.
What Savannah Electric Preferred Shareholders Will Receive in the Merger (page ___)
     If the merger is completed, each share of your Savannah Electric 6.00% Series Preferred Stock, Non-Cumulative, par value $25 per share, will be converted into the right to receive one share of Georgia Power 6 1/8% Series Class A Preferred Stock, Non-Cumulative, par value $25 per share.
Payment of Dividends (page __)
     Immediately prior to the effective time of the merger, Savannah Electric will pay any accrued dividends on the Savannah Electric 6.00% Series Preferred Stock to the holders thereof for the period from the last preceding dividend payment date to but excluding the date of the closing of the merger. Dividends on the Georgia Power 6 1/8% Series Class A Preferred Stock will accrue from and after the date of closing of the merger. If declared by the board of directors of Georgia Power, dividends on the Georgia Power 6 1/8% Series Class A Preferred Stock will be payable quarterly on January 1, April 1, July 1 and October 1 of each year, commencing on the first such date following completion of the merger, which is expected to be ___1, 2006. Dividends on the Georgia Power 6 1/8% Series Class A Preferred Stock are non-cumulative and, accordingly, if Georgia Power does not declare a dividend on the shares for a quarterly dividend period, holders of the shares will have no right to receive a dividend for that period, whether or not Georgia Power pays dividends in full or has sufficient funds to pay dividends in the future.
Reasons for the Merger (page ___)
          Georgia Power and Savannah Electric are subsidiaries of Southern Company. Both companies operate as franchised electric utilities serving designated service territories within the State of Georgia and are subject to regulation by the Georgia Public Service Commission, or the Georgia PSC.
          As the electric power industry has developed, management of Georgia Power and Savannah Electric have concluded that a combination of these two similarly situated utilities under one corporate structure is necessary and will be in the best interests of the companies, their respective shareholders and their respective customers. Among other factors, management believes the proposed merger will provide benefits with respect to fuel cost recovery, operational efficiency and environmental cost recovery. Management believes the combination will result in reduced fuel cost recovery requirements from existing Savannah Electric customers, as the combined company will have a balanced, cost-efficient generating fleet consisting of coal-fired, nuclear, hydroelectric and natural-gas fired generating units. In addition, management believes significant operational cost savings may be achieved through the elimination of duplicative corporate and administrative activities, including the elimination of separate reporting requirements for Georgia Power and Savannah Electric under the Exchange Act. Further, management believes the merger will allow the environmental costs of the combined companies to be recovered in a more efficient and cost effective manner.
Recommendation of the Board (page ___)
          The Savannah Electric board of directors has unanimously determined that the merger agreement and the merger are in the best interests of Savannah Electric and its shareholders. The board of directors unanimously recommends that you vote FOR approval of the merger agreement and the merger.
Risk Factors (page ___)
          In evaluating whether to vote for or against the merger, you should carefully consider the “Risk Factors” beginning on page ___.
No Fairness Opinion (page __)
          While Georgia Power consulted with outside financial advisors in structuring the terms of the Georgia Power 6 1/8% Series Class A Preferred Stock, neither Georgia Power nor Savannah Electric obtained an opinion from an investment banking firm with respect to the fairness from a financial point of view of the consideration to be received by the holders of the Savannah Electric 6.00% Series Preferred Stock in the merger.
Interests of Directors and Employees in the Merger (page ___)
          Shareholders should note that certain directors and employees of Savannah Electric may have interests in the merger that differ from those of shareholders. These interests include employment arrangements with Georgia Power or other Southern Company affiliates following the merger or severance arrangements in connection with the merger.
Dissenters’ Rights (page ___)
          Under Georgia law, holders of Savannah Electric 6.00% Series Preferred Stock do not have dissenters’ rights with respect to the merger.
Conditions to the Merger (page ___)
          The completion of the merger depends upon the fulfillment of a number of conditions, including the following:
•	the requisite shareholders of each of Georgia Power and Savannah Electric must vote to approve the merger agreement and the merger;

•	Georgia Power and Savannah Electric must receive all required regulatory approvals and any waiting periods required by law must have passed; and

•	shares of the Georgia Power 6 1/8% Series Class A Preferred Stock must be approved for listing on the New York Stock Exchange, upon official notice of issuance.
           Unless prohibited by law, either Georgia Power or Savannah Electric can elect to waive a condition that has not been satisfied and complete the merger anyway. Georgia Power and Savannah Electric cannot be certain whether or when any of these conditions will be satisfied or that the merger will be completed.
Regulatory Approvals (page ___)
           The approval of, among others, the Federal Energy Regulatory Commission, referred to as the FERC, and the Federal Communications Commission, referred to as the FCC, must be obtained before the merger may be completed. In addition, while the Georgia PSC does not have approval authority over the merger of electric utilities, Georgia Power and Savannah Electric will file applications with the Georgia PSC for approval of certain matters necessary to effectively complete the merger.
           As of the date of this proxy statement/prospectus, each of Georgia Power and Savannah Electric was in the process of making such applications and obtaining such approvals as required by applicable law; however, no such approvals have been obtained.
Termination of the Merger Agreement (page ___)
           Notwithstanding the approval of the merger agreement and the merger by Savannah Electric shareholders at the special meeting, Georgia Power and Savannah Electric may agree at any time to terminate the merger agreement before completing the merger.
Material Income Tax Consequences (page __)
           The merger is intended to be tax-free to you with respect to the exchange of your Savannah Electric 6.00% Series Preferred Stock for Georgia Power 6 1/8% Series Class A Preferred Stock.
           The tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor.
Federal Securities Law Consequences (page ___)
           All shares of Georgia Power 6 1/8% Series Class A Preferred Stock received by you in the merger will be freely transferable unless you are considered an “affiliate” of either Georgia Power or Savannah Electric for purposes of the Securities Act of 1933, as amended, referred to as the Securities Act. Shares held by affiliates of Savannah Electric may be resold only in transactions permitted by the resale provisions of Rule 145 of the Securities Act (or Rule 144 under the Securities Act in the case of persons who become affiliates of Georgia Power) or as otherwise permitted under the Securities Act.
Accounting Treatment (page ___)
           The accounting treatment for the merger will be similar to the pooling method. All assets, liabilities and stockholders’ equity of Savannah Electric will be recorded in the accounts of Georgia Power at their carrying amounts on the date of the transfer. Georgia Power’s financial statements will report results of operations and cash flows as though the transaction had occurred at the beginning of the first financial statement period presented.
The Special Meeting
When and Where (page ___)
           The special meeting will be held at 10:00 a.m., local time, on ___ ___, 2006, at the Georgia Power Company Auditorium, 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308.

Purpose of the Special Meeting (page ___)
     The purpose of the special meeting is to vote upon approval of the merger agreement and the merger.
Record Date; Voting Power (page ___)
     Only holders of record of the Savannah Electric common stock and Savannah Electric 6.00% Series Preferred Stock as of the close of business on ___ ___, 2006, the record date, are entitled to vote at the special meeting or any adjournments or postponements of the special meeting.
Required Vote (page ___)
      The affirmative vote of the holders of two-thirds of the outstanding shares of Savannah Electric 6.00% Series Preferred Stock, voting together as a single class, is required to approve the merger. In addition, Southern Company, as the sole common shareholder of Georgia Power and Savannah Electric, must vote to approve the merger. As of the date of this proxy statement/prospectus, none of the directors or executive officers of Savannah Electric own any of the outstanding shares of Savannah Electric 6.00% Series Preferred Stock.
Georgia Power 6 1/8% Series Class A Preferred Stock
General (page __)
     The following is a summary of certain general terms of the Georgia Power 6 1/8% Series Class A Preferred Stock.

Issuer	Georgia Power Company

Dividends	If declared by Georgia Power’s board of directors out of funds legally available for dividends, at a rate per annum equal to 6 1/8%.

Payable January 1, April 1, July 1 and October 1 of each year, commencing on the first such date to occur following completion of the merger, expected to be ___1, 2006, if declared by Georgia Power.

Dividends will not be cumulative and, accordingly, if Georgia Power does not declare a dividend or declares less than a full dividend for a quarterly dividend period, holders of the Georgia Power 6 1/8% Series Class A Preferred Stock will have no right to receive a dividend or the full dividend, as the case may be, for that period, and Georgia Power will have no obligation to pay a dividend for that period, whether or not Georgia Power pays dividends in full or has sufficient funds to pay dividends in the future.

Ranking	The 6 1/8% Series Class A Preferred Stock will rank equally with all other series of Georgia Power Preferred Stock or Georgia Power Class A Preferred Stock with respect to the payment of dividends and the distribution of assets in liquidation. The 6 1/8% Series Class A Preferred Stock will rank senior to any Georgia Power Preference Stock and Georgia Power common stock with respect to the payment of dividends and the distribution of assets in liquidation.

Redemption	Georgia Power may redeem the 6 1/8% Series Class A Preferred Stock in whole or in part, without premium, from time to time, on or after July 1, 2009, at a redemption price equal to $25 per share plus accrued and unpaid dividends (whether or not declared) from the immediately preceding dividend payment date to the redemption date (without accumulation of accrued and unpaid dividends for prior dividend periods).

Voting Rights	Holders of the 6 1/8% Class A Preferred Stock will be entitled to vote together with the Georgia Power common stock in the election of directors. In the event that any six quarterly dividends have not been paid in full on the 6 1/8% Series Class A Preferred Stock, holders will have the right, voting together as a single class with holders of any other shares of Georgia Power Preferred Stock, Class A Preferred Stock or Preference Stock upon which like voting rights are then exercisable, to elect two members of the board of directors of Georgia Power. This right will continue until full dividends on the 6 1/8% Series Class A Preferred Stock have been paid for at least one year.

In addition, the holders of at least a majority of the outstanding 6 1/8% Series Class A Preferred Stock must approve:

•     the authorization or issuance of any series of any class of stock ranking senior to the 6 1/8% Series Class A Preferred Stock with respect to the payment of dividends or the distribution of assets in liquidation; or

• any change affecting the rights and preferences of the 6 1/8% Series Class A Preferred Stock.

Georgia Power may create and issue any new series of Georgia Power Preferred Stock, Class A Preferred Stock or any other securities ranking equally with the 6 1/8% Series Class A Preferred Stock with respect to the payment of dividends or the distribution of assets in liquidation without the approval of the holders of the 6 1/8% Series Class A Preferred Stock.

Holders of outstanding shares of the Georgia Power Preferred Stock and Georgia Power common stock will be entitled to one vote per share, holders of outstanding shares of Georgia Power Class A Preferred Stock, including the 6 1/8% Series Class A Preferred Stock, will be entitled to one-fourth vote per share and holders of outstanding shares of the Georgia Power Preference Stock may be entitled to one-tenth vote per share.

No Sinking Fund	Holders will not be entitled to the benefit of a sinking fund or purchase fund.

Exchange Listing	New York Stock Exchange

Transfer Agent, Registrar and Paying Agent	Southern Company Services, Inc.

Comparison of Shareholder Rights (page ___)
          Georgia Power’s Amended and Restated Charter to be adopted at or prior to the effective time of the merger and its Bylaws will contain provisions that differ from those contained in Savannah Electric’s Charter and Bylaws. As a result, there will be important differences between your rights as a holder of the Savannah Electric 6.00% Series Preferred Stock and the Georgia Power 6 1/8% Series Class A Preferred Stock. For example:
•	Dividend Rate: Holders of the Georgia Power 6 1/8% Series Class A Preferred Stock will be entitled to receive dividends, if declared by the board of directors of Georgia Power at a rate of 6 1/8% per annum. As a holder of Savannah Electric 6.00% Series Preferred Stock, you were entitled to receive dividends, if declared by the board of directors of Savannah Electric at a rate of 6.00% per annum.

•	Voting Rights in the Election of Directors: Holders of Savannah Electric 6.00% Series Preferred Stock did not have a right to participate generally in the election of directors while holders of the Georgia Power 6 1/8% Series Class A Preferred Stock have one-fourth vote per share in the election of directors, voting together as a single class with the holders of Georgia Power common stock, which shall have one vote per share, the holders of any series of Georgia Power Preferred Stock, which shall have one vote per share and the holders any other series of Georgia Power Class A Preferred Stock, which shall have one-fourth vote per share. In addition, holders of Georgia Power Preference Stock may be entitled to one-tenth vote per share in the election of directors.

•	Special Voting Rights: As a holder of Savannah Electric 6.00% Series Preferred Stock, you have voting rights with respect to the issuance of additional shares of stock and amendments to Savannah Electric’s Charter that are greater than those that will be provided to holders of the Georgia Power 6 1/8% Series Class A Preferred Stock. In particular, the holders of two-thirds of the outstanding shares of Savannah Electric Preferred Stock are required to approve (1) any issuance of shares of stock that will rank senior to the Savannah Electric 6.00% Series Preferred Stock, (2) any issuance of additional shares of the Savannah Electric Preferred Stock or any other class of equity securities ranking equally with the Savannah Electric 6.00% Series, unless certain financial ratio requirements are satisfied, or (3) any amendment to the Savannah Electric Charter that would adversely affect the holders of the Savannah Electric 6.00% Series Preferred Stock. In contrast, (1) the holders of a majority of the outstanding shares of the Georgia Power Preferred Stock and Georgia Power Class A Preferred Stock may approve the issuance of additional shares of stock that would rank senior to the Georgia Power Preferred Stock and the Georgia Power Class A Preferred Stock, (2) no approval of the 6 1/8% Series Class A Preferred Stock is required in connection with the issuance of shares of Georgia Power Preferred Stock, Georgia Power Class A Preferred Stock or any other class of equity securities ranking equally with the 6 1/8% Series Class A Preferred Stock, and (3) the holders of a majority of the outstanding shares of the Georgia Power Preferred Stock and Georgia Power Class A Preferred Stock may approve amendments to the Amended and Restated Charter of Georgia Power that would adversely affect the holders of the Georgia Power Preferred Stock and Georgia Power Class A Preferred Stock.
          For additional information regarding differences in your rights as a holder of the Savannah Electric 6.00% Series Preferred Stock and your rights as a holder of the Georgia Power 6 1/8% Series Class A Preferred Stock, please refer to “Comparison of Rights of Holders of Georgia Power 6 1/8% Series Class A Preferred Stock and Savannah Electric 6.00% Series Preferred Stock” beginning on page ___of this proxy statement/prospectus.

Selected Historical Financial Data of Georgia Power
     The following selected historical financial data for the years ended December 31, 2000 through December 31, 2004 has been derived from Georgia Power’s audited financial statements and related notes and the unaudited selected historical financial data, incorporated by reference in this proxy statement/prospectus. The following selected historical financial data for the three months and nine months ended September 30, 2005 has been derived from Georgia Power’s unaudited financial statements and related notes, incorporated by reference in this proxy statement/prospectus. The information set forth below is qualified in its entirety by reference to and, therefore, should be read together with, management’s discussion and analysis of results of operations and financial condition, the financial statements and related notes and other financial information incorporated by reference in this proxy statement/prospectus.

	Year Ended December 31,

	2004	2003	2002	2001	2000

	(thousands, except ROE)
Operating Revenues	$5,370,808	$4,913,507	$4,822,460	$4,965,794	$4,870,618
Net Income after Dividends on Preferred Stock	$658,001	$630,577	$617,629	$610,335	$559,420
Cash Dividends on Common Stock	$565,500	$565,800	$542,900	$527,300	$549,600
Return on Average Common Equity (ROE)	13.95%	14.05%	13.99%	14.12%	13.66%
Total Assets	$15,822,338	$14,850,754	$14,342,656	$14,447,973	$13,971,211
Gross Property Additions	$1,126,064	$742,810	$883,968	$1,389,751	$1,078,163

Capitalization:
Common stock equity	$4,890,561	$4,540,211	$4,434,447	$4,397,485	$4,249,544
Preferred stock	14,609	14,569	14,569	14,569	14,569
Mandatorily redeemable preferred securities	—	940,000	940,000	789,250	789,250
Long-term debt payable to affiliate trusts	969,073	—	—	—	—
Long-term debt	3,709,852	3,762,333	3,109,619	2,961,726	3,041,939

Total (excluding amounts due within one year)	$9,584,095	$9,257,113	$8,498,635	$8,163,030	$8,095,302

	Three	Nine
	Months Ended
	September 30, 2005 (1)

	(thousands)
Operating Revenues	$2,219,062	$5,048,680
Net Income after Dividends on Preferred Stock	$355,226	$655,141
Cash Dividends on Common Stock	$139,025	$417,075
Total Assets	$16,752,977	$16,752,977
Gross Property Additions	$179,952	$588,072

Capitalization:
Common stock equity	$5,257,457	$5,257,457
Preferred stock	14,609	14,609
Long-term debt payable to affiliated trusts	969,073	969,073
Long-term debt	3,929,864	3,929,864

Total (excluding amounts due within one year)	$10,171,003	$10,171,003

(1)	Due to seasonal variations in the demand for energy, operating results for the three months and nine months ended September 30, 2005 do not necessarily indicate operating results for the entire year.

Selected Historical Financial Data of Savannah Electric
     The following selected historical financial data for the years ended December 31, 2000 through December 31, 2004 has been derived from Savannah Electric’s audited financial statements and related notes and the unaudited selected historical financial data, included in this proxy statement/prospectus. The following selected historical financial data for the three months and nine months ended September 30, 2005 has been derived from Savannah Electric’s unaudited financial statements and related notes, included in this proxy statement/prospectus. The information set forth below is qualified in its entirety by reference to and, therefore, should be read together with, management’s discussion and analysis of results of operations and financial condition, the financial statements and related notes and other financial information included in this proxy statement/prospectus.

	Year Ended December 31,

	2004	2003	2002	2001	2000

	(thousands, except ROE)
Operating Revenues	$356,960	$315,117	$297,006	$282,926	$292,903
Net Income after Dividends on Preferred Stock	$24,232	$23,459	$21,319	$21,495	$21,243
Cash Dividends on Common Stock	$23,200	$23,000	$22,700	$21,700	$24,300
Return on Average Common Equity (ROE)	11.67%	13.07%	12.16%	12.36%	12.20%
Total Assets	$812,591	$706,259	$644,923	$617,282	$612,529
Gross Property Additions	$126,133	$40,242	$32,481	$31,296	$27,290

Capitalization:
Common stock equity	$232,156	$183,089	$175,949	$174,624	$173,268
Preferred stock	43,938	—	—	—	—
Mandatorily redeemable preferred securities	—	—	40,000	40,000	40,000
Long-term debt	237,769	222,493	168,052	160,709	116,902

Total (excluding amounts due within one year)	$513,863	$405,582	$384,001	$375,333	$330,170

	Three	Nine
	Months Ended
	September 30, 2005 (1)

	(thousands)
Operating Revenues	$150,983	$336,159
Net Income after Dividends on Preferred Stock	$19,693	$28,441
Cash Dividends on Common Stock	$6,675	$20,025
Total Assets	$873,365	$873,365
Gross Property Additions	$7,624	$33,849

Capitalization:
Common stock equity	$242,637	$242,637
Preferred stock	43,909	43,909
Long-term debt	217,272	217,272

Total (excluding amounts due within one year)	$503,818	$503,818

(1)	Due to seasonal variations in the demand for energy, operating results for the three months and nine months ended September 30, 2005 do not necessarily indicate operating results for the entire year.
     See Note 10 to the audited financial statements herein for additional quarterly financial information regarding Savannah Electric for the years ended December 31, 2004 and 2003.

Ratio of Earnings to Fixed Charges and
Ratio of Earnings to Fixed Charges Plus Preferred Dividend Requirements
     The following table sets forth the Ratio of Earnings to Fixed Charges and the Ratio of Earnings to Fixed Charges Plus Preferred Dividend Requirements (Pre-Income Tax Basis) of Georgia Power and Savannah Electric for the periods indicated.

						Nine Months
	Year Ended December 31,					September 30,
	2000	2001	2002	2003	2004	2005(1)
Georgia Power
Ratio of Earnings to Fixed Charges (2)	4.14	4.79	5.07	5.01	5.11	5.82
Ratio of Earnings to Fixed Charges Plus Preferred Dividend Requirements (3)	4.12	4.77	5.05	4.99	5.09	5.80

Savannah Electric
Ratio of Earnings to Fixed Charges (2)	3.06	3.06	3.19	4.00	3.85	4.88
Ratio of Earnings to Fixed Charges Plus Preferred Dividend Requirements (3)	3.06	3.06	3.19	4.00	3.30	3.88

(1)	Due to seasonal variations in the demand for energy, operating results for the nine months ended September 30, 2005 do not necessarily indicate operating results for the entire year.

(2)	This ratio is computed as follows: (i) “Earnings” have been calculated by adding to “Earnings Before Income Taxes” “Interest expense, net of amounts capitalized,” “Interest expense to affiliate trusts,” “Distributions on mandatorily redeemable preferred securities” and the debt portion of allowance for funds used during construction, (ii) “Fixed Charges” consist of “Interest expense, net of amounts capitalized,” “Interest expense to affiliate trusts,” “Distributions on mandatorily redeemable preferred securities” and the debt portion of allowance for funds used during construction.

(3)	In computing this ratio, “Preferred Dividend Requirements” represent the before tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.
Market Price and Dividend Information
Savannah Electric 6.00% Series Preferred Stock
     Shares of the Savannah Electric 6.00% Series Preferred Stock have been listed for trading on the New York Stock Exchange under the symbol “SZH” since their issuance in June 2004. The following table sets forth for each quarter since June 2004 the high and low sales prices per share as reported on the New York Stock Exchange. The table also shows the cash dividends paid on the Savannah Electric 6.00% Series Preferred Stock during such periods.

	Savannah Electric
	6.00% Series Preferred Stock
Fiscal Year	High	Low	Dividend
2004
Second Quarter	$25.00	$24.50	N/A
Third Quarter	26.29	24.73	$0.083
Fourth Quarter	27.00	26.00	0.375

2005
First Quarter	27.80	26.00	0.375
Second Quarter	27.90	26.20	0.375
Third Quarter	27.25	26.40	0.375
Fourth Quarter	26.65	26.40	0.375

2006
First Quarter (through January 10, 2006)	26.40	26.15	0.375
     On ___ ___, 2006, the last day on which the Savannah Electric 6.00% Series Preferred Stock was traded prior to the date of this proxy statement/prospectus, the last reported sale price of the Savannah Electric 6.00% Series Preferred Stock on the New York Stock Exchange was $  per share. On November 30, 2005, the date of the last trade prior to the public announcement of the merger with Georgia Power, the closing sales price of the Savannah Electric 6.00% Series Preferred Stock as reported on the New York Stock Exchange was $26.65 per share.
Georgia Power 6 1/8% Series Class A Preferred Stock
     The Georgia Power 6 1/8% Series Class A Preferred Stock will be a new issue of securities and, accordingly, no historical trading or dividend information is available for the Georgia Power 6 1/8% Series Class A Preferred Stock. As a condition to the merger, Georgia Power plans to apply to list the Georgia Power 6 1/8% Series Class A Preferred Stock for trading on the New York Stock Exchange. However, there can be no assurance that an active trading market will develop for the Georgia Power 6 1/8% Series Class A Preferred Stock.
     Dividends on the Georgia Power 6 1/8% Series Class A Preferred Stock will be payable January 1, April 1, July 1 and October 1 of each year, commencing on the first such date following completion of the merger, which is expected to be ___1, 2006, if declared by Georgia Power board of directors, at a rate per annum equal to 6 1/8% (or a quarterly dividend of $0.3828125 per share, if declared by the Georgia Power board of directors). Dividends will not be cumulative and, accordingly, if Georgia Power does not declare a dividend or declares less than a full dividend for a quarterly dividend period, holders of the Georgia Power 6 1/8% Series Class A Preferred Stock will have no right to receive a dividend or the full dividend, as the case may be, for that period, and Georgia Power will have no obligation to pay a dividend for that period, whether or not Georgia Power pays dividends in full or has sufficient funds to pay dividends in the future.

RISK FACTORS
     If the merger is completed, your shares of the Savannah Electric 6.00% Series Preferred Stock will be converted into the right to receive shares of the Georgia Power 6 1/8% Series Class A Preferred Stock. An investment in the Georgia Power 6 1/8% Series Class A Preferred Stock involves risks. Please see the risk factors in Georgia Power’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and Georgia Power’s subsequent filings under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, which are incorporated by reference in this proxy statement/prospectus for a discussion of risk factors affecting Georgia Power. The risks and uncertainties not presently known to Georgia Power or that Georgia Power currently deems immaterial may also impair its business operations, its financial results and the value of the Georgia Power 6 1/8% Series Class A Preferred Stock.
     Before voting on the merger, you should carefully consider the risks described above, the other information contained or incorporated by reference in this proxy statement/prospectus and other risks and factors that may impact the companies as a result of the merger, including the following matters.
The integration of Georgia Power and Savannah Electric following the merger will present challenges that may result in a decline in the anticipated potential benefits of the merger.
     Georgia Power and Savannah Electric will face challenges in consolidating functions, integrating their organizations, procedures and operations in a timely and efficient manner, as well as retaining key personnel. The respective management of Georgia Power and Savannah Electric will have to dedicate substantial effort to integrating the businesses. The principal challenge will be integrating and combining regulated electric utility operations. Such efforts could divert management’s focus and resources from other strategic opportunities during the integration process. There can be no assurance that the integration will be completed in a timely manner.
The anticipated benefits of combining the companies may not be realized.
     Georgia Power and Savannah Electric entered into the merger agreement with the expectation that the merger would result in various benefits including, among other things, synergies, cost savings and operating efficiencies. Although Georgia Power expects to achieve the anticipated benefits of the merger, achieving them cannot be assured.
The merger is subject to the receipt of consent or approval from governmental entities that could delay the completion of the merger or impose conditions that could have a material adverse effect on the combined company or that could cause abandonment of the merger.
     Completion of the merger is conditioned upon the receipt of consents, orders, approvals or clearances, as required, from the FERC, the FCC and the Georgia PSC. Although the parties expect to receive such consents, orders, approvals and clearances in a timely and acceptable manner, a substantial delay in obtaining satisfactory approvals or the imposition of unfavorable terms or conditions in connection with such approvals could have a material adverse affect on the business, financial condition or results of operations of Georgia Power or Savannah Electric and/or may cause the abandonment of the merger by Georgia Power or Savannah Electric.
Georgia Power and Savannah Electric will incur transaction and merger-related integration costs in connection with the merger.
     Georgia Power and Savannah Electric expect to incur costs associated with consummating the merger and integrating the operations of the two companies. Although Georgia Power and Savannah Electric believe that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, will offset incremental transaction and merger-related costs over time, Georgia Power cannot assure you that this net benefit will be achieved in the near term, or at all.
Georgia Power and Savannah Electric will be subject to business uncertainties while the merger is pending which could adversely effect their businesses.
     Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Savannah Electric and, consequently, on the combined company. Although Georgia Power and Savannah Electric intend to take steps to reduce any adverse effects, these uncertainties may impair Savannah Electric’s ability to attract, retain and motivate key personnel until the merger is consummated and for a period of time thereafter, and could cause customers, suppliers and others that deal with Savannah Electric to seek to change existing business relationships with Savannah Electric. Employee retention may be particularly challenging during the pendency of the merger, as employees may experience uncertainty about their future roles with the combined company. If, despite Savannah Electric’s retention efforts, key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company, the combined company’s business could be harmed.
Georgia Power cannot assure that an active trading market will develop for the Georgia Power 6 1/8% Series Class A Preferred Stock that will be issued in connection with the merger.
     In connection with the merger, current holders of Savannah Electric’s 6.00% Series Preferred Stock will receive, in exchange for their shares of Savannah Electric 6.00% Series Preferred Stock, an equivalent number of shares of Georgia Power’s 6 1/8% Series Class A Preferred Stock. Because the Georgia Power 6 1/8% Series Class A Preferred Stock is a new series of Preferred Stock that does not have an established trading market, Georgia Power cannot assure that an active trading market will develop or that Georgia Power’s 6 1/8% Series Class A Preferred Stock will trade at the same level as Savannah Electric’s 6.00% Series Preferred Stock.
An opinion with respect to the fairness from a financial point of view of the consideration in the merger has not been obtained by Georgia Power or Savannah Electric.
     While Georgia Power consulted with outside financial advisors in structuring the terms of the Georgia Power 6 1/8% Series Class A Preferred Stock, neither Georgia Power nor Savannah Electric obtained an opinion from an investment banking firm with respect to the fairness from a financial point of view of the consideration to be received by the holders of the Savannah Electric 6.00% Series Preferred Stock in the merger.

NOTICE REGARDING FORWARD-LOOKING STATEMENTS
     This proxy statement/prospectus and the documents incorporated by reference herein contain forward-looking statements. Forward-looking statements include, among other things, statements concerning the proposed merger, future financial performance, business strategies and plans and other matters. In some cases, forward-looking statements can be identified by terminology such as “may,” “could,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential,” or “continue” or the negative of these terms or other similar terminology. There are various factors that could cause actual results to differ materially from those suggested by the forward-looking statements; accordingly, there can be no assurance that such indicated results will be realized. In addition to the risk factors relating to the merger described under the heading “Risk Factors” on page ___ of this proxy statement/prospectus, the following important factors, among others, could cause actual results to differ materially from those expressed in the forward-looking statements:
•	the impact of recent and future federal and state regulatory change, including legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry, and also changes in environmental, tax and other laws and regulations to which Georgia Power and Savannah Electric are subject, as well as changes in application of existing laws and regulations;

•	current and future litigation, regulatory investigations, proceedings, or inquiries, including the pending Environmental Protection Agency civil actions against Georgia Power and Savannah Electric and certain matters before the FERC;

•	the effects, extent and timing of the entry of additional competition in the markets in which Georgia Power and Savannah Electric operate;

•	variations in demand for electricity and gas, including those relating to weather, the general economy and population and business growth (and declines);

•	available sources and costs of fuels;

•	ability to control costs;

•	investment performance of the employee benefit plans of Georgia Power and Savannah Electric;

•	advances in technology;

•	state and federal rate regulations and the impact of pending and future rate cases and negotiations;

•	internal restructuring or other restructuring options that may be pursued;

•	potential business strategies, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed or beneficial to Georgia Power and Savannah Electric;

•	the ability of counterparties of Georgia Power and Savannah Electric to make payments as and when due;

•	the ability to obtain new short- and long-term contracts with neighboring utilities;

•	the direct or indirect effect on the business of Georgia Power and Savannah Electric resulting from terrorist incidents and the threat of terrorist incidents;

•	interest rate fluctuations and financial market conditions and the results of financing efforts, including the credit ratings of Georgia Power and Savannah Electric;

•	the ability of Georgia Power and Savannah Electric to obtain additional generating capacity at competitive prices;

•	catastrophic events such as fires, earthquakes, explosions, floods, hurricanes or other similar occurrences;

•	the direct or indirect effects on the business of Georgia Power and Savannah Electric resulting from incidents similar to the August 2003 power outage in the Northeast;

•	the effect of accounting pronouncements issued periodically by standard setting bodies; and

•	other factors discussed elsewhere herein and in other reports filed by Georgia Power and Savannah Electric from time to time with the SEC.
Except for their ongoing obligations to disclose material information under the U.S. federal securities laws, Georgia Power and Savannah Electric expressly disclaim any obligation to update any forward-looking statements.

THE SPECIAL MEETING
     This proxy statement/prospectus is being mailed on or about ___ ___, 2006 to holders of record of Savannah Electric 6.00% Series Preferred Stock as of the close of business on ___ ___, 2006 in connection with the solicitation of proxies by the board of directors of Savannah Electric for use at the special meeting and at any adjournments or postponements of the special meeting. The shares of Savannah Electric 6.00% Series Preferred Stock were issued as fully registered securities registered in the name of Cede & Co., the nominee of The Depository Trust Company. Accordingly, shareholders hold their shares of Savannah Electric 6.00% Series Preferred Stock through a broker or other nominee rather than directly in their own names. Therefore, this proxy statement/prospectus is being forwarded to you together with a voting instruction card by your broker or other nominee.
Time and Place of Special Meeting
     The special meeting of shareholders of Savannah Electric is scheduled to be held as follows:
_________ __, 2006
10:00 a.m., local time
at Georgia Power Company Auditorium
241 Ralph McGill Boulevard, N.E.
Atlanta, Georgia 30308
Matters to be Considered at the Special Meeting
     The purpose of the special meeting of shareholders of Savannah Electric is to consider and vote upon a proposal to approve the merger agreement and the merger. In the merger, shares of Savannah Electric 6.00% Series Preferred Stock will be converted into the right to receive shares of Georgia Power 6 1/8% Series Class A Preferred Stock. You may also consider and vote upon such other matters as may be properly brought before the Savannah Electric special meeting, including any adjournment or postponement of the special meeting. The merger cannot occur unless the holders of two-thirds of the outstanding shares of Savannah Electric 6.00% Series Preferred Stock as of the record date vote in favor of the proposal to approve the merger agreement and the merger.
Record Date for the Special Meeting and Voting Rights
     Only holders of record of Savannah Electric common stock and Savannah Electric 6.00% Series Preferred Stock at the close of business on the record date, ___ ___, 2006, are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, there were 10,844,635 shares of Savannah Electric common stock outstanding, all of which are held by Southern Company. In addition, at the close of business on the record date, there were 1,800,000 shares of Savannah Electric 6.00% Series Preferred Stock outstanding. Each holder of record of Savannah Electric common stock and Savannah Electric 6.00% Series Preferred Stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the special meeting.
     As of the date of this proxy statement/prospectus, no director or officer of Savannah Electric beneficially owns any of the outstanding shares of the Savannah Electric common stock or the Savannah Electric 6.00% Series Preferred Stock. In addition, Savannah Electric is not aware of any holders of more than 5% of the outstanding shares of the Savannah Electric 6.00% Series Preferred Stock.
Quorum; Required Votes; Abstentions and Broker Non-Votes
     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Savannah Electric common stock and a majority of the outstanding shares of Savannah Electric 6.00% Series Preferred Stock entitled to vote at the special meeting is necessary to constitute a quorum. Abstentions and broker non-votes, which are executed proxies returned by a broker holding shares in street name that indicate that the broker has not received voting instructions from the beneficial owner of the shares and does not have discretionary authority to vote the shares with respect to the approval of the merger agreement and the merger, will be counted for purposes of determining whether a quorum exists.

          Approval of the merger agreement and the merger requires:
•	the affirmative vote of the holders of two-thirds of the outstanding shares of Savannah Electric 6.00% Series Preferred Stock; and

•	the affirmative vote of Southern Company, as the sole common shareholder of Savannah Electric, representing a majority of the outstanding shares of Savannah Electric common stock and Savannah Electric 6.00% Series Preferred Stock, together as a single class.
          The failure to instruct your broker or any nominee who holds shares of the Savannah Electric 6.00% Series Preferred Stock on your behalf as to how you wish to vote with respect to the merger will have the same effect as a vote “AGAINST” the approval of the merger agreement and the merger. Abstentions will have the same effect as a vote “AGAINST” the approval of the merger agreement and the merger.
Proxies; Solicitation of Proxies
          Cede & Co., the nominee of The Depository Trust Company, or DTC, as the record holder of the shares of Savannah Electric 6.00% Series Preferred Stock, will deliver an omnibus proxy to Savannah Electric reflecting the votes of all shares for which voting instructions were received. You must direct your broker or other nominee as to how to vote your shares. Your broker or other nominee will vote your shares only if you provide directions stating how to vote by following the instructions provided to you by such broker or other nominee.
          Savannah Electric is not aware of any matter other than approval of the merger agreement and the merger that will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters.
          In addition to this mailing, proxies may be solicited by directors, officers or employees of Savannah Electric in person or by telephone or electronic transmission. None of the directors, officers or employees will be directly compensated for such services. In addition, Savannah Electric has hired ___ to assist us in soliciting proxies, which it may solicit by telephone or in person. Savannah Electric anticipates paying ___ a fee of $___, plus expenses. Savannah Electric will also reimburse the expenses of brokers, nominees and fiduciaries who send proxies and proxy materials to its shareholders.
          Savannah Electric will bear all costs of the solicitation of proxies from holders of Savannah Electric 6.00% Series Preferred Stock.
Revocation of Proxies
     Prior to the special meeting, DTC, as the record holder of the shares of Savannah Electric 6.00% Series Preferred Stock, will deliver an omnibus proxy reflecting the votes of all shares for which it has received voting instructions. If you wish to change or revoke your vote prior to your shares being voted at the special meeting, you must contact the broker or other nominee who holds shares of Savannah Electric 6.00% Series Preferred Stock on your behalf to determine how to change or revoke your vote.
Adjournments or Postponements
     Although it is not expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies or for other reasons as determined by Savannah Electric’s board of directors. Any adjournment or postponement may be made without notice, including by an announcement made at the special meeting, with the approval of the holders of a majority of the aggregate voting power represented by the outstanding shares of Savannah Electric common stock and Savannah Electric 6.00% Series Preferred Stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. Any shares represented by DTC’s proxy will be voted in favor of an adjournment or postponement in these circumstances unless DTC’s proxy directs otherwise. If the special meeting is adjourned or postponed for the purpose of soliciting additional proxies or for other reasons, holders of Savannah Electric 6.00% Series Preferred Stock whose shares are already represented by a proxy may revoke them at any time prior to their use. If you wish to revoke your proxy, you should contact your broker or other nominee for instructions.

THE MERGER
     The descriptions of the terms and conditions of the merger and the merger agreement in this proxy statement/prospectus are qualified in their entirety by reference to the copy of the merger agreement attached as Annex A to this proxy statement/prospectus, and incorporated herein by reference, and to the exhibits to the registration statement, of which this proxy statement/prospectus is a part.
Background of and Reasons for the Merger
     Georgia Power and Savannah Electric are subsidiaries of Southern Company. Both companies operate as franchised electric utilities serving designated service territories within the State of Georgia. Both companies are subject to regulation by the Georgia PSC.
     Given the common ownership of the companies and the similarities in the operations and regulation of the companies, management of Southern Company, Georgia Power and Savannah Electric have from time to time considered the potential benefits of combining the operations and corporate functions of Georgia Power and Savannah Electric. Over the years, the companies have undertaken several studies to consider the potential benefits of combining the companies. These studies never progressed beyond a preliminary analysis of a potential transaction, and the companies have continued their separate operations.
     As the companies have continued to operate separately, a number of developments in recent years have, and are expected to continue to, increase the companies’ costs of operations. These developments include increasing fuel costs, increasing operational expenses (including corporate compliance costs) and increasing environmental compliance costs. In particular:
•	Despite a 13.7% increase in Savannah Electric’s fuel cost recovery rates in November 2004 and an additional 13.3% increase effective December 1, 2005, Savannah Electric’s deferred fuel cost recovery balance has continued to grow as market fuel prices remain at or near record levels. As an independent company, recovery of these costs would require significant additional rate increases for Savannah Electric customers.

•	As separate reporting companies under the Exchange Act, each of Georgia Power and Savannah Electric are incurring substantial compliance costs with respect to accounting and financial reporting matters in connection with the rules and regulations adopted under the Sarbanes-Oxley Act of 2002. With the implementation of the internal control reporting requirements of Section 404 of Sarbanes-Oxley, the companies expect increasing compliance costs in the future.

•	Georgia Power and Savannah Electric have incurred and will continue to incur significant capital expenditures to comply with existing and future environmental regulations. Given Savannah Electric’s smaller customer base, it will become increasingly more difficult for Savannah Electric to operate its two power plants in a cost-effective manner.
     In light of these and other factors, in May 2005, senior management of Southern Company, Georgia Power and Savannah Electric authorized a study to consider whether a combination of Georgia Power and Savannah Electric would allow the companies to better address the growing challenges in their businesses. On May 24, 2005, A.R. James, then President and Chief Executive Officer of Savannah Electric, issued a letter to the employees of Savannah Electric to announce that the companies were in the process of analyzing a potential combination of Georgia Power and Savannah Electric.
     Throughout the summer and fall of 2005, the companies conducted a thorough financial and regulatory analysis of a potential merger of Georgia Power and Savannah Electric. The results of the study led management to conclude that a combination of the two similarly situated companies would result in substantial benefits to the companies, their respective shareholders and their respective customers. Anticipated benefits include:

•	Savannah Electric Fuel Cost Recovery: Since Savannah Electric has an increasing reliance on natural gas-fired generating units, the increasing costs of natural gas have a significant impact on Savannah Electric’s fuel costs. The combined company would have a balanced and cost-efficient generating fleet, consisting of coal-fired, nuclear, hydroelectric and natural gas-fired generating units. In addition, as fuel cost recovery would be spread over a broader customer base, management believes the combination would result in significantly reduced fuel cost recovery rates for existing Savannah Electric customers, with minimal impact on existing Georgia Power customers.

•	Operational Cost Efficiencies through Combined Corporate Functions: While the combined company plans to maintain a coastal regional office consisting primarily of current Savannah Electric employees, management expects that the merger will allow the consolidation of many duplicative corporate functions, including executive, accounting and finance, legal, supply chain management, corporate services, human resources, economic development and regulatory affairs and corporate communications. Further, significant accounting and financial reporting expenses of Savannah Electric are expected to be eliminated as Savannah Electric would no longer be a separate reporting entity under the Exchange Act.

•	Broadened Customer Base for Environmental Cost Recovery: Management believes that without the merger, the rate of economic growth in the Savannah region would begin to slow due to high energy costs. Management further believes the merger will allow the Savannah region to continue as one of the fastest growing areas of the state. Over the next decade, as both Georgia Power and Savannah Electric incur significant capital expenditures, including expenditures related to environmental controls, the merger is expected to lessen the rate impact to current customers as the environmental recovery costs are spread over a larger customer base.
     Throughout the summer and fall of 2005, senior management of Georgia Power and Savannah Electric continued to discuss terms of a potential merger of the companies, including a proposed organizational structure for the combined company.
     On December 2, 2005, David M. Ratcliffe, President and Chief Executive Officer of Southern Company, met with senior officers of Georgia Power and Savannah Electric and discussed proposed terms of a merger. Following the meeting, management of Georgia Power and Savannah Electric continued to work towards finalizing the terms of the proposed merger, including an organizational structure and a draft merger agreement.
     On December 12, 2005, at a regularly scheduled meeting, the board of directors of Southern Company considered the proposed terms of a merger of Georgia Power and Savannah Electric. The board of directors considered a financial and regulatory analysis of the merger presented by members of management. In addition, internal legal counsel also presented a discussion of certain legal aspects of the merger and the merger agreement. Following a thorough discussion of the proposed merger, the board of directors of Southern Company unanimously approved the proposed merger.
     On December 13, 2005, special meetings of the boards of directors of Georgia Power and Savannah Electric were held to consider the proposed merger. At the respective meetings, each board considered a financial and regulatory analysis of the proposed merger as presented by members of management. In addition, legal counsel discussed legal aspects of the merger and the merger agreement. After thorough discussions and after considering the financial, regulatory and legal analysis of the merger, the anticipated costs and benefits of the merger, information concerning the business, financial condition, results and operations and prospects of the companies and other factors, each of the boards of directors of Georgia Power and Savannah Electric unanimously approved the merger and the merger agreement.
     The definitive merger agreement was executed on December 13, 2005 following the meetings of the boards of directors of Georgia Power and Savannah Electric.
     The foregoing discussion of the information and factors considered by the boards of directors of Southern Company, Georgia Power and Savannah Electric is not intended to be exhaustive. None of the boards of directors of Southern Company, Georgia Power or Savannah Electric assigned any relative or specific weights to the foregoing factors, and individual directors may have given different weights to different factors. Each of the boards of directors of Southern Company, Georgia Power and Savannah Electric made its respective determination regarding the merger based on the collective conclusion reached by its members, in light of factors each of them considered appropriate, that the merger is in the best interests of their respective companies, shareholders and customers.
Recommendation of the Board
     Savannah Electric’s board of directors has unanimously approved the merger agreement, has unanimously determined that the merger agreement and the merger are advisable and in the best interests of Savannah Electric and its shareholders and unanimously recommends that Savannah Electric shareholders vote “FOR” approval of the merger agreement and the merger.
Merger Consideration
     At the effective time of the merger, each outstanding share of Savannah Electric 6.00% Series Preferred Stock will be converted into the right to receive one share of Georgia Power 6 1/8% Series Class A Preferred Stock. A summary of the terms and conditions of the Georgia Power 6 1/8% Series Class A Preferred Stock is included on page ___ under the heading “Description of the Georgia Power 6 1/8% Series Class A Preferred Stock” and a comparison of the rights of holders of the Savannah Electric 6.00% Series Preferred Stock and holders of the Georgia Power 6 1/8% Series Class A Preferred Stock is included on page ___ under the heading “Comparison of Rights of Holders of Georgia Power 6 1/8% Series Class A Preferred Stock and Savannah Electric 6.00% Series Preferred Stock.”
     In addition, at the effective time of the merger, all of the outstanding shares of Savannah Electric common stock, which are owned by Southern Company, will be converted into 1,500,000 shares of Georgia Power common stock. Following the merger, Southern Company will continue to own all of the outstanding shares of common stock of Georgia Power.
No Fairness Opinion
     While Georgia Power consulted with outside financial advisors in structuring the terms of the Georgia Power 6 1/8% Series Class A Preferred Stock, neither Georgia Power nor Savannah Electric obtained an opinion from an investment banking firm with respect to the fairness from a financial point of view of the consideration to be received by the holders of the Savannah Electric 6.00% Series Preferred Stock in the merger.
Payment of Dividends
     Immediately prior to the effective time of the merger, Savannah Electric will pay any accrued dividends on the Savannah Electric 6.00% Series Preferred Stock to the holders thereof for the period from the last preceding dividend payment date to but excluding the date of the closing of the merger. Dividends on the Georgia Power 6 1/8% Series Class A Preferred Stock will accrue from and after the date of closing of the merger. When, as and if declared by the board of directors of Georgia Power, dividends on the Georgia Power 6 1/8% Series Class A Preferred Stock will be payable quarterly on January 1, April 1, July 1 and October 1 of each year, commencing on the first such date following completion of the merger, which is expected to be ___1, 2006. Dividends on the Georgia Power 6 1/8% Series Class A Preferred Stock are non-cumulative and, accordingly, if Georgia Power does not declare a dividend on the shares for a quarterly dividend period, holders of the shares will have no right to receive a dividend for that period, whether or not Georgia Power pays dividends in full or has sufficient funds to pay dividends in the future.
Effective Time of the Merger
     If the merger agreement is approved by the requisite votes of Savannah Electric and Georgia Power shareholders and all other required governmental and other consents and approvals are received, and if the other conditions to the obligations of Georgia Power and Savannah Electric to complete the merger are satisfied or waived, the merger will be consummated and effected on the date and at the time specified in the Certificate of Merger filed with the Secretary of State of Georgia.
     Assuming satisfaction of all of the conditions to the merger, the merger is expected to be made effective by July 2006.

           Either Georgia Power or Savannah Electric may terminate the merger agreement prior to the effective time of the merger under several circumstances. See “— Conditions to the Merger” and “— Amendment, Waiver and Termination of the Merger Agreement” below.
Exchange of Shares
          All of the outstanding shares of Savannah Electric 6.00% Series Preferred Stock have been issued as fully registered securities registered in the name of Cede & Co., the nominee of DTC. The shares of Savannah Electric 6.00% Series Preferred Stock may be traded only by book-entry transfer through DTC. If the merger is completed, you will receive instructions for exchanging your shares of Savannah Electric 6.00% Series Preferred Stock for shares of the Georgia Power 6 1/8% Series Class A Preferred Stock. All of the shares of Georgia Power 6 1/8% Series Class A Preferred Stock will be issued as fully registered securities registered in the name of Cede & Co. Please refer to the information under the heading “Georgia Power 6 1/8% Series Class A Preferred Stock — Book-Entry Only Issuance — The Depository Trust Company” for additional information.
Material Federal Income Tax Consequences
          The following is a summary of the material U.S. federal income tax consequences of the merger to the holders of Savannah Electric 6.00% Series Preferred Stock. This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, and administrative and judicial interpretations of the Code, all as in effect as of the date of this proxy statement/prospectus, and all of which are subject to change, possibly with retroactive effect. This summary is limited to Savannah Electric shareholders who hold their shares as capital assets. This summary does not address all aspects of U.S. federal income taxation that may be relevant to Savannah Electric shareholders in light of their particular circumstances or to Savannah Electric shareholders who are subject to special treatment under U.S. federal income tax law, such as:
•	entities treated as partnerships for U.S. federal income tax purposes or Savannah Electric shareholders who hold their shares through entities treated as partnerships for U.S. federal income tax purposes;

•	certain U.S. expatriates;

•	Savannah Electric shareholders who hold Savannah Electric stock as part of a straddle, appreciated financial position, hedge, synthetic security, conversion transaction or other integrated investment;

•	Savannah Electric shareholders whose functional currency is not the U.S. dollar;

•	Savannah Electric shareholders subject to the U.S. alternative minimum tax;

•	foreign persons and entities;

•	financial institutions;

•	insurance companies;

•	tax-exempt entities;

•	dealers in securities or foreign currencies; and

•	traders in securities that mark-to-market.
          Furthermore, this summary does not address any aspect of state, local or foreign laws, or any federal laws other than those pertaining to income taxation.
          The material U.S. federal income tax consequences of the merger are generally as follows:
•	Classification as a Reorganization. The merger will be treated as a reorganization within the meaning Section 368(a) of the Code.

•	Consequences to Georgia Power and Savannah Electric. Neither Georgia Power nor Savannah Electric will recognize gain or loss as a result of the merger.

•	Consequences to the Savannah Electric Shareholders. Savannah Electric shareholders who exchange Savannah Electric stock for Georgia Power stock pursuant to the merger will not recognize gain or loss.

•	Tax Basis of Georgia Power Stock Received in the Merger. The aggregate tax basis in the Georgia Power stock received by each shareholder in the merger will equal the aggregate tax basis in the Savannah Electric stock surrendered by such shareholder in the merger.

•	Holding Period of Georgia Power Stock Received in the Merger. The holding period for Georgia Power stock received by each shareholder in the merger will include the holding period for the Savannah Electric stock surrendered by such shareholder in the merger.
          The summary of material U.S. federal income tax consequences set forth above is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. Moreover, the summary set forth above does not address tax consequences that may vary with, or are contingent upon, individual circumstances. In addition, the summary set forth above does not address any non-income tax or any foreign, state or local tax consequences of the merger and does not address the tax consequences of any transaction other than the merger.
Management and Operations After the Merger
          Directors and Executive Officers of Savannah Electric. At the effective time of the merger, Savannah Electric will merge with and into Georgia Power. Immediately prior to the effective time of the merger, the directors and officers of Savannah Electric will resign as of the effective time.
          Directors and Executive Officers of Georgia Power. The directors and executive officers of Georgia Power in office at the effective time of the merger will remain in their positions in accordance with Georgia Power’s Bylaws.
Interests of Savannah Electric’s Employees and Directors in the Merger
          Some of Savannah Electric’s employees and directors may be deemed to have interests in the merger. These interests include, among other things, employment arrangements for certain officers of Savannah Electric with Georgia Power or other affiliates of Southern Company following the merger and severance arrangements for certain employees of Savannah Electric.
          A.R. James Employment Arrangements. On December 13, 2005, A.R. James, then President and Chief Executive Officer of Savannah Electric, was elected as Chairman of the board of directors of Savannah Electric and resigned from his position as President and Chief Executive Officer. Mr. James will serve as Chairman of the board of directors of Savannah Electric until February 1, 2006, at which time he will become an Executive Vice President of Southern Company Services, Inc. (“SCS”) and President of the shared services group.
          In addition, SCS will assume Savannah Electric’s obligations under a change in control agreement between Savannah Electric and Mr. James. In the event of a “change in control” as defined in the agreement, Mr. James will be entitled to receive (1) a lump sum payment of three times his annual compensation, (2) up to five years of coverage under group health and life insurance plans, (3) immediate vesting of all stock options previously granted, (4) payment of any accrued long-term and short-term bonuses and dividend equivalents, and (5) payment of any excise tax liability incurred as a result of payments made under the agreement. Under the agreement, a change in control will include (1) an acquisition of at least 20% of Southern Company’s stock, (2) a change in the majority of the members of Southern Company’s board of directors in connection with an actual or threatened change of control, (3) a merger or other business combination that results in Southern Company’s stockholders immediately before the merger owning less than 65% of the voting power after the merger, or (4) a sale of substantially all of the assets of Southern Company.

     W. Craig Barrs Employment Arrangements. On December 13, 2005, W. Craig Barrs was appointed President and Chief Executive Officer of Savannah Electric. Mr. Barrs also is continuing to serve as an officer of Georgia Power. Mr. Barrs will continue to serve as President and Chief Executive Officer of Savannah Electric until the merger is completed. Following the merger, Mr. Barrs is expected to be elected as Vice President of the new coastal region of Georgia Power.
     Other Employment Arrangements. In connection with the merger, certain employees of Savannah Electric may be offered positions with Georgia Power or with other affiliates of Southern Company.
     Severance Arrangements. In connection with the merger, Savannah Electric plans to offer voluntary and involuntary severance arrangements to a number of employees of Savannah Electric.
Conditions to the Merger
     The obligations of Georgia Power and Savannah Electric to complete the merger are subject to the satisfaction or waiver (to the extent permitted) of several conditions, including:
•	Southern Company, the sole shareholder of Georgia Power, must have approved the merger agreement and the consummation of the merger;

•	the Savannah Electric shareholders must have approved the merger agreement and the consummation of the merger as and to the extent required under Georgia law and Savannah Electric’s Charter and Bylaws;

•	the required regulatory approvals described under “Regulatory Matters” below must have been obtained, must remain in full force and effect, must not have been revoked and must be legally sufficient to authorize the transactions contemplated by the merger agreement; and

•	the shares of Georgia Power 6 1/8% Series Class A Preferred Stock issuable under the merger agreement must have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.
     No assurances can be provided as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, the parties know of no reason to believe that any of the conditions set forth above will not be satisfied.
     The conditions to consummation of the merger may be waived, in whole or in part, to the extent permissible under law, without the further approval of holders of Savannah Electric 6.00% Series Preferred Stock.
Regulatory Matters
     To complete the merger, Georgia Power and Savannah Electric must obtain approvals or consents from, or make filings with, a number of federal and state regulatory authorities. The material federal and state approvals, consents and filings are described below. Georgia Power and Savannah Electric are not currently aware of any other material governmental consents, approvals or filings that are required prior to completion of the merger. If additional approvals, consents and filings are required to complete the merger, Georgia Power and Savannah Electric contemplate that such consents, approvals and filings will be sought or made.
     Georgia Power and Savannah Electric will seek to complete the merger by July 2006. Although Georgia Power and Savannah Electric believe they will receive the required consents and approvals described below to complete the merger, there can be no assurance as to the timing of these consents and approvals or as to Georgia Power’s and Savannah Electric’s ability to obtain such consents or approvals (or any additional consents or approvals which may otherwise become necessary) or that such consents or approvals will be obtained on terms and subject to conditions satisfactory to Georgia Power and Savannah Electric.

     Georgia PSC. While the Georgia PSC does not have specific approval authority over the merger of electric utilities, Georgia Power and Savannah Electric will file an application with the Georgia PSC with respect to certain approvals that will be necessary to effectively complete the merger. In particular, Georgia Power and Savannah Electric plan to seek the approval of the Georgia PSC with respect to the following matters:
•	the transfer of Savannah Electric’s generating facilities and certification of the generating facilities as Georgia Power assets;

•	amendments to Georgia Power’s Integrated Resource Plan to add the current Savannah Electric’s customers and generating facilities;

•	the transfer of Savannah Electric’s assigned service territory to Georgia Power;

•	adoption of Georgia Power’s service rules and regulations to the current Savannah Electric customers;

•	new fuel rate and base rate schedules that would apply to Georgia Power’s sale of electricity to the current Savannah Electric customers; and

•	the issuance of additional shares of Georgia Power common stock to Southern Company in exchange for Southern Company’s shares of Savannah Electric common stock.
     Georgia Power plans to ask the Georgia PSC to better align the rates for Savannah Electric’s customers to those of Georgia Power. Currently, Savannah Electric customers pay slightly lower base rates and significantly higher fuel rates than Georgia Power customers. The overall effect is that Savannah Electric customers pay substantially higher overall costs for electricity. In order to better align rates, Savannah Electric and Georgia Power plan to jointly file a fuel case in March 2006 that would seek approval of a fuel cost recovery rate based upon future fuel cost projections for the combined generating fleet. The new fuel cost recovery rate would be paid by all Georgia Power customers following the merger, including the existing Savannah Electric customers. In addition, Georgia Power plans to seek approval of a “merger transition charge” that would be used to adjust Savannah Electric’s existing base rates to more closely match the existing base rates for Georgia Power. The merger transition charge would remain in effect until Georgia Power files it next base rate case in 2007 that would be effective on January 1, 2008.
     Federal Power Act. Section 203 of the Federal Power Act provides that no public utility may sell or otherwise dispose of its jurisdictional facilities, directly or indirectly merge or consolidate its jurisdictional facilities with those of any other person, or acquire any security of any other public utility without first having obtained authorization from the FERC. Because Georgia Power and Savannah Electric own “jurisdictional facilities” under the Federal Power Act, the approval of the FERC under Section 203 is required before Georgia Power and Savannah Electric may complete the merger. Section 203 provides that the FERC is required to grant its approval if the merger is found to be consistent with the public interest.
     The FERC stated in its 1996 Merger Policy Statement that, in analyzing a merger under Section 203, it will evaluate the following criteria: (1) the effect of the merger on competition in electric power markets; (2) the effect of the merger on the applicants’ wholesale rates; and (3) the effect of the merger on state and federal regulation of the applicants.
     In light of the existing affiliation of the companies as subsidiaries of Southern Company and based on FERC precedent, Georgia Power and Savannah Electric believe the merger should satisfy FERC’s merger guidelines. However, there can be no guarantee that FERC will agree with their position or that FERC will not change its analytical framework in a manner adverse to Georgia Power and Savannah Electric.
     The companies plan to file an application with the FERC under Section 203 in early 2006.
     Federal Communications Commission. Under the provisions of the Communications Act of 1934, as amended by the Telecommunications Act of 1996, an entity holding licenses for the provision of telecommunications services must obtain the approval of the FCC before the transfer of control or assignment of those licenses. Savannah Electric holds certain FCC licenses for the provision of telecommunication services in the United States and, thus, must obtain prior FCC approval to assign or transfer control of those licenses. FCC approval for Savannah Electric’s license transfers to Georgia Power would ordinarily be expected to be obtained within 30 days from the date of filing of the applications unless significant public interest concerns are raised by outside parties.
Amendment, Waiver and Termination of the Merger Agreement
     To the extent permitted by law, Georgia Power and Savannah Electric, with the approval of their respective boards of directors, may amend the merger agreement by written agreement at any time without the approval of shareholders. However, after the approval of the merger by the shareholders of Georgia Power or Savannah Electric, no amendment may change any of the principal terms of the merger agreement without the further approval of such shareholders.
     Prior to or at the effective time of the merger, either Georgia Power or Savannah Electric may waive any default in the performance of any term of the merger agreement by the other party, may waive or extend the time for fulfillment by the other party of any of its obligations under the merger agreement and may waive any of the conditions precedent to the obligations of such party under the merger agreement, except any condition that, if not satisfied, would result in violation of applicable law.
     The merger agreement may be terminated, and the merger abandoned, at any time prior to its effective time, by mutual consent of Georgia Power’s and Savannah Electric’s boards of directors.
Expenses and Fees
     All expenses incurred in the merger will be paid by the party incurring such expenses, except that the printing and mailing costs associated with the delivery of the proxy statement/prospectus to you will be shared between Georgia Power and Savannah Electric. Neither Georgia Power nor Savannah Electric will be responsible for paying a termination fee in the event the merger agreement is terminated.
Accounting Treatment
     The accounting treatment for the merger will be similar to the pooling method. All assets, liabilities and stockholders’ equity of Savannah Electric will be recorded in the accounts of Georgia Power at their carrying amounts on the date of the transfer. Georgia Power’s financial statements will report results of operations and cash flows as though the transaction had occurred at the beginning of the first financial statement period presented. The effects of intercompany transactions will be eliminated.
Resales of Georgia Power 6 1/8% Series Class A Preferred Stock
     All shares of Georgia Power 6 1/8% Series Class A Preferred Stock received by holders of Savannah Electric 6.00% Series Preferred Stock in the merger will be freely transferable under the federal securities laws, except for shares received by persons who are deemed to be “affiliates” of Savannah Electric prior to the completion of the merger. These shares may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act of 1933 (or Rule 144 in the case of persons who become affiliates of Georgia Power) or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of Georgia Power or Savannah Electric generally include individuals or entities that control, are controlled by, or are under common control with, such parties.
Dissenters’ Rights
     Under Georgia law, holders of Savannah Electric 6.00% Series Preferred Stock do not have dissenters’ rights with respect to the merger because the Savannah Electric 6.00% Series Preferred Stock is listed on the New York Stock Exchange and it is a condition to the merger that the Georgia Power 6 1/8% Series Class A Preferred Stock will be listed on the New York Stock Exchange.

INFORMATION ABOUT GEORGIA POWER
General
     Georgia Power is a wholly-owned subsidiary of Southern Company. Georgia Power was incorporated under the laws of the State of Georgia on June 26, 1930. It is engaged in the generation and purchase of electric energy and the transmission, distribution and sale of such energy within the State of Georgia at retail in over 600 communities (including Athens, Atlanta, Augusta, Columbus, Macon, Rome and Valdosta), as well as in rural areas, and at wholesale currently to 39 electric cooperative associations through Oglethorpe Power Corporation, a corporate cooperative of electric membership corporations in Georgia, and to 50 municipalities, 48 of which are served through the Municipal Electric Authority of Georgia, a public corporation and an instrumentality of the State of Georgia. Georgia Power and one of its affiliates, Alabama Power Company (“Alabama Power”), each owns 50% of the common stock of Southern Electric Generating Company (“SEGCO”). SEGCO owns electric generating units near Wilsonville, Alabama. The principal executive offices of Georgia Power are located at 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308-3374, and the telephone number is (404) 506-6526.
     See “Where You Can Find More Information” on page ___ for additional information regarding the business of Georgia Power.
Recent Developments
     On December 14, 2005, Georgia Power issued a notice of redemption to the holders of all of the outstanding shares of Georgia Power Preferred Stock, at a redemption price of $107 per share, plus accrued and unpaid dividends. The redemption is scheduled to occur on January 17, 2006.
INFORMATION ABOUT SAVANNAH ELECTRIC
Business
General
     Savannah Electric is a wholly-owned subsidiary of Southern Company. Savannah Electric is engaged in the generation and purchase of electricity and the distribution and sale of electricity at retail and, as a member of the Southern Company electric system power pool, the transmission and sale of wholesale energy. Savannah Electric has approximately 143,000 customers in a five-county area in Eastern Georgia containing approximately 2,000 square miles, including the City of Savannah and its environs, most of Chatham County, most of Effingham County and portions of Bryan, Bulloch and Screven Counties. Savannah Electric’s service area has a population of approximately 320,000 with approximately 93% located in metropolitan Savannah. The City of Savannah is one of the largest general cargo ports, and a leading foreign trade port, on the Southeast U.S. Atlantic coast.
     Savannah Electric was incorporated under the laws of the State of Georgia on August 5, 1921. The principal executive offices of Savannah Electric are located at 600 Bay Street, East, Savannah, Georgia 31401, and the telephone number is (912) 644-7171.
     Savannah Electric’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports are made available on Southern Company’s website, free of charge, as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission (“SEC”). Southern Company’s internet address is http://www.southerncompany.com.
Southern Company System
     Southern Company is a registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended (“PUHCA”). Southern Company owns all the outstanding common stock of Alabama Power, Georgia Power, Gulf Power Company (“Gulf Power”), Mississippi Power Company (“Mississippi Power”) and Savannah Electric (the “retail operating companies”), each of which is an operating public utility company.

     In addition, Southern Company owns all of the common stock of Southern Power Company (“Southern Power”), which also is an operating public utility company. Southern Power constructs, owns and manages Southern Company’s competitive generation assets and sells electricity at market-based rates in the wholesale market.
     The transmission facilities of Savannah Electric are connected to its own generating plants and other sources of power and are interconnected with the transmission facilities of the other retail operating companies and SEGCO, an operating public utility owned by Alabama Power and Georgia Power, by means of heavy-duty high voltage lines.
     Operating contracts covering arrangements in effect with principal neighboring utility systems provide for capacity exchanges, capacity purchases and sales, transfers of economy energy and other similar transactions. Additionally, Savannah Electric and the other retail operating companies have entered into voluntary reliability agreements with the subsidiaries of Entergy Corporation, Florida Electric Power Coordinating Group and TVA and with Carolina Power & Light Company, Duke Energy Corporation, South Carolina Electric & Gas Company and Virginia Electric and Power Company, each of which provides for the establishment and periodic review of principles and procedures for planning and operation of generation and transmission facilities, maintenance schedules, load retention programs, emergency operations and other matters affecting the reliability of bulk power supply. Savannah Electric and the other retail operating companies have joined with other utilities in the Southeast (including those referred to above) to form the Southeastern Electric Reliability Council (“SERC”) to augment further the reliability and adequacy of bulk power supply. Through the SERC, Savannah Electric and the other retail operating companies are represented on the National Electric Reliability Council.
     An intra-system interchange agreement provides for coordinating operations of the power producing facilities of Savannah Electric, the other retail operating companies and Southern Power and the capacities available to such companies from non-affiliated sources and for the pooling of surplus energy available for interchange. Coordinated operation of the entire interconnected system is conducted through a central power supply coordination office maintained by SCS, the system service company. The available sources of energy are allocated to the retail operating companies and Southern Power to provide the most economical sources of power consistent with reliable operation. The resulting benefits and savings are apportioned among each of the companies.
     SCS has contracted with Southern Company, each retail operating company, Southern Power and other Southern Company subsidiaries to furnish, at direct or allocated cost and upon request, the following services: general and design engineering, purchasing, accounting and statistical analysis, finance and treasury, tax, information resources, marketing, auditing, insurance and pension administration, human resources, systems and procedures and other services with respect to business and operations and power pool transactions.
Construction Program
     Savannah Electric is engaged in a continuous construction program to accommodate existing and estimated future loads on its system. See Note 7 to the audited financial statements herein under “Construction Program” for estimates of future construction expenditures and additional information.
     Also included in such construction expenditure estimates are the estimates for environmental expenditures. See MANAGEMENT’S DISCUSSION AND ANALYSIS – FINANCIAL CONDITION AND LIQUIDITY – “Capital Requirements and Contractual Obligations” herein for additional information on estimated environmental expenditures.
     The construction program is subject to periodic review and revision, and actual construction costs may vary from the above estimates because of numerous factors. These factors include: changes in business conditions; acquisition of additional generating assets; revised load growth estimates; environmental regulations; changes in FERC rules and transmission regulations; increasing cost of construction labor, equipment and materials; and cost of capital. In addition, there can be no assurance that costs related to capital expenditures will be fully recovered.

     Under Georgia law, Savannah Electric is required to file an Integrated Resource Plan (“IRP”) for approval by the Georgia PSC. Under the plan rules, the Georgia PSC must pre-certify the construction of new power plants and new purchased power agreements (“PPAs”). See “Rate Matters – Integrated Resource Planning” herein and Note 3 to the audited financial statements herein under “Plant McIntosh Construction Project” for additional information regarding the acquisition by Georgia Power and Savannah Electric of the Plant McIntosh construction project and the withdrawal of the PPAs with Southern Power for Plant McIntosh’s capacity.
     In connection with the merger, Georgia Power plans to file an application with the Georgia PSC to amend its IRP to add the current Savannah Electric customers and generating assets. See “The Merger — Regulatory Matters.”
Financing Program
     See MANAGEMENT’S DISCUSSION AND ANALYSIS – FINANCIAL CONDITION AND LIQUIDITY herein and Note 6 to the audited financial statements herein for information concerning Savannah Electric’s financing program.
Fuel Supply
     Savannah Electric’s supply of electricity is derived predominantly from coal. The sources of generation for the years 2002 through 2004 are shown below:

	Coal	Gas	Oil
	%	%	%

2002	91	8	1
2003	94	4	2
2004	96	3	1

     The average costs of fuel in cents per net kilowatt-hour generated for 2002 through 2004 are shown below:

2002	2003	2004
2.44	2.38	2.57
     As additional environmental regulations are proposed that impact the utilization of coal, Savannah Electric’s fuel mix will be monitored to ensure that Savannah Electric remains in compliance with applicable laws and regulations. Additionally, Savannah Electric will continue to evaluate the need to purchase additional emission allowances and the timing of capital expenditures for emission control equipment. See MANAGEMENT’S DISCUSSION AND ANALYSIS – FUTURE EARNINGS POTENTIAL – “Environmental Statutes and Regulations” herein for information on the Clean Air Act Amendments of 1990 (the “Clean Air Act”).
     Savannah Electric also has long-term agreements in place for its natural gas burn requirements. In addition to gas supply, Savannah Electric has contracts in place for both firm gas transportation and storage. Management believes that these contracts provide sufficient natural gas supplies, transportation and storage to ensure normal operations of Savannah Electric’s natural gas generating units.
     Changes in fuel prices to Savannah Electric are reflected in fuel adjustment clauses contained in Savannah Electric’s rate schedules. See “Rate Matters — Rate Structure” herein for additional information.
Territory Served by Savannah Electric
     Savannah Electric is engaged, within a five-county area in eastern Georgia, in the generation and purchase of electricity and the distribution and sale of such electricity at retail.
     Through the Southern Company system power pool, Savannah Electric is also engaged in the transmission and sale of wholesale energy.
     For information relating to kilowatt-hour sales by classification for Savannah Electric, see MANAGEMENT’S DISCUSSION AND ANALYSIS – RESULTS OF OPERATIONS herein.

     The retail service rights of all electric suppliers in the State of Georgia are regulated by the 1973 State Territorial Electric Service Act. Pursuant to the provisions of this Act, all areas within existing municipal limits were assigned to the primary electric supplier therein (451 municipalities, including Atlanta, Columbus, Macon, Augusta, Athens, Rome and Valdosta, to Georgia Power; 115 to electric cooperatives; and 50 to publicly-owned systems). Areas outside of such municipal limits were either to be assigned or to be declared open for customer choice of supplier by action of the Georgia PSC pursuant to standards set forth in such Act. Consistent with such standards, the Georgia PSC has assigned substantially all of the land area in the state to a supplier. Notwithstanding such assignments, the Act provides that any new customer locating outside of 1973 municipal limits and having a connected load of at least 900 kilowatts may receive electric service from the supplier of its choice. See “Competition” herein for additional information.
     Under and subject to the provisions of its franchises and concessions and the 1973 State Territorial Electric Service Act, Savannah Electric has the full but nonexclusive right to serve the City of Savannah, the Towns of Bloomingdale, Pooler, Garden City, Guyton, Newington, Oliver, Port Wentworth, Rincon, Tybee Island, Springfield, Thunderbolt and Vernonburg and, in conjunction with a secondary supplier, the Town of Richmond Hill. In addition, Savannah Electric has been assigned certain unincorporated areas in Chatham, Effingham, Bryan, Bulloch and Screven Counties by the Georgia PSC. See “Competition” herein for additional information.
Competition
     The electric utility industry in the United States is continuing to evolve as a result of regulatory and competitive factors. Among the early primary agents of change was the Energy Act Policy Act of 1992. The Energy Act Policy Act of 1992 allowed independent power producers to access a utility’s transmission network in order to sell electricity to other utilities.
     During 2004, Savannah Electric purchased energy from six customer-owned generating facilities. Five of the six provide only excess energy to Savannah Electric and are paid Savannah Electric’s avoided energy cost. These five customers make no capacity commitment and are not dispatched by Savannah Electric. Savannah Electric does have a contract for five megawatts of dispatchable capacity and energy with one customer. During 2004, Savannah Electric purchased a total of 34 million kilowatt-hours from the six suppliers at a cost of approximately $1.3 million.
     The competition for retail energy sales among competing suppliers of energy is influenced by various factors, including price, availability, technological advancements and reliability. These factors are, in turn, affected by, among other influences, regulatory, political and environmental considerations, taxation and supply.
     Savannah Electric has experienced, and expects to continue to experience, competition in its retail service territory in varying degrees as the result of self-generation (as described above) and fuel switching by customers and other factors. See also “Territory Served by Savannah Electric” above for additional information concerning suppliers of electricity operating within or near the areas served at retail by Savannah Electric.
Regulation
Georgia PSC
     Savannah Electric is subject to the jurisdiction of the Georgia PSC, which has broad powers of supervision and regulation over public utilities operating in the state of Georgia, including its rates, service regulations, sales of securities and, in part, retail service territories. See “Territory Served by Savannah Electric” above and “Rate Matters” below for additional information.
Public Utility Holding Company Act of 1935
     Southern Company is registered as a holding company under the PUHCA, and it and its subsidiary companies, including Savannah Electric, are subject to the regulatory provisions of PUHCA, including provisions relating to the issuance of securities, sales and acquisitions of securities and utility assets, services performed by SCS and the activities of certain of Southern Company’s other subsidiaries.

     In July 2005, the U.S. Congress passed the Energy Policy Act of 2005 (“Energy Act”), which President Bush signed into law in August 2005. Among other things, the Energy Act includes various tax subsidies for electric utilities and provisions repealing the PUHCA effective February 8, 2006. The Energy Act also amends federal energy laws and provides the FERC with new oversight responsibilities for the electric utility industry. The implementation of the Energy Act requires proceedings at the state level and the development of regulations by the FERC, as well as other federal agencies.
Federal Power Act
     The Federal Power Act subjects Savannah Electric to regulation by the FERC as a company engaged in the transmission or sale at wholesale of electric energy in interstate commerce, including regulation of accounting policies and practices.
FERC Matters
     See MANAGEMENT’S DISCUSSION AND ANALYSIS – FUTURE EARNINGS POTENTIAL – “FERC and Georgia PSC Matters” herein for information on matters regarding the FERC.
Environmental Statutes and Regulations
     Savannah Electric’s operations are subject to extensive regulation by state and federal environmental agencies under a variety of statutes and regulations governing environmental media, including air, water and land resources. Compliance with these environmental requirements involves significant costs, a major portion of which is expected to be recovered through existing ratemaking provisions. There is no assurance, however, that all such costs will, in fact, be recovered.
     Compliance with the federal Clean Air Act and resulting regulations has been, and will continue to be, a significant focus for Savannah Electric. See MANAGEMENT’S DISCUSSION AND ANALYSIS – FUTURE EARNINGS POTENTIAL – “Environmental Matters” herein for additional information about the Clean Air Act and other environmental issues, including the litigation brought under the New Source Review provisions of the Clean Air Act.
     Savannah Electric is unable to predict at this time what additional steps it may be required to take as a result of the implementation of existing or future quality control requirements for air, water and hazardous or toxic materials, but such steps could adversely affect system operations and result in substantial additional costs.
Rate Structure
     The rates and service regulations of Savannah Electric are uniform for each class of service throughout its service area. Rates for residential electric service are generally of the block type based upon kilowatt-hours used and include minimum charges.
     Residential and other rates contain separate customer charges. Rates for commercial service are presently of the block type and, for large customers, the billing demand is generally used to determine capacity and minimum bill charges. These large customers’ rates are generally based upon usage by the customer and include rates with special features to encourage off-peak usage. Additionally, Savannah Electric is allowed by the Georgia PSC to negotiate the terms and compensation of service to large customers. Such terms and compensation of service, however, are subject to final Georgia PSC approval. Savannah Electric is allowed by state law to recover fuel and net purchased energy costs through fuel cost recovery provisions which are adjusted to reflect increases or decreases in such costs as needed. Revenues are adjusted for differences between recoverable costs and amounts actually recovered in current rates.
     See MANAGEMENT’S DISCUSSION AND ANALYSIS – FUTURE EARNINGS POTENTIAL below and Note 3 to the audited financial statements herein for a discussion of rate matters.

Integrated Resource Planning
     Georgia Power and Savannah Electric must file IRPs with the Georgia PSC that specify how each intends to meet the future electrical needs of its customers through a combination of demand-side and supply-side resources. The Georgia PSC must certify these new resources. Once certified, all prudently incurred constructions costs and purchase power costs will be recoverable through rates.
     On January 30, 2004, Georgia Power and Savannah Electric filed the 2004 IRP with the Georgia PSC and received Georgia PSC approval of the 2004 IRP on July 9, 2004. Georgia Power and Savannah Electric issued an RFP in July 2005 for approximately 1,000 megawatts to meet their future supply-side capacity needs for 2009 and beyond. Additionally, Georgia Power and Savannah Electric will each continue a residential load management program which was certified by the Georgia PSC for up to 40 megawatts of equivalent supply-side capacity.
     In connection with the merger, Georgia Power plans to file an application with the Georgia PSC to amend its IRP to add the current Savannah Electric customers and generating assets. See “The Merger—Regulatory Matters.”
     In May 2004, the Georgia PSC ordered Georgia Power and Savannah Electric to purchase the McIntosh combined cycle generating facility from Southern Power and place it into their respective rate bases. The McIntosh resource was previously certified as a PPA by the Georgia PSC in the 2002 supply-side certification. The McIntosh units will produce a combined 1,240 megawatts of which Georgia Power’s portion is 1,040 megawatts and Savannah Electric’s portion is 200 megawatts. The units were placed in service in June 2005. See Note 3 to the audited financial statements herein under “Plant McIntosh Construction Project” for additional information.
Employee Relations
     Savannah Electric had 563 employees on its payroll at December 31, 2004.
     Savannah Electric has three-year labor agreements with the International Brotherhood of Electrical Workers and the Office and Professional Employees International Union that expire April 15, 2006 and December 1, 2006, respectively.
Properties
     At December 31, 2004, Savannah Electric owned and/or operated the generating stations shown in the table below.

		Nameplate
Generating Station	Location	Capacity (1)

		(Kilowatts)
FOSSIL STEAM
McIntosh	Effingham County, GA	163,117
Kraft	Port Wentworth, GA	281,136
Riverside	Savannah, GA	79,778

Total		524,031

COMBUSTION TURBINES
Boulevard	Savannah, GA	59,100
Kraft	Port Wentworth, GA	22,000
McIntosh 5&6	Effingham County, GA	160,000

Total		241,100

     Savannah Electric’s interests in the principal plants (other than certain pollution control facilities) and other important units of Savannah Electric are owned in fee by Savannah Electric, subject only to the liens of the first mortgage indenture of Savannah Electric and to excepted encumbrances as defined therein. See Note 6 to the audited financial statements herein under “Assets Subject to Lien” for additional information. Properties such as electric transmission and distribution lines are constructed principally on rights-of-way which are maintained under franchise or are held by easement only. It is the opinion of management of Savannah Electric that its operating properties are adequately maintained and are substantially in good operating condition. See MANAGEMENT’S

DISCUSSION AND ANALYSIS – FUTURE EARNINGS POTENTIAL – “Other Matters” for information on the retirement of Units 4 and 5 of Plant Riverside on May 31, 2005.
Legal Proceedings
New Source Review
     In November 1999, the Environmental Protection Agency (“EPA”) brought a civil action in the U.S. District Court for the Northern District of Georgia against Alabama Power and Georgia Power, alleging violations of the New Source Review (“NSR”) provisions of the Clean Air Act and related state laws at five coal-fired generating facilities. The EPA concurrently issued a notice of violation to Savannah Electric’s Plant Kraft. In early 2000, the EPA filed a motion to amend its complaint to add Savannah Electric as a defendant.
     In March 2001, the U.S. District Court for the Northern District of Georgia granted the EPA’s motion to add Savannah Electric as a defendant. As directed by the court, the EPA refiled an amended complaint against Georgia Power and Savannah Electric. In addition, the EPA refiled its claims against Alabama Power in the U.S. District Court for the Northern District of Alabama. These civil complaints allege violations with respect to eight coal-fired generating facilities in Alabama and Georgia, and they request penalties and injunctive relief, including an order requiring the installation of the best available control technology at the affected units.
     The actions against Alabama Power, Georgia Power and Savannah Electric were effectively stayed in the spring of 2001 during the appeal of a similar NSR enforcement action against the TVA before the U.S. Court of Appeals for the Eleventh Circuit. In June 2003, the Court of Appeals issued its ruling in the TVA case, dismissing the appeal for reasons unrelated to the issues in the cases pending against Alabama Power, Georgia Power and Savannah Electric. In May 2004, the U.S. Supreme Court denied the EPA’s petition for review of the case. In June 2004, the U.S. District Court for the Northern District of Alabama lifted the stay in the action against Alabama Power, placing the case back onto the court’s active docket. On June 3, 2005, the U.S. District Court for the Northern District of Alabama issued its decision in favor of Alabama Power on two primary legal issues in the case: (1) the scope of the routine maintenance repair and replacement exclusion under the New Source Review rules and (2) the proper test for calculating emissions increases under those rules. The court decided that routine maintenance repair and replacement must be defined with reference to what is routine in the industry as opposed to what is routine at an individual unit and emissions increases must be measured against the maximum hourly emission rate. The decision does not resolve the case, nor does it address other legal issues associated with the EPA’s allegations involving Plant Miller Units 3 and 4. In separate orders, the court dismissed Alabama Power’s motion for summary judgment on the Plant Miller claims, stayed the entire case and referred the parties to mediation. Alabama Power may refile its motion for summary judgment if the mediation proves unsuccessful. At this time, no party to the case against Georgia Power and Savannah Electric has sought to reopen that case, which remains administratively closed in the U.S. District Court for the Northern District of Georgia.
     Savannah Electric believes that it complied with applicable laws and the EPA’s regulations and interpretations in effect at the time the work in question took place. The Clean Air Act authorizes maximum civil penalties of $25,000 to $32,500 per day, per violation at each generating unit, depending on the date of the alleged violation. An adverse outcome in this matter could require substantial capital expenditures that cannot be determined at this time and could possibly require payment of substantial penalties. This could affect future results of operations, cash flows and possibly financial condition if such costs are not recovered through regulated rates.
     In December 2002 and October 2003, the EPA issued final revisions to its NSR regulations under the Clean Air Act. The December 2002 revisions included changes to the regulatory exclusions and the methods of calculating emissions increases. The October 2003 regulations clarified the scope of the existing Routine Maintenance, Repair and Replacement exclusion. A coalition of states and environmental organizations filed petitions for review of these revisions with the U.S. Court of Appeals for the District of Columbia Circuit. On June 24, 2005, the U.S. Court of Appeals for the District of Columbia Circuit upheld, in part, the EPA’s December 2002 revisions to its NSR regulations, which included changes to the regulatory exclusions and methods of calculating emissions increases. However, the court vacated portions of those revisions, including those addressing the exclusion of certain pollution control projects. On October 20, 2005, the EPA published a proposed rule clarifying the test for determining when an emissions increase is subject to the NSR requirements. The impact of the proposed rules will depend on adoption of the final rules by the EPA and the individual state implementation of such rules, as well as the outcome of any additional legal challenges, and, therefore, cannot be determined at this time.

Right of Way Litigation
     In late 2001, certain subsidiaries of Southern Company, including Savannah Electric, were named as defendants in a lawsuit brought by a telecommunications company that uses certain of the defendants’ rights of way. This lawsuit alleges, among other things, that the defendants are contractually obligated to indemnify, defend and hold harmless the telecommunications company from any liability that may be assessed against it in pending and future right of way litigation. Savannah Electric believes that the plaintiff’s claims are without merit. In the fall of 2004, the trial court stayed the case until resolution of an underlying landowner litigation involving Southern Company and certain of its subsidiaries. On January 12, 2005, the Georgia Court of Appeals dismissed the telecommunications company’s appeal of the trial court’s order for lack of jurisdiction. An adverse outcome in this case could result in a substantial judgment; however, the final outcome of this matter cannot now be determined.
Beneficial Ownership of Savannah Electric Voting Securities
     As of the date of this proxy statement/prospectus, Southern Company is the beneficial owner of 10,844,635 shares of the Savannah Electric common stock, which represents 100% of the outstanding shares of Savannah Electric common stock. Southern Company’s principal business address is 30 Ivan Allen, Jr. Boulevard, Atlanta, Georgia 30308.
     As of the date of this proxy statement/prospectus, none of the directors or executive officers of Savannah Electric own any of the outstanding shares of Savannah Electric common stock or Savannah Electric 6.00% Series Preferred Stock. Savannah Electric is not aware of any beneficial owner of 5% or more of the outstanding Savannah Electric 6.00% Series Preferred Stock.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF SAVANNAH ELECTRIC
OVERVIEW
Business Activities
     Savannah Electric operates as a vertically integrated utility providing electricity to retail customers within its traditional service area of southeastern Georgia. Many factors affect the opportunities, challenges and risks of Savannah Electric’s business of selling electricity. These factors include the ability to maintain a stable regulatory environment, to achieve energy sales growth while containing costs and to recover costs related to growing demand and increasingly stringent environmental standards. In addition, fuel costs have risen significantly during 2005. Savannah Electric will continue to work with the Georgia PSC to enable the timely recovery of these costs.
Restatement
     See Note 9 to the audited financial statements herein and Note (I) to the unaudited condensed financial statements herein for information regarding Savannah Electric’s restatement of its financial statements for the years ended December 31, 2003 and 2002 and for the quarters ended March 31, June 30 and September 30, 2004 and 2003, as well as quarterly financial information for the quarter ended December 31, 2003. The restatement also affects periods prior to 2002. These restatements were a result of errors in Savannah Electric’s estimates of unbilled revenues in these periods. All amounts herein reflect the effects of these restatements. For further information on the estimates of unbilled revenues, also see ACCOUNTING POLICIES – “Application of Critical Accounting Policies and Estimates – Unbilled Revenues” herein.
Key Performance Indicators
     In striving to maximize shareholder value while providing low-cost energy to more than 143,000 customers, Savannah Electric focuses on several key indicators. These indicators include customer satisfaction, peak season equivalent forced outage rate (“Peak Season EFOR”) and return on equity (“ROE”). Savannah Electric’s financial success is directly tied to the satisfaction of its customers. Key elements of ensuring customer satisfaction include outstanding service, high reliability and competitive prices. Management uses nationally recognized independent customer satisfaction surveys and reliability indicators to evaluate Savannah Electric’s results. Peak Season EFOR is an indicator of plant availability and efficient generation fleet operations during the months when generation needs are greatest. The rate is calculated by dividing the number of hours of forced outages by total generation hours. ROE is a performance standard used by both the investment community and many regulatory agencies. Savannah Electric’s 2004 results compared to its targets for each of these indicators are reflected in the following            chart.

	2004	2004
Key Performance Indicator	Target Performance	Actual Performance
Customer Satisfaction	Top quartile in national and regional surveys	Top quartile
Peak Season EFOR	3.64% or less	2.29%
ROE	12.4%	11.7%
     Management focuses on these indicators and employees are committed to achieving or exceeding management’s expectations. The financial performance achieved in 2004 was adversely affected by the purchase of the Plant McIntosh Combined Cycle Units 10 and 11 construction project and a related cost disallowance by the Georgia PSC. See Note 3 to the audited financial statements under “Plant McIntosh Construction Project” for additional information.
RESULTS OF OPERATIONS FOR THE THIRD QUARTER 2005 AND 2004 AND YEAR-TO-DATE 2005 AND 2004
Earnings
     Savannah Electric’s net income after dividends on preferred stock for the third quarter and year-to-date 2005 was $19.7 million and $28.4 million, respectively, compared to $13.4 million and $23.0 million, respectively, for the corresponding periods of 2004. The $6.3 million and $5.4 million increases in the third quarter and year-to-date 2005, respectively, over the corresponding periods in 2004 were primarily due to higher revenues resulting from the retail base rate increase effective June 1, 2005, increases in transmission revenues and gains on the settlement of gas and oil hedges. These increases were partially offset by increases in franchise taxes, interest expense and a year-to-date increase in maintenance expense. See Note (H) to the unaudited condensed financial statements herein for further information on the base rate increase and the energy hedging program.
     Significant income statement items appropriate for discussion include the following:

	Increase (Decrease)
	Third Quarter		Year-to-Date
	(in thousands)%		(in thousands)%
Retail revenues	$38,774	37.0	$59,896	23.1
Sales for resale — non-affiliates	1,026	106.2	135	3.7
Sales for resale — affiliates	2,553	265.9	1,778	35.2
Other revenues	741	64.9	2,991	107.1
Fuel expense	23,935	155.6	31,351	78.4
Purchased power expense — non-affiliates	2,634	111.0	136	N/M
Purchased power expense — affiliates	4,586	12.8	20,373	23.9
Maintenance expense	(54)	N/M	2,686	14.7
Taxes other than income taxes	423	10.1	728	6.3
Interest expense, net of amounts capitalized	946	31.3	1,643	17.9
Other income (expense), net	875	113.0	3,547	N/M
Income taxes	4,248	51.6	3,210	23.3
Dividends on preferred stock	—	—	1,200	145.5

N/M	Not meaningful
     Retail revenues. The chart below reflects the primary drivers of the 37.0% third quarter and 23.1% year-to-date 2005 increases in retail revenues, compared to the same periods in the prior year. Excluding fuel cost recovery revenues, which do not affect net income, retail revenue increased by $7.5 million, or 12.5%, in the third quarter 2005 and increased by $6.3 million, or 4.3%, year-to-date 2005, when compared to the corresponding periods in 2004. For the third quarter and year-to-date 2005, these revenue increases are primarily related to the base rate increases in all customer classes effective June 2005, as well as an increase in customer growth and favorable weather conditions. See FUTURE EARNINGS POTENTIAL – “FERC and Georgia PSC Matters – Retail Rate Case Filing” below and Note (H) to the unaudited condensed financial statements herein for further information on the base rate increase.
     Details of retail revenues are as follows:

	Third Quarter		Year-to-Date
	2005		2005

	(in thousands)	% change	(in thousands)	% change
Retail — prior year	$104,822		$259,847
Change in —
Base rates	3,034	2.9	4,039	1.6
Sales growth	481	0.5	1,416	0.5
Weather	3,957	3.8	834	0.3
Fuel cost recovery	31,302	29.8	53,607	20.7

Retail — current year	$143,596	37.0%	$319,743	23.1%

     Sales for resale – non-affiliates. In the third quarter and year-to-date 2005, revenues from sales for resale to non-affiliates were higher primarily due to increased fuel costs. As a result, the average price per kilowatt-hour (“KWH”) for these sales increased 34% in the third quarter and 61% year-to-date when compared to the same periods in the prior year. These transactions had no significant effect on net income, since the energy is generally sold at variable cost.
     Sales for resale – affiliates and Purchased power expense – affiliates. Energy sales to and purchases from affiliated companies within the Southern Company system will vary depending on demand, and the availability and cost of generating resources at each company. These sales and purchases are made in accordance with the affiliate company interchange agreement, as approved by the FERC. Sales to affiliated companies increased for the third quarter and year-to-date 2005 when compared to the corresponding periods in 2004 due to increases in energy costs. Purchased power from affiliates increased in the third quarter and year-to-date 2005 due to an increase in the average cost of fuel. These transactions do not have a significant impact on earnings since this energy is generally sold at marginal cost and energy purchases are generally offset by energy revenues through Savannah Electric’s fuel cost recovery clause.
     Other revenues. Other revenues increased in the third quarter and year-to-date 2005 when compared to the corresponding periods in 2004. The increases were primarily due to revenues of $0.4 million for the quarter and $2.4 million year-to-date associated with a transmission facilities agreement with Georgia Power related to the Plant McIntosh combined cycle units. Following FERC approval of the contract, which was received in May 2005, these revenues were recorded retroactive to June 2004. Approximately $0.9 million of the revenues were related to 2004.
     Fuel expense. Fuel expense increased in the third quarter and year-to-date 2005 primarily as a result of the Plant McIntosh combined cycle units which were placed in service in June 2005, an adjustment in 2004 as a result of billing credits relating to the Plant McIntosh combustion turbines which reduced 2004 fuel expense, and increases in the average cost of fuel per net KWH generated of 73% in the third quarter and 62% year-to-date 2005, offset partially by realized gains on gas and oil hedges, when compared to the same periods in the prior year. Since fuel expenses are generally offset by fuel revenues through Savannah Electric’s fuel cost recovery clause, these expenses do not have a significant impact on net income. See FUTURE EARNINGS POTENTIAL – “FERC and Georgia PSC Matters – Fuel Cost Recovery” below and Note (H) to the unaudited condensed financial statements herein for additional information.
     Purchased power expense – non-affiliates. The increases in the amount of purchased power from non-affiliates in the third quarter and year-to-date 2005 when compared to the corresponding periods in 2004 resulted from increases in the average cost per KWH purchased of 96% and 52%, respectively. These transactions do not have a significant impact on earnings, as energy costs are generally recovered through Savannah Electric’s fuel cost recovery clause.
     Maintenance expense. Maintenance expense increased for the year-to-date 2005 as a result of scheduled maintenance outages at Plant Kraft and Plant McIntosh and a transformer failure in July 2005.

     Taxes other than income taxes. In the third quarter and year-to-date 2005, taxes other than income taxes were higher primarily due to increased franchise taxes resulting from the increases in operating revenues.
     Interest expense, net of amounts capitalized. Interest expense increases in the third quarter and year-to-date 2005 when compared to the corresponding periods in 2004 were primarily higher due to the issuance in December 2004 of $35 million of senior notes, as well as an increase in short-term borrowings and higher interest rates, and for the third quarter, a decrease in the debt component of allowance for funds used during construction (“AFUDC”) as a result of the commercial operation of the Plant McIntosh combined cycle project in June 2005.
     Other income (expense), net. In the third quarter 2005, other income increased as a result of a $1.7 million gain on the settlement of gas and oil hedges, as allowed by the Georgia PSC, offset partially by a $0.8 million decrease in non-taxable AFUDC equity following the commercial operation of the Plant McIntosh combined cycle project in June 2005. Year-to-date 2005, such AFUDC equity increased $0.8 million from 2004. The timing of accruals associated with the cash surrender value on company-owned life insurance policies also contributed approximately $0.6 million to the year-to-date 2005 increase in other income. See Note (H) to the unaudited condensed financial statements herein for further information on the gas and oil hedging program.
     Income taxes. The increase in income taxes for the third quarter and year-to-date 2005 as compared to the prior year is mainly attributed to higher taxable income, with the year-to-date 2005 amount being partially offset by the increase in non-taxable AFUDC equity mentioned above. As a result, Savannah Electric’s annual effective income tax rate is expected to be approximately 35% for 2005. See Note 5 to the audited financial statements herein and Note (G) to the unaudited condensed financial statements herein for additional information.
     Dividends on preferred stock. Dividends on preferred stock increased year-to-date 2005 due to the issuance of 1.8 million shares of 6.00% Series Preferred Stock in June 2004.
RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
Earnings
     Savannah Electric’s net income after preferred stock dividends for 2004 totaled $24.2 million, representing an increase of $0.8 million, or 3.3 percent, from the prior year. Higher operating revenues were somewhat offset by higher operating expenses and higher interest expenses. Earnings were $23.5 million in 2003, reflecting an increase of $2.1 million, or 10.0 percent, from the prior year. Higher operating revenues, lower depreciation and amortization expenses and lower interest expenses were somewhat offset by higher operating expenses and income taxes. In 2002, earnings were $21.3 million, representing a decrease of $0.2 million, or 0.8 percent, from the prior year.

     A condensed income statement is as follows:

		Increase (Decrease)
	Amount	from Prior Year

	2004	2004	2003	2002

	(in thousands)
Operating revenues	$356,960	$41,843	$18,111	$14,080

Fuel	55,721	413	353	4,159
Purchased power	125,674	36,169	13,901	2,518
Other operation and maintenance	85,965	2,344	2,603	10,525
Depreciation and amortization	21,252	753	(2,205)	(3,247)
Taxes other than income taxes	15,245	580	208	473

Total operating expenses	303,857	40,259	14,860	14,428

Operating income	53,103	1,584	3,251	(348)
Total other income and (expense)	(12,993)	(451)	2,959	247
Income taxes	14,378	(1,140)	4,070	75

Net income	25,732	2,273	2,140	(176)
Dividends on preferred stock	1,500	1,500	—	—

Net income after dividends on preferred stock	$24,232	$773	$2,140	$(176)

Revenues
     Details of operating revenues are as follows:

		Amount

	2004	2003	2002

		(in thousands)
Retail — prior year	$298,807	$283,225	$268,246
Change in —
Base rates	—	2,799	5,101
Sales growth	9,497	2,084	7,109
Weather	10	(263)	2,397
Fuel cost recovery and other	33,452	10,962	372

Retail — current year	341,766	298,807	283,225

Sales for resale —
Non-affiliates	5,035	5,653	6,354
Affiliates	6,130	6,499	4,075

Total sales for resale	11,165	12,152	10,429

Other operating revenues	4,029	4,158	3,352

Total operating revenues	$356,960	$315,117	$297,006

Percent change	13.3%	6.1%	5.0%

     Total operating revenues for 2004 were $357.0 million, reflecting a 13.3 percent increase when compared to 2003. Retail revenues increased 14.4 percent, or $43.0 million, in 2004, increased 5.5 percent, or $15.6 million, in 2003, and increased 5.6 percent, or $15.0 million, in 2002. Retail base rates increased in 2003 and 2002 reflecting the Georgia PSC decision effective June 2002.
     On November 30, 2004, Savannah Electric filed a traditional one-year rate case with the Georgia PSC requesting a $23.2 million, or 6.7 percent, increase in retail revenues, effective January 1, 2005. See Note 3 to the audited financial statements herein under “Retail Regulatory Matters” for additional information on Savannah Electric’s 2002 rate order and 2004 retail rate case filing.
     Electric rates include provisions to adjust billings for fluctuations in fuel costs, the energy component of purchased power costs and certain other costs. Under the fuel recovery provisions, fuel revenues generally equal fuel expenses—including the fuel component of purchased energy—and do not affect net income. The Georgia PSC approved a Fuel Cost Recovery (“FCR”) rate increase that became effective in November 2004. See Note 3 to the audited financial statements herein under “Retail Regulatory Matters” for additional information on Savannah Electric’s rate orders.
     Revenues from sales to non-affiliated utilities are primarily energy related. These sales decreased 10.9 percent in 2004, decreased 11.0 percent in 2003, and decreased 28.5 percent in 2002 primarily due to fluctuations in off-system sale transactions that were generally offset by corresponding purchase transactions. These sales do not have a significant impact on net income since the energy is generally sold at variable cost.
     Sales to affiliated companies vary from year to year depending on demand and the availability and cost of generating resources at each company. These affiliated sales are made in accordance with the affiliate company interchange agreement, as approved by the FERC. These energy sales do not have a significant impact on earnings since the energy is generally sold at variable cost.
Energy Sales
     Changes in revenues are influenced heavily by the amount of energy sold each year. KWH sales for 2004 and the percent change by year were as follows:

	KWH	Percent Change
	2004	2004	2003	2002
	(in millions)
Residential	1,899	8.3%	(0.1)%	6.5%
Commercial	1,540	5.4	0.4	5.4
Industrial	841	(2.4)	8.8	0.9
Other	142	4.1	(0.5)	3.5

Total retail	4,422	5.0	1.8	4.9
Sales for resale —
Non-affiliates	131	(19.2)	7.7	35.7
Affiliates	143	(22.9)	47.1	43.4

Total	4,696	3.0%	3.3%	6.6%

     In 2004, residential and commercial energy sales increased from the prior year primarily due to continued customer growth. Industrial sales were lower because of lower usage by several industrial customers due to cogeneration and cutbacks in production.
     In 2003, residential sales decreased from the prior year primarily due to weather-related demand. Industrial sales were higher because of an increase in usage by several industrial customers, reflecting the beginning of an economic recovery from the previous two-year slowdown. All three customer classes benefited from continued customer growth. In 2002, residential and commercial energy sales increased from the prior year reflecting the positive impact of weather and continued customer growth. Industrial sales increased, reflecting customer growth, and were somewhat offset by a general economic slowdown.
     Energy sales to retail customers are projected to increase at a compound average growth rate of 2.2 percent during the period 2005 through 2009.
Expenses
Fuel and Purchased Power Expenses
     Fuel and purchased power costs constitute the single largest expense for Savannah Electric. The mix of energy supply is determined primarily by demand, the unit cost of fuel consumed and the availability and cost of generation units.

     The amount and sources of generation, the average cost of fuel per net KWH generated, and the amount and average cost of purchased power were as follows:

	2004	2003	2002

Total generation (millions of KWHs)	2,135	2,325	2,249
Sources of generation (percent) —
Coal	96	94	91
Oil	1	2	1
Gas	3	4	8
Average cost of fuel per net KWH generated (cents)	2.61	2.38	2.44
Total purchased power (millions of KWHs)	2,829	2,581	2,379
Average cost of purchased power per net KWH (cents)	4.44	3.47	3.18

     Fuel expense increased 0.7 percent due to a 9.7 percent increase in the average cost of fuel per net KWH generated that more than offset an 8.2 percent decrease in generation in 2004. The average cost of fuel per net KWH generated increased for coal and oil and decreased for gas in 2004. In 2003, fuel expense increased 0.6 percent due to a slight increase in generation offset somewhat by a lower cost of coal. In 2002, fuel expense increased 8.2 percent due to increased gas usage and a higher cost of coal.
     Purchased power expense increased $36.2 million, or 40.4 percent, in 2004 due to increased energy demands and higher energy costs. In 2003, purchased power expense increased $13.9 million, or 18.4 percent, due to increased energy demands and a PPA between Savannah Electric and Southern Power for energy and capacity from Plant Wansley Units 6 and 7 which began in June 2002. Purchased power from non-affiliates decreased 72.5 percent and from affiliates increased 38.6 percent in 2002 due principally to the Plant Wansley PPA discussed above. Purchased power from affiliates also included energy purchases which will vary depending on demand and cost of generation resources at each company. These energy costs are recovered through the fuel cost recovery clause and have no significant impact on earnings.
     A significant upward trend in the cost of coal and natural gas has emerged since 2003, and volatility in these markets is expected to continue. Increased coal prices have been influenced by a worldwide increase in demand as a result of rapid economic growth in China as well as by increases in mining costs. Higher natural gas prices in the United States are the result of slightly lower gas supplies despite increased drilling activity. Natural gas supply interruptions, such as those caused by the 2004 hurricanes, result in an immediate market response, however, the impact of this price volatility may be reduced by imports of natural gas and liquefied natural gas. Fuel expenses generally do not affect net income, since they are offset by fuel revenues under Savannah Electric’s fuel cost recovery provisions.
Other Operating Expenses
     Other operation and maintenance expenses increased $2.3 million, or 2.8 percent, in 2004 as a result of a $2.8 million increase in administrative and general expenses primarily relating to accounting and auditing services and employee benefits expense and a $0.6 million increase in distribution expenses partially offset by a decrease of $1.4 million in maintenance expense due to a scheduled turbine maintenance outage at Plant Kraft in 2003.
     In 2003, other operation and maintenance expenses increased $2.6 million, or 3.2 percent. Administrative and general expenses increased by $1.0 million primarily due to increases in accounting and auditing services, insurance reserves and employee benefits expense, somewhat offset by the annual true-up in billings to Georgia Power for charges associated with the jointly owned combustion turbines at Savannah Electric’s Plant McIntosh. Maintenance expense increased $1.5 million primarily due to a scheduled turbine maintenance outage at Plant Kraft and higher transmission and distribution maintenance expenses.
     In 2002, other operation and maintenance expenses increased $10.5 million, or 14.9 percent. Increased other operation expense reflected increased distribution expenses of $0.6 million, increased administrative and general costs of $3.7 million and $0.5 million associated with new marketing programs. Distribution costs increased to support improved customer reliability. Administrative and general costs were higher primarily due to increases in security, legal, accounting and auditing services, regulatory activities and employee benefits expenses. Administrative and general expenses were also higher reflecting the annual true-up in billings to Georgia Power for charges associated with the jointly owned combustion turbines at Savannah Electric’s Plant McIntosh. Maintenance expense in 2002 increased $5.4 million over 2001 primarily as a result of scheduled maintenance outages at Plant Kraft and amortization of expenses for a major maintenance project on the combustion turbines at Plant McIntosh.
     In 2004, depreciation and amortization increased $0.8 million, or 3.7 percent, due to an increase in depreciable property. Depreciation and amortization decreased $2.2 million, or 9.7 percent, in 2003 and $3.2 million, or 12.5 percent, in 2002 primarily as a result of discontinuing accelerated depreciation and beginning amortization of the related regulatory liability in June 2002, in accordance with the 2002 Georgia PSC rate order. See Note 3 to the audited financial statements herein under “Retail Regulatory Matters” for additional information.
Non-Operating Expenses
     Interest expense and preferred dividends increased $4.0 million, or 41.3 percent, in 2004 primarily related to an increase in senior notes and preferred stock outstanding. These increases were partially offset by a decrease in distributions on mandatorily redeemable preferred securities due to the retirement of $40 million of mandatorily redeemable preferred securities. Interest expense decreased $2.0 million, or 17.4 percent, in 2003 primarily as a result of a lower principal amount of debt outstanding during the year. In 2002, interest expense decreased $0.9 million, or 7.3 percent. Lower interest rates in 2003 and 2002 contributed to lower expenses in those years. See FINANCIAL CONDITION AND LIQUIDITY – “Financing Activities” herein for additional information.
Effects of Inflation
     Savannah Electric is subject to rate regulation that is based on the recovery of historical costs. In addition, the income tax laws are based on historical costs. Therefore, inflation creates an economic loss because Savannah Electric is recovering its costs of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on Savannah Electric because of the large investment in utility plant with long economic lives. Conventional accounting for historical cost does not recognize this economic loss nor the partially offsetting gain that arises through financing facilities with fixed-money obligations such as long-term debt and preferred securities. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed in Savannah Electric’s approved electric rates.
FUTURE EARNINGS POTENTIAL
General
     Prices for electricity provided by Savannah Electric to retail customers are set by the Georgia PSC under cost-based regulatory principles. Prices for electricity relating to jointly owned generating facilities, interconnecting transmission lines and the exchange of electric power are set by the FERC. Retail rates and earnings are reviewed and adjusted periodically within certain limitations based on ROE. See ACCOUNTING POLICIES – “Application of Critical Accounting Policies and Estimates – Electric Utility Regulation” herein and Note 3 to the audited financial statements herein for additional information about these and other regulatory matters.
     The results of operations for the past three years and for the third quarter and year-to-date 2005 are not necessarily indicative of future earnings potential. The level of Savannah Electric’s future earnings depends on numerous factors that affect the opportunities, challenges and risks of Savannah Electric’s primary business of selling electricity. These factors include Savannah Electric’s ability to maintain a stable regulatory environment, to achieve energy sales growth while containing costs, and to recover costs related to growing demand and increasingly more stringent environmental standards. Future earnings in the near term will depend, in part, upon growth in energy sales, which is subject to a number of factors. These factors include weather, competition, energy conservation practiced by customers, the price of electricity, the price elasticity of demand and the rate of economic growth in Savannah Electric’s service area.
     Since 2001, merchant energy companies and traditional electric utilities with significant energy marketing and trading activities have come under severe financial pressures. Many of these companies have completely exited or drastically reduced all energy marketing and trading activities and sold foreign and domestic electric infrastructure assets. Savannah Electric has not experienced any material adverse financial impact regarding its limited energy trading operations through SCS.

Environmental Matters
New Source Review Actions
     In November 1999, the EPA brought a civil action in the U.S. District Court for the Northern District of Georgia against Alabama Power and Georgia Power. The EPA later amended its complaints to add Savannah Electric as a defendant alleging violations of the NSR provisions of the Clean Air Act and related state laws with respect to the Company’s Plant Kraft. The civil actions request penalties and injunctive relief, including an order requiring the installation of the best available control technology at the affected units. The actions against Alabama Power, Georgia Power and Savannah Electric were effectively stayed in the spring of 2001 pending the appeal of a similar NSR action against the Tennessee Valley Authority before the U.S. Court of Appeals for the Eleventh Circuit. In June 2004, following the final resolution of the appeal, the U.S. District Court for the Northern District of Alabama lifted the stay in the action against Alabama Power, placing the case back onto the court’s active docket. On June 3, 2005, the U.S. District Court for the Northern District of Alabama issued its decision in favor of Alabama Power on two primary legal issues in the case: (1) the scope of the routine maintenance repair and replacement exclusion under the New Source Review rules and (2) the proper test for calculating emissions increases under those rules. The court decided that routine maintenance repair and replacement must be defined with reference to what is routine in the industry as opposed to what is routine at an individual unit and emissions increases must be measured against the maximum hourly emission rate. The decision does not resolve the case, nor does it address other legal issues associated with the EPA’s allegations involving Plant Miller Units 3 and 4. In separate orders, the court dismissed Alabama Power’s motion for summary judgment on the Plant Miller claims, stayed the entire case and referred the parties to mediation. Alabama Power may refile its motion for summary judgment if the mediation proves unsuccessful. At this time, no party to the case against Georgia Power and Savannah Electric has sought to reopen that case, which remains administratively closed in the U.S. District Court for the Northern District of Georgia. See Note 3 to the audited financial statements and Note (B) to the unaudited condensed financial statements herein under “New Source Review Actions” for additional information.
     Savannah Electric believes that it complied with applicable laws and the EPA’s regulations and interpretations in effect at the time the work in question took place. The Clean Air Act authorizes maximum civil penalties of $25,000 to $32,500 per day, per violation at each generating unit, depending on the date of the alleged violation. An adverse outcome in this matter could require substantial capital expenditures that cannot be determined at this time and could possibly require payment of substantial penalties. This could affect future results of operations, cash flows and possibly financial condition if such costs are not recovered through regulated rates.
     In December 2002 and October 2003, the EPA issued final revisions to its NSR regulations under the Clean Air Act. The December 2002 revisions included changes to the regulatory exclusions and the methods of calculating emissions increases. The October 2003 regulations clarified the scope of the existing Routine Maintenance, Repair and Replacement exclusion. A coalition of states and environmental organizations filed petitions for review of these revisions with the U.S. Court of Appeals for the District of Columbia Circuit. On June 24, 2005, the U.S. Court of Appeals for the District of Columbia Circuit upheld, in part, the EPA’s December 2002 revisions to its NSR regulations, which included changes to the regulatory exclusions and methods of calculating emissions increases. However, the court vacated portions of those revisions, including those addressing the exclusion of certain pollution control projects. On October 20, 2005, the EPA published a proposed rule clarifying the test for determining when an emissions increase is subject to the NSR requirements. The impact of the proposed rules will depend on adoption of the final rules by the EPA and the individual state implementation of such rules, as well as the outcome of any additional legal challenges, and, therefore, cannot be determined at this time.
Carbon Dioxide Litigation
     On July 21, 2004, attorneys general from eight states, each outside of Southern Company’s service territory, and the corporation counsel for New York City filed a complaint in the U.S. District Court for the Southern District of New York against Southern Company and four other electric power companies. A nearly identical complaint was filed by three environmental groups in the same court. The complaints allege that the companies’ emissions of carbon dioxide, a greenhouse gas, contribute to global warming, which the plaintiffs assert is a public nuisance. Under common law public and private nuisance theories, the plaintiffs seek a judicial order (1) holding each defendant jointly and severally liable for creating, contributing to, and/or maintaining global warming and (2) requiring each of the defendants to cap its emissions of carbon dioxide and then reduce those emissions by a specified percentage each year for at least a decade. Plaintiffs have not, however, requested that damages be awarded in connection with their claims. Southern Company believes these claims are without merit and notes that the complaint cites no statutory or regulatory basis for the claims. Southern Company and the other defendants filed motions to dismiss both lawsuits. In September 2005, the U.S. District Court for the Southern District of New York dismissed these cases. The plaintiffs filed an appeal on October 19, 2005. Southern Company intends to vigorously defend against these claims. While the outcome of these matters cannot be determined at this time, an adverse judgment in either of these actions could result in substantial capital expenditures.
Environmental Statutes and Regulations
     Savannah Electric’s operations are subject to extensive regulation by state and federal environmental agencies under a variety of statutes and regulations governing environmental media, including air, water and land resources. Compliance with these environmental requirements involves significant capital and operating costs, a major portion of which is expected to be recovered through existing ratemaking provisions. Environmental costs that are known and estimable at this time are included in capital expenditures discussed under FINANCIAL CONDITION AND LIQUIDITY – “Capital Requirements and Contractual Obligations” herein. There is no assurance, however, that all such costs will, in fact, be recovered.
     Compliance with the Clean Air Act and resulting regulations has been and will continue to be a significant focus for Savannah Electric. The Title IV acid rain provisions of the Clean Air Act, for example, required significant reductions in sulfur dioxide and nitrogen oxide emissions and resulted in total construction expenditures of approximately $2 million through 2000.
     To help attain the one-hour ozone standard, the EPA issued regional nitrogen oxide reduction rules in 1998. Those rules required 21 states, including Georgia, to reduce and cap nitrogen oxide emissions from power plants and other large industrial sources. As a result of litigation challenging the rule, the courts required the EPA to complete a separate rulemaking before the requirements could be applied in Georgia. In April 2004, the EPA published final regional nitrogen oxide reduction rules applicable to Georgia, specifying a May 1, 2007 compliance date. However, in October 2004, the EPA announced that it would stay implementation of the rule as it relates to Georgia, while it initiates rulemakings to address issues raised in a petition for reconsideration filed by a coalition of Georgia industries. The impact of the nitrogen oxide reduction rules on Savannah Electric will depend on the outcome of the petition for reconsideration and/or any subsequent development and approval of Georgia’s state implementation plan and cannot be determined at this time.
     The EPA issued the final Clean Air Interstate Rule on March 10, 2005. The rule addresses sulfur dioxide (SO2) and nitrogen oxide (NOx) emissions that contribute to nonattainment of the eight-hour ozone and fine particulate matter National Ambient Air Quality Standards. Twenty-eight eastern states, including the State of Georgia, are subject to the fine particulate matter and/or the eight-hour ozone requirements set forth within the rule. The rule may require additional reductions of NOx and/or SO2 to be achieved by the installation of additional controls at Savannah Electric’s facilities or through the purchase of allowances.
     Savannah Electric has developed and maintains an environmental compliance strategy for the installation of additional control technologies and the purchase of emission allowances to assure continued compliance with current sulfur dioxide and nitrogen oxide emission regulations. Additional expenses associated with these regulations are anticipated to be incurred each year to maintain current and future compliance. Because Savannah Electric’s compliance strategy is impacted by factors such as changes to existing environmental laws and regulations, increases in the costs of emissions allowances and any changes in Savannah Electric’s fuel mix, future environmental compliance costs cannot be determined at this time.
     Further reductions in sulfur dioxide and nitrogen oxides could also be required under the EPA’s Regional Haze rules. The Regional Haze rules require states to establish Best Available Retrofit Technology (“BART”) standards for certain sources that contribute to regional haze and to implement emission reduction requirements that make progress toward remedying current visibility impairment in certain natural areas. Savannah Electric has two plants that could be subject to these rules. The EPA’s Regional Haze program calls for states to submit implementation plans in 2008 that contain emission reduction strategies for implementing BART and for achieving sufficient progress toward the Clean Air Act’s visibility improvement goal. In response to litigation, the EPA proposed revised rules in May 2004. On June 15, 2005, the EPA issued final rules addressing BART standards under the Regional Haze Program. States must develop regulations to implement the federal regional haze requirements, including BART standards, by December 17, 2007. The impact of these regulations will depend on the promulgation of final rules and implementation of those rules by the states and, therefore, it is not possible to determine the effect of these rules on Savannah Electric at this time.

     On March 15, 2005, the EPA announced the final Clean Air Mercury Rule, selecting a cap-and-trade approach to be implemented in two phases, 2010 and 2018. The rule sets a permanent cap on mercury emissions, including those from electric utility boilers, at the 2018 level and provides for an emissions allowance trading market. The impact of this rule will depend on the outcome of legal challenges and the implementation of state regulations and therefore cannot be determined at this time.
     Major bills to amend the Clean Air Act to impose more stringent emissions limitations on power plants, including the Bush Administration’s Clear Skies Act, have been re-proposed in 2005. The Clear Skies Act is expected to further limit power plant emissions of sulfur dioxide, nitrogen oxides and mercury and to supplement the proposed Clean Air Interstate Rule and mercury regulatory programs. Other proposals to limit emissions of carbon dioxide have also been introduced. The cost impacts of such legislation would depend upon the specific requirements enacted and cannot be determined at this time.
     Under the Clean Water Act, the EPA has been developing new rules aimed at reducing impingement and entrainment of fish and fish larvae at power plants’ cooling water intake structures. In July 2004, the EPA published final rules that will require biological studies and, perhaps, retrofits to some intake structures at existing power plants. The impact of these new rules will depend on the results of studies and analyses performed as part of the rules’ implementation and actual limits established by the regulatory agencies.
     Several major pieces of environmental legislation are periodically considered for reauthorization or amendment by Congress. These include: the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; the Toxic Substances Control Act; the Emergency Planning & Community Right-to-Know Act; and the Endangered Species Act. Compliance with possible additional federal or state legislation or regulations related to global climate change, or other environmental and health concerns could also significantly affect the Company. The impact of any new legislation, changes to existing legislation, or environmental regulations could affect many areas of Savannah Electric’s operations. The full impact of any such changes cannot, however, be determined at this time.
Global Climate Issues
     Domestic efforts to limit greenhouse gas emissions have been spurred by international discussions surrounding the Framework Convention on Climate Change — and specifically the Kyoto Protocol — which proposes constraints on the emissions of greenhouse gases for a group of industrialized countries. The Bush Administration has not supported U.S. ratification of the Kyoto Protocol or other mandatory carbon dioxide reduction legislation and, in 2002, announced a goal to reduce the greenhouse gas intensity of the U.S. — the ratio of greenhouse gas emissions to the value of U.S. economic output — by 18 percent by 2012. A year later, the Department of Energy (“DOE”) announced the Climate VISION program to support this goal. Energy-intensive industries, including electricity generation are the initial focus of this program. Southern Company is leading the development of a voluntary electric utility sector climate change initiative in partnership with the government. The utility sector has pledged to reduce its greenhouse gas emissions rate by 3 to 5 percent over the next decade and, on December 13, 2004, signed a memorandum of understanding with the DOE initiating this program under Climate VISION. Because efforts under this voluntary program are just beginning, the impact of this program on Savannah Electric cannot be determined at this time.
Environmental Remediation Reserves
     Savannah Electric must comply with other environmental laws and regulations that cover the handling and disposal of waste and releases of hazardous substances. Under these various laws and regulations, Savannah Electric could incur substantial costs to clean up properties. Savannah Electric conducts studies to determine the extent of any required cleanup and has recognized in its financial statements the costs to clean up known sites. Amounts for cleanup and ongoing monitoring costs were not material for any year presented. Savannah Electric may be liable for some or all required cleanup costs for additional sites that may require environmental remediation. Savannah Electric has not incurred any significant cleanup costs to date.

FERC and Georgia PSC Matters
Transmission
     In December 1999, the FERC issued its final rule on Regional Transmission Organizations (“RTOs”). Since that time, there have been a number of additional proceedings at the FERC designed to encourage further voluntary formation of RTOs or to mandate their formation. However, at the current time, there are no active proceedings that would require Savannah Electric to participate in an RTO. Current FERC efforts that may potentially change the regulatory and/or operational structure of transmission include rules related to the standardization of generation interconnection, as well as an inquiry into, among other things, market power by vertically integrated utilities. See “Generation Interconnection Agreements” and “Market-Based Rate Authority” below for additional information. The final outcome of these proceedings cannot now be determined. However, Savannah Electric’s financial condition, results of operations and cash flows could be adversely affected by future changes in the federal regulatory or operational structure of transmission .
Generation Interconnection Agreements
     In July 2003, the FERC issued its final rule on the standardization of generation interconnection agreements and procedures (“Order 2003”). Order 2003 shifts much of the financial burden of new transmission investment from the generator to the transmission provider. The FERC has indicated that Order 2003, which was effective January 20, 2004, is to be applied prospectively to interconnection agreements. The impact of Order 2003 and its subsequent rehearings on Savannah Electric and the final results of these matters cannot be determined at this time.
Market-Based Rate Authority
     Savannah Electric has authorization from the FERC to sell power to non-affiliates at market-based prices. Through SCS as agent, Savannah Electric also has FERC authority to make short-term opportunity sales at market rates. Specific FERC approval must be obtained with respect to a market-based contract with an affiliate. In November 2001, the FERC modified the test it uses to consider utilities’ applications to charge market-based rates and adopted a new test called the Supply Margin Assessment (“SMA”). The FERC applied the SMA to several utilities, including Southern Company, its retail operating companies and Southern Power, and found Southern Company and others to be “pivotal suppliers” in their retail service territories and ordered the implementation of several mitigation measures. Southern Company and others sought rehearing of the FERC order, and the FERC delayed the implementation of certain mitigation measures. In April 2004, the FERC issued an order that abandoned the SMA test and adopted a new interim analysis for measuring generation market power. This new interim approach requires utilities to submit a pivotal supplier screen and a wholesale market share screen. If the applicant does not pass both screens, there will be a rebuttable presumption regarding generation market power. The FERC’s order also sets forth procedures for rebutting these presumptions and addresses mitigation measures for those entities that are found to have market power. In the absence of specific mitigation measures, the order includes several cost-based mitigation measures that would apply by default. The FERC also initiated a new rulemaking proceeding that, among other things, will adopt a final methodology for assessing generation market power.
     In July 2004, the FERC denied Southern Company’s request for rehearing, along with a number of others, and reaffirmed the interim tests that it adopted in April 2004. In August 2004, Southern Company submitted a filing to the FERC that included results showing that Southern Company passed the pivotal supplier screen for all markets and the wholesale market share screen for all markets except the Southern Company retail service territory. Southern Company also submitted other analyses to demonstrate that it lacks generation market power. On December 17, 2004, the FERC initiated a proceeding to assess Southern Company’s generation dominance within its retail service territory. The ability to charge market-based rates in other markets is not at issue. As directed by this order, on February 15, 2005, Southern Company submitted additional information related to generation dominance in the Southern Company retail service territory. A hearing before an administrative law judge to review the February filing is scheduled for March 2006. Any new market-based rate transactions in Southern Company’s retail service territory entered into after February 27, 2005 will be subject to refund to the level of the default cost-based rates, pending the outcome of the proceeding. In the event that the FERC’s default mitigation measures are ultimately applied, Savannah Electric may be required to charge cost-based rates for certain wholesale sales in the Southern Company retail service territory, which may be lower than negotiated market-based rates. The impact of such sales through September 30, 2005 is not material to Savannah Electric’s net income. The final outcome of this matter will depend on the form in which the final methodology for assessing generation market power and mitigation rules may be ultimately adopted and cannot be determined at this time.

     In addition, in May 2005, the FERC started an investigation to determine whether Southern Company satisfies the other three parts of the FERC’s market-based rate analysis: transmission market power, barriers to entry, and affiliate abuse or reciprocal dealing. The FERC established a new refund period related to this expanded investigation. Any and all new market-based rate transactions involving any Southern Company subsidiary will be subject to refund to the extent the FERC orders lower rates as a result of this new investigation, with the refund period beginning July 19, 2005. The FERC also directed that this expanded proceeding be held in abeyance pending the outcome of the proceeding on the Intercompany Interchange Contract (“IIC”) discussed below. The impact of such sales through September 30, 2005 is not material to Savannah Electric’s net income.
     Savannah Electric believes that there is no meritorious basis for these allegations and intends to vigorously defend itself in the proceeding. However, the final outcome of this matter, including any remedies to be applied in the event of an adverse ruling in this proceeding, cannot now be determined.
Intercompany Interchange Contract
     Also in May 2005, the FERC initiated a new proceeding to examine (1) the provisions of the IIC among Alabama Power, Georgia Power, Gulf Power, Mississippi Power, Savannah Electric, Southern Power and SCS, as agent, under the terms of which the power pool of Southern Company is operated, and, in particular, the propriety of the continued inclusion of Southern Power as a party to the IIC, (2) whether any parties to the IIC have violated the FERC’s standards of conduct applicable to utility companies that are transmission providers, and (3) whether Southern Company’s code of conduct defining Southern Power as a “system company” rather than a “marketing affiliate” is just and reasonable. In connection with the formation of Southern Power, the FERC authorized Southern Power’s inclusion in the IIC in 2000. The FERC also previously approved Southern Company’s code of conduct. The FERC order directs that the administrative law judge who presided over the McIntosh PPA proceeding be assigned to preside over the hearing in this proceeding and that the testimony and exhibits presented in that proceeding be preserved to the extent appropriate. The hearing is scheduled for June 2006. Effective July 19, 2005, revenues from transactions under the IIC involving any Southern Company subsidiary will be subject to refund to the extent the FERC orders any changes to the IIC. See Note 3 to the audited financial statements herein under “Plant McIntosh Construction Project” for additional information on the McIntosh PPA proceeding.
     Savannah Electric believes that there is no meritorious basis for these allegations and intends to vigorously defend itself in the proceeding. However, the final outcome of this matter, including any remedies to be applied in the event of an adverse ruling in this proceeding, cannot now be determined.
Retail Rate Case Filing
     On November 30, 2004, Savannah Electric filed a traditional one-year rate case with the Georgia PSC requesting a $23.2 million, or 6.7 percent, increase in retail revenues, effective January 1, 2005. The requested increase was based on a future test year ending December 31, 2005 and a proposed retail return on common equity of 12.5 percent. As an alternative, the Company also included in its request a three-year rate plan that was based on the same test year and proposed retail return on common equity.
     On May 17, 2005, the Georgia PSC approved a new three-year retail rate plan for Savannah Electric ending May 31, 2008 (“2005 Plan”). Under the terms of the 2005 Plan, earnings will be evaluated against a retail return on common equity range of 9.75% to 11.75%. Two-thirds of any earnings above 11.75% will be applied to rate refunds with the remaining one-third retained by Savannah Electric. Retail base revenues were increased by approximately $9.6 million, or 5.1%, on an annual basis effective in June 2005 to cover the cost of new generation and PPAs, higher operating and maintenance expenses, and continued investment in new transmission and distribution facilities to support growth and ensure reliability. Savannah Electric will not file for a general base rate increase unless its projected retail return on common equity falls below 9.75%. Savannah Electric would be required to file a general rate case on November 30, 2007, in response to which the Georgia PSC would be expected to determine whether the rate plan should be continued, modified, or discontinued. In connection with the merger, Georgia Power plans to seek Georgia PSC approval of a “merger transition charge” that would be used to adjust Savannah Electric’s existing base rates to more closely match the existing base rates for Georgia Power. The merger transition charge would remain in effect until Georgia Power files its next base rate case in 2007 that would be effective on January 1, 2008. See “The Merger—Regulatory Matters” herein for additional information.

Retail Fuel Cost Recovery
     On August 19, 2005, Savannah Electric filed a request with the Georgia PSC for a fuel cost recovery rate increase to allow for the recovery of fuel costs based on an estimate of future fuel costs, as well as the collection of the existing under recovery of fuel costs. Hearings before the Georgia PSC were held in October 2005. On November 10, 2005, the Georgia PSC voted to approve Savannah Electric’s request to increase customer fuel rates to recover estimated under-recovered fuel costs of approximately $71.8 million as of November 30, 2005 over an estimated four-year period beginning December 1, 2005, as well as future projected fuel costs. As a result of recent increases in such costs, Savannah Electric is also required to file a new fuel case on or before January 17, 2006. Fuel revenues as recorded on the financial statements are adjusted for differences in actual recoverable costs and amounts billed in current regulated rates. Accordingly, this increase in the customer fuel rates will have no significant effect on Savannah Electric’s net income, but is expected to increase annual cash flow by approximately $52.4 million.
     In a separate proceeding on August 2, 2005, the Georgia PSC approved its staff recommendation to initiate an investigation of Savannah Electric’s fuel practices. The final outcome of this matter cannot now be determined.
     In order to better align rates, Savannah Electric and Georgia Power plan to jointly file a fuel case in March 2006 that would seek approval of a fuel cost recovery rate based upon future fuel cost projections for the combined generating fleet. The new fuel cost recovery rate would be paid by all Georgia Power customers following the merger, including the existing Savannah Electric customers. See “The Merger—Regulatory Matters” herein for additional information.
Plant McIntosh Construction Project
     In December 2002 after a competitive bidding process, the Georgia PSC certified PPAs between Southern Power and Georgia Power and Savannah Electric for capacity from Plant McIntosh Combined Cycle Units 10 and 11. In April 2003, Southern Power applied for FERC approval of these PPAs. In July 2003, the FERC accepted the PPAs to become effective June 1, 2005, subject to refund, and ordered that hearings be held. Intervenors opposed the FERC’s acceptance of the PPAs, alleging that they did not meet applicable standards for market-based rates between affiliates. To ensure the timely completion of the Plant McIntosh construction project and the availability of the units in the summer of 2005 for their retail customers, Savannah Electric and Georgia Power in May 2004 requested the Georgia PSC to direct them to acquire the Plant McIntosh construction project. The Georgia PSC issued such an order and the transfer occurred on May 24, 2004 at a total cost of approximately $415 million, including $14 million of transmission interconnection facilities. Subsequently, Southern Power filed a request to withdraw the PPAs and to terminate the ongoing FERC proceedings. In August 2004, the FERC issued a notice accepting the request to withdraw the PPAs and permitting such request to become effective by operation of law. However, the FERC made no determination on what additional steps may need to be taken with respect to testimony provided in the proceedings. See “Intercompany Interchange Contract” above where the FERC has required this testimony to be preserved. The ultimate outcome of any additional FERC action cannot now be determined.
     As directed by the Georgia PSC order, Georgia Power and Savannah Electric in June 2004 filed an application to amend the resource certificate granted by the Georgia PSC in 2002. In connection with the Georgia Power 2004 retail rate case, the Georgia PSC approved the transfer of the Plant McIntosh construction project, at a total fair market value of approximately $385 million. This value reflects an approximate $16 million disallowance. Savannah Electric owns 16.129 percent of the project; thus, this disallowance amounted to approximately $3 million and reduced Savannah Electric’s 2004 net income by approximately $1.5 million. See Note 3 to the audited financial statements herein under “Plant McIntosh Construction Project” for additional information.
Other Matters
     In accordance with Financial Accounting Standards Board (FASB) Statement No. 87, Employers’ Accounting for Pensions, Savannah Electric recorded non-cash pension costs of approximately $5.3 million, $4.3 million, and $4.4 million pre-tax in 2004, 2003 and 2002, respectively. Future pension costs are dependent on several factors including trust earnings and changes to the pension plans and are expected to continue to increase. Postretirement benefit costs for Savannah Electric were approximately $2.8 million in 2004, $2.7 million in 2003, and $2.6 million in 2002 and are expected to continue to trend upward. A portion of pension and postretirement benefit costs is capitalized based on construction-related labor charges. For more information regarding pension and postretirement benefits, see Note 2 to the audited financial statements herein.
     Effective September 30, 2004, the Company retired Units 4 and 5 at Plant Riverside. The remaining units were retired on May 31, 2005. These retirements had no material impact on Savannah Electric’s financial statements.
     In July 2005, the U.S. Congress passed the Energy Policy Act of 2005 (“Energy Act”), which President Bush signed into law in August 2005. Among other things, the Energy Act includes various tax subsidies for electric utilities and provisions repealing the PUHCA. The Energy Act also amends federal energy laws and provides the FERC with new oversight responsibilities for the electric utility industry. The implementation of the Energy Act requires proceedings at the state level and the development of regulations by the FERC, as well as other federal agencies. Savannah Electric is still reviewing the legislation. Its impacts will depend on the promulgation and implementation of final rules and cannot be determined at this time.
     Savannah Electric is subject to certain claims and legal actions arising in the ordinary course of business. In addition, Savannah Electric’s business activities are subject to extensive governmental regulation related to public health and the environment. Litigation over environmental issues and claims of various types, including property damage, personal injury and citizen enforcement of environmental requirements, has increased generally throughout the United States. In particular, personal injury claims for damages caused by alleged exposure to hazardous materials have become more frequent. The ultimate outcome of such litigation against Savannah Electric cannot be predicted at this time; however, management does not anticipate that the liabilities, if any, arising from such current proceedings would have a material adverse effect on Savannah Electric’s financial statements.
     See Note 3 to the audited financial statements herein and the notes to the unaudited condensed financial statements herein for discussion of various other contingencies, regulatory matters and other matters being litigated which may affect future earnings.
ACCOUNTING POLICIES
Application of Critical Accounting Policies and Estimates
     Savannah Electric prepares its financial statements in accordance with accounting principles generally accepted in the United States. Significant accounting policies are described in Note 1 to the audited financial statements herein. In the application of these policies, certain estimates are made that may have a material impact on Savannah Electric’s results of operations and related disclosures. Different assumptions and measurements could produce estimates that are significantly different from those recorded in the financial statements. Southern Company senior management has discussed the development and selection of the critical accounting policies and estimates described below with the Audit Committee of Southern Company’s Board of Directors.
Electric Utility Regulation
     Savannah Electric is subject to retail regulation by the Georgia PSC and wholesale regulation by the FERC. These regulatory agencies set the rates Savannah Electric is permitted to charge customers based on allowable costs. As a result, Savannah Electric applies FASB Statement No. 71, Accounting for the Effects of Certain Types of Regulation, which requires the financial statements to reflect the effects of rate regulation. Through the ratemaking process, the regulators may require the inclusion of costs or revenues in periods different than when they would be recognized by a non-regulated company. This treatment may result in the deferral of expenses and the recording of related regulatory assets based on anticipated future recovery through rates or the deferral of gains or creation of liabilities and the recording of related regulatory liabilities. The application of Statement No. 71 has a further effect on Savannah Electric’s financial statements as a result of the estimates of allowable costs used in the ratemaking process. These estimates may differ from those actually incurred by Savannah Electric; therefore, the accounting estimates inherent in specific costs such as depreciation and pension and postretirement benefits have less of a direct impact on Savannah Electric’s results of operations than they would on a non-regulated company.
     As reflected in Note 1 to the audited financial statements herein, significant regulatory assets and liabilities have been recorded. Management reviews the ultimate recoverability of these regulatory assets and liabilities based on applicable regulatory guidelines. However, adverse legislative, judicial or regulatory actions could materially impact the amounts of such regulatory assets and liabilities and could adversely impact Savannah Electric’s financial statements.

Contingent Obligations
     Savannah Electric is subject to a number of federal and state laws and regulations, as well as other factors and conditions that potentially subject it to environmental, litigation, income tax and other risks. See FUTURE EARNINGS POTENTIAL herein and Note 3 to the audited financial statements and Note (B) to the unaudited condensed financial statements herein for more information regarding certain of these contingencies. Savannah Electric periodically evaluates its exposure to such risks and records reserves for those matters where a loss is considered probable and reasonably estimable in accordance with generally accepted accounting principles. The adequacy of reserves can be significantly affected by external events or conditions that can be unpredictable; thus, the ultimate outcome of such matters could materially affect Savannah Electric’s financial statements. These events or conditions include the following:
•	Changes in existing state or federal regulation by governmental authorities having jurisdiction over air quality, water quality, control of toxic substances, hazardous and solid wastes and other environmental matters.

•	Changes in existing income tax regulations or changes in Internal Revenue Service interpretations of existing regulations.

•	Identification of additional sites that require environmental remediation or the filing of other complaints in which Savannah Electric may be asserted to be a potentially responsible party.

•	Identification and evaluation of other potential lawsuits or complaints in which Savannah Electric may be named as a defendant.

•	Resolution or progression of existing matters through the legislative process, the court systems or the EPA.
Unbilled Revenues
     Revenues related to the sale of electricity are recorded when electricity is delivered to customers. However, the determination of kilowatt-hour sales to individual customers is based on the reading of their meters, which is performed on a systematic basis throughout the month. At the end of each month, amounts of electricity delivered to customers, but not yet metered and billed, are estimated. Components of the unbilled revenue estimates include total kilowatt-hour territorial supply, total kilowatt-hour billed, estimated total electricity lost in delivery and customer usage. These components can fluctuate as a result of a number of factors including weather, generation patterns and power delivery volume and other operational constraints. These factors can be unpredictable and can vary from historical trends. As a result, the overall estimate of unbilled revenues could be significantly affected. See Note 9 to the audited financial statements and Note (I) to the unaudited condensed financial statements herein for information on the restatement of Savannah Electric’s financial statements which resulted from errors in the calculations of unbilled revenues.
New Accounting Standards
     On March 31, 2004, Savannah Electric prospectively adopted FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities,” which requires the primary beneficiary of a variable interest entity to consolidate the related assets and liabilities. In January 2004, Savannah Electric redeemed all $40 million of its outstanding mandatorily redeemable preferred securities; thus the adoption of Interpretation No. 46R did not have any impact on Savannah Electric’s financial statements.
     In the third quarter 2004, Savannah Electric prospectively adopted FASB Staff Position (FSP) 106-2, Accounting and Disclosure Requirements related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“Medicare Act”). The Medicare Act provides a 28 percent prescription drug subsidy for Medicare eligible retirees. FSP 106-2 requires recognition of the impacts of the Medicare Act in the accumulated postretirement benefit obligation (“APBO”) and future cost of service for postretirement medical plans. The effect of the subsidy reduced Savannah Electric’s expenses for the six months ended December 31, 2004 by approximately $0.2 million and is expected to have a similar impact on future years. The subsidy’s impact on the postretirement medical plan APBO was a reduction of approximately $3.5 million. However, the ultimate impact on future periods is subject to final interpretation of the federal regulations which were published on January 21, 2005. See Note 2 to the audited financial statements herein under “Postretirement Benefits” and Note (F) to the unaudited condensed financial statements herein for additional information.

     FASB Statement No. 123R, Share-Based Payments, was issued in December 2004. This statement requires that compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the grant date fair value of the equity instruments issued. In April 2005, the SEC amended the compliance dates for FASB Statement No. 123R. For Savannah Electric, this statement is now effective beginning January 1, 2006. Although the compensation expense calculation required under the revised statement differs slightly, the impacts on Savannah Electric’s financial statements are expected to be similar to the pro forma disclosures included in Note 1 to the audited financial statements herein under “Stock Options” and in Note (C) to the unaudited condensed financial statements herein.
     FASB Interpretation No. 47 (FIN 47), Accounting for Conditional Asset Retirement Obligations, was issued in March 2005. This interpretation of FASB Statement No. 143, Accounting for Asset Retirement Obligations (FAS No. 143), requires that asset retirement obligations be recorded when a legal obligation exists even though the timing and/or the method of settlement are conditional on a future event. As required under FAS No. 143, the present value of the ultimate cost of retiring long-lived assets is recorded in the period in which the liability is incurred. The costs are capitalized as part of the related long-lived asset and depreciated over the asset’s useful life. For Savannah Electric, FIN 47 is effective no later than December 31, 2005. Savannah Electric currently expects to record additional asset retirement obligations (and plant in service) of less than $4 million, primarily related to asbestos removal. However, Savannah Electric has not concluded its assessment of FIN 47 and other potential obligations are still being evaluated. The adoption of FIN 47 is not expected to have any effect on Savannah Electric’s income statement.
     In December 2004, the FASB issued FSP 109-1 (FSP 109-1), Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities provided by the American Jobs Creation Act of 2004, which requires that the generation tax deduction for utilities contained in the legislation be accounted for as a special tax deduction rather than as a tax rate reduction. Savannah Electric adopted FSP 109-1 in the first quarter of 2005 with no material impact on its financial statements.
FINANCIAL CONDITION AND LIQUIDITY
Overview
     As of December 31, 2004, Savannah Electric’s capital structure consisted of 45.2 percent common stockholder’s equity, 8.6 percent preferred stock and 46.2 percent long-term debt, excluding amounts due within one year.
     The principal change in the Company’s financial condition in 2004 was the addition of $126.1 million to utility plant, the majority of which was related to the purchase of the Plant McIntosh Combined Cycle Units 10 and 11 construction project. The funds needed for gross property additions are currently provided from operating activities, the issuance of securities, capital contributions from Southern Company and short-term debt. Net cash flow from operating activities decreased in 2004 primarily as a result of higher fuel costs. Those costs are recoverable in future periods and are reflected in the balance sheets as under recovered regulatory clause revenues. See the audited Statements of Cash Flows herein for additional information.
     Savannah Electric’s financial condition remained stable at September 30, 2005. Net cash flow provided from operating activities totaled $30.6 million for the first nine months of 2005, compared to $36.8 million for the first nine months of 2004. The $6.2 million decrease in 2005 resulted primarily from higher fuel costs. Those costs are recoverable in future periods and are reflected on the balance sheets as under recovered regulatory clause revenues. Major changes in Savannah Electric’s financial condition during the first nine months of 2005 included the addition of approximately $33.8 million to utility plant, which includes the Plant McIntosh combined cycle facility. The funds for these additions and other capital requirements were derived primarily from operations and routine financing activities. See the unaudited Condensed Statements of Cash Flows herein for further details.
Sources of Capital
     If the merger is not completed, it is anticipated that the funds required for construction and other purposes, including compliance with environmental regulations, will be derived from sources similar to those used in the past including both internal and external funds. Historically, external funding came from the issuance of debt, preferred securities and capital contributions from Southern Company. Recently, Savannah Electric’s debt financings have consisted of unsecured debt. Savannah

Electric is required to meet certain earnings coverage requirements specified in its mortgage indenture and corporate charter to issue new first mortgage bonds and preferred stock. Savannah Electric’s coverage ratios are sufficiently high to permit, at present interest rate levels, any foreseeable security sales. There are no restrictions on the amount of unsecured indebtedness allowed. The amount of securities which Savannah Electric will be permitted to issue in the future will depend upon market conditions and other factors prevailing at that time. The issuance of securities by Savannah Electric is subject to regulatory approval by the SEC under the PUHCA, and, generally, the Georgia PSC. Additionally, with respect to the public offering of securities, Savannah Electric must file registration statements with the SEC under the Securities Act of 1933, as amended (the “1933 Act”). The amounts of securities authorized by the appropriate regulatory authorities, as well as the amounts registered under the 1933 Act, are continuously monitored and appropriate filings are made to ensure flexibility in the capital markets.
     To meet short-term cash needs and contingencies, Savannah Electric had at September 30, 2005 approximately $1.7 million of cash and cash equivalents and $80 million of unused committed credit arrangements with banks, of which $10 million expire in 2005, $50 million expire in 2006 and $20 million expires in 2008. All of the unused credit arrangements expiring in 2005 and 2006 include two-year term loan options executable at the expiration date. Savannah Electric’s committed credit arrangements provide liquidity support to Savannah Electric’s variable rate obligations and its commercial paper program.
     Savannah Electric may also meet short-term cash needs through a Southern Company subsidiary organized to issue and sell commercial paper and extendible commercial notes at the request and for the benefit of Savannah Electric and the other Southern Company retail operating companies. Proceeds from such issuances for the benefit of Savannah Electric are loaned directly to Savannah Electric and are not commingled with proceeds from such issuances for the benefit of any other operating company. The obligations of each company under these arrangements are several; there is no cross affiliate credit support. At September 30, 2005, Savannah Electric had outstanding $30.8 million in commercial paper and $11.2 million in extendible commercial notes.
     Savannah Electric obtains financing separately without credit support from any affiliate. The Southern Company system does not maintain a centralized cash or money pool. Therefore, funds of Savannah Electric are not commingled with funds of any other company. In accordance with the PUHCA, most loans between affiliated companies must be approved in advance by the SEC.
Financing Activities
     Maturities and redemptions of long-term debt and mandatorily redeemable preferred securities were $70.0 million in 2004, $39.4 million in 2003 and $53.6 million in 2002.
     In January 2004, Savannah Electric redeemed its $40 million Savannah Electric Capital Trust I 6.85% Trust Preferred Securities. Savannah Electric issued, in June 2004, $45 million of 6.00% Series Preferred Stock. In December 2004, Savannah Electric issued $35 million of Series G 5.75% Senior Notes maturing in 2044. Savannah Electric received $31 million in May 2004 and $15 million in December 2004 in capital contributions from Southern Company. Savannah Electric used the proceeds from the preferred stock and senior notes sales and capital contributions to repay a portion of its outstanding short-term indebtedness and to finance the purchase of the Plant McIntosh Combined Cycle construction project.
     Savannah Electric did not issue or redeem any long-term securities during the first nine months of 2005. In addition to any financings that may be necessary to meet capital requirements and contractual obligations, Savannah Electric plans to continue, when economically feasible, a program to retire higher-cost securities and replace these obligations with lower-cost capital if market conditions permit.
     In the first nine months of 2005, Savannah Electric entered into a forward starting interest rate swap in order to mitigate its exposure to unfavorable changes in interest rates related to a series of senior notes Savannah Electric anticipated issuing in 2006. See Note (E) to the unaudited condensed financial statements herein for additional information.
Credit Rating Risk
     Savannah Electric does not have any credit arrangements that would require material changes in payment schedules or terminations as a result of a credit rating downgrade. Savannah Electric is party to certain derivative agreements that could require collateral and/or accelerated payment in the event of a credit rating change to below investment grade. These agreements are primarily for natural gas price and interest rate risk management activities. At September 30, 2005, Savannah Electric had no exposure related to these agreements.

Market Price Risk
     Due to cost-based rate regulation, Savannah Electric has limited exposure to market volatility in interest rates, commodity fuel prices and prices of electricity. To manage the volatility attributable to these exposures, the Company nets the exposures to take advantage of natural offsets and enters into various derivative transactions for the remaining exposures pursuant to Savannah Electric’s policies in areas such as counterparty exposure and risk management practices. Savannah Electric’s policy is that derivatives are to be used primarily for hedging purposes and mandates strict adherence to all applicable risk management policies. Derivative positions are monitored using techniques including but not limited to market valuation, value at risk, stress testing and sensitivity analysis.
     To mitigate exposure to interest rates, Savannah Electric has entered into interest rate swaps that have been designated as cash flow hedges. The weighted average rate on variable rate long-term debt outstanding that has not been hedged at January 1, 2005 was 2.31 percent. If Savannah Electric sustained a 100 basis point change in interest rates for all unhedged variable rate long-term debt, at January 1, 2005, the change would not materially affect annualized interest expense. Savannah Electric continues to evaluate its options related to these securities, and may or may not enter into additional hedging transactions. See Notes 1 and 6 to the audited financial statements herein under “Financial Instruments” for additional information.
     Savannah Electric’s market risk exposures to interest rate changes have not changed materially compared with the December 31, 2004 reporting period. In addition, Savannah Electric is not aware of any facts or circumstances that would significantly affect such exposures in the near term.
     To mitigate residual risks relative to movements in electricity prices, Savannah Electric enters into fixed-price contracts for the purchase and sale of electricity through the wholesale electricity market. In addition, Savannah Electric has implemented a natural gas/oil hedging program ordered by the Georgia PSC. The program has negative financial hedge limits. In terms of dollar amounts, negative financial hedging positions, recoverable through the fuel clause, are limited to an above market cap equal to 10 percent of Savannah Electric’s annual natural gas/oil budget. These hedging position limits were $2.4 million for 2002, $1.1 million for 2003 and $2.7 million for 2004 and will be $5.1 million for 2005. The program has operated within the defined hedging position limits set for each year.
     The changes in fair value of energy related derivative contracts and year-end valuations were as follows:

	Changes in Fair Value

			Three Months	Nine Months
			Ended	Ended
	Year Ended	Year Ended	September 30,	September 30,
	2004	2003	2005	2005

	(in thousands)
Contracts beginning of period	$463	$626	$5,164	$1,474
Contracts realized or settled	(1,811)	(1,798)	(1,436)	(4,169)
New contracts at inception	—	—	—	—
Changes in valuation techniques	—	—	—	—
Current period changes (a)	2,822	1,635	8,413	14,836

Contracts end of period	$1,474	$463	$12,141	$12,141

(a)	Current period changes also include the changes in fair value of new contracts entered into during the period.

	Source of December 31, 2004
	Valuation Prices

	Total	Maturity
	Fair Value	Year 1	2-3 Years

	(in thousands)
Actively quoted	$1,293	$1,051	$242
External sources	181	181	—
Models and other methods	—	—	—

Contracts at December 31, 2004	$1,474	$1,232	$242

	Source of September 30, 2005
	Valuation Prices

	Total	Maturity
	Fair Value	Year 1	2-3 Years

	(in thousands)
Actively quoted	$12,167	$10,051	$2,116
External sources	(26)	(26)	—
Models and other methods	—	—	—

Contracts at September 30, 2005	$12,141	$10,025	$2,116

     Unrealized gains and losses from mark to market adjustments on derivative contracts related to Savannah Electric’s fuel hedging program are recorded as regulatory assets and liabilities. Realized gains and losses from this program are included in fuel expense and recovered through Savannah Electric’s fuel cost recovery clause. Of the net gains, Savannah Electric is allowed to retain 25 percent in earnings. Gains and losses on derivative contracts that are not designated as hedges are recognized in the statements of income as incurred. These amounts were not material in any year presented. At December 31, 2004 and September 30, 2005, the fair value of derivative energy contracts was reflected in the financial statements as follows:

	December 31, 2004	September 30, 2005

	(in thousands)
Regulatory liabilities, net	$1,471	$12,141
Other comprehensive income	—	—
Net Income	3	—

Total fair value	$1,474	$12,141

     Savannah Electric is exposed to market price risk in the event of nonperformance by counterparties to the derivative energy contracts. Savannah Electric’s policy is to enter into agreements with counterparties that have investment grade credit ratings by Moody’s and Standard & Poor’s or with counterparties who have posted collateral to cover potential credit exposure. Therefore, Savannah Electric does not anticipate market risk exposure from nonperformance by the counterparties. See Notes 1 and 6 to the audited financial statements herein under “Financial Instruments” and Note (E) to the unaudited condensed financial statements herein for additional information.
Capital Requirements and Contractual Obligations
     Savannah Electric’s construction program is estimated to be $52.4 million in 2005, $39.2 million in 2006 and $33.7 million in 2007. Environmental expenditures included in these amounts are $1.4 million, $1.2 million and $0.2 million for 2005, 2006 and 2007, respectively. Actual construction costs may vary from this estimate because of changes in such factors as: business conditions; environmental regulations; FERC rules and transmission regulations; load projections; the cost and efficiency of construction labor, equipment and materials; and the cost of capital. In addition, there can be no assurance that costs related to capital expenditures will be fully recovered. Savannah Electric placed Plant McIntosh Combined Cycle Units 10 and 11 in service in June 2005. In addition, construction of new transmission and distribution facilities and capital improvements for generation, transmission and distribution facilities, including those needed to meet the environmental standards previously discussed, will be ongoing.
     As discussed in Note 2 to the audited financial statements herein, Savannah Electric provides postretirement benefits to substantially all employees and funds trusts to the extent required by the Georgia PSC.
     Other funding requirements related to obligations associated with scheduled maturities of long-term debt, as well as the related interest, preferred stock dividends, leases and other purchase commitments were as follows at December 31, 2004. See Notes 1, 6 and 7 to the audited financial statements herein for additional information.

Contractual Obligations

		2006-	2008-		After
	2005	2007	2009	2009	Total
	(in thousands)

Long-term debt(a) —
Principal	$1,010	$21,884	$46,758	$169,127	$238,779
Interest	13,196	24,897	20,425	147,502	206,020
Preferred stock dividends(b)	2,700	5,400	5,400	—	13,500
Operating leases	846	1,618	1,401	3,608	7,473
Purchase commitments(c) —
Capital(d)	52,412	72,985	—	—	125,397
Coal	50,301	6,771	—	—	57,072
Natural gas(e)	26,296	42,140	63,785	285,322	417,543
Purchased power	13,262	26,554	26,602	—	66,418
Long-term service agreements	872	3,115	3,712	27,315	35,014
Postretirement benefit trusts(f)	1,190	2,500	—	—	3,690

Total	$162,085	$207,864	$168,083	$632,874	$1,170,906

(a)	All amounts are reflected based on final maturity dates. Savannah Electric plans to continue to retire higher-cost securities and replace these obligations with lower-cost capital if market conditions permit. Variable rate interest obligations are estimated based on rates as of January 1, 2005, as reflected in the statements of capitalization.

(b)	Preferred stock does not mature; therefore, amounts are provided for the next five years only. In the event the merger is completed, the Savannah Electric 6.00% Series Preferred Stock will be converted into shares of the Georgia Power 6 1/8% Series Class A Preferred Stock.

(c)	Savannah Electric generally does not enter into non-cancelable commitments for other operation and maintenance expenditures. Total other operation and maintenance expenses for the last three years were $86.0 million, $83.6 million and $81.0 million, respectively.

(d)	Savannah Electric forecasts capital expenditures over a three-year period. Amounts represent estimates of total expenditures. At December 31, 2004, significant purchase commitments were outstanding in connection with the construction program.

(e)	Natural gas purchase commitments contain fixed volumes with prices based on various indices at the time of delivery. Amounts reflected have been estimated based on the New York Mercantile Exchange future prices at December 31, 2004.-

(f)	Savannah Electric forecasts postretirement trust contributions over a three-year period. No contributions related to Savannah Electric’s pension trust are currently expected during this period. See Note 2 to the audited financial statements and Note (F) to the unaudited condensed financial statements herein for additional information related to the pension and postretirement plans, including estimated benefit payments. Certain benefit payments will be made through the related trusts. Other benefit payments will be made from Savannah Electric’s corporate assets.

DESCRIPTION OF GEORGIA POWER 6 1/8% SERIES CLASS A PREFERRED STOCK
     The following is a summary of the terms of the 6 1/8% Series Class A Preferred Stock, Non-Cumulative, par value $25 per share of Georgia Power that will be issued in the merger in exchange for your shares of 6.00% Series Preferred Stock, Non-Cumulative, par value $25 per share of Savannah Electric. The following summary is qualified in its entirety by reference to the Amended and Restated Charter of Georgia Power to be adopted by Georgia Power at or prior to the effective time of the merger, the form of which is attached hereto as Annex B, and the Amendment to the Amended and Restated Charter of Georgia Power to designate the 6 1/8% Series Class A Preferred Stock, the form of which is attached hereto as Annex C.
General
     The 6 1/8% Series Class A Preferred Stock will be issued as a series of Georgia Power’s Class A Preferred Stock. In addition to 50,000,000 authorized shares of Class A Preferred Stock, the Amended and Restated Charter of Georgia Power to be adopted at or prior to the effective time of the merger will authorize 5,000,000 shares of Preferred Stock, 15,000,000 shares of Preference Stock and 20,000,000 shares of common stock.
     As of December 31, 2005, Georgia Power had 7,761,500 outstanding shares of common stock, no outstanding shares of Class A Preferred Stock or Preference Stock, and 14,569 outstanding shares of Preferred Stock, all of which have been called for redemption on January 17, 2006.
     The shares of the 6 1/8% Series Class A Preferred Stock, when issued under the terms of the merger agreement, will be fully paid and non-assessable.
Dividends
     Dividends on the 6 1/8% Series Class A Preferred Stock will be payable, when, as and if declared by the Georgia Power’s board of directors out of funds legally available, at a rate per annum equal to 6 1/8%.
     Immediately prior to the effective time of the merger, Savannah Electric will pay any accrued dividends on the Savannah Electric 6.00% Series Preferred Stock to the holders thereof for the period from the last preceding dividend payment date to but excluding the date of the closing of the merger. Dividends on the Georgia Power 6 1/8% Series Class A Preferred Stock will accrue from and after the date of closing of the merger. Dividends on the 6 1/8% Series Class A Preferred Stock are payable on January 1, April 1, July 1 and October 1 of each year, commencing on the first such date following completion of the merger, which is expected to be ___ 1, 2006, when, as and if declared by Georgia Power, or, if any such date is not a business day, on the next business day.
     Dividends on the 6 1/8% Series Class A Preferred Stock are not cumulative and, accordingly, if Georgia Power does not declare a dividend or declares less than a full dividend on the 6 1/8% Series Class A Preferred Stock for a quarterly dividend period, holders of the 6 1/8% Series Class A Preferred Stock will have no right to receive a dividend or the full dividend, as the case may be, for that period, and Georgia Power will have no obligation to pay a dividend for that period, whether or not Georgia Power pays dividends in full or has sufficient funds to pay dividends in the future.
Ranking
     The 6 1/8% Series Class A Preferred Stock will rank equally with any other shares of Georgia Power Preferred Stock or Georgia Power Class A Preferred Stock with respect to the payment of dividends and distribution of assets upon Georgia Power’s liquidation, dissolution or winding up.
     The 6 1/8% Series Class A Preferred Stock will rank senior to any Georgia Power Preference Stock and Georgia Power common stock and to any other equity securities that Georgia Power may issue in the future that by their terms rank junior to the 6 1/8% Series Class A Preferred Stock with respect to the payment of dividends and distribution of assets upon Georgia Power’s liquidation, dissolution or winding up.
     The 6 1/8% Series Class A Preferred Stock will rank junior to any other equity securities Georgia Power may issue in the future that by their terms rank senior to the 6 1/8% Series Class A Preferred Stock with respect to the payment of dividends and distribution of assets upon Georgia Power’s liquidation, dissolution or winding. The authorization of any equity securities ranking senior to the Georgia Power Preferred Stock or Georgia Power Class A Preferred Stock would require the approval of the holders of a majority of the votes represented by all outstanding shares of the Georgia Power Preferred Stock and the Georgia Power Class A Preferred Stock, including the 6 1/8% Series Class A Preferred Stock.
Redemption
     Georgia Power will have the right to redeem the 6 1/8% Series Class A Preferred Stock, in whole or in part, without premium, from time to time, on or after July 1, 2009, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to $25 per share plus accrued and unpaid dividends (whether or not declared) from the immediately preceding dividend payment date to the redemption date (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared, in which case accrued and unpaid dividends for such prior dividend periods shall be paid at redemption). For any shares of the 6 1/8% Series Class A Preferred Stock to be redeemed, dividends will cease to accrue and all rights of holders of such shares, except the right to receive the redemption price, will cease as of the redemption date.
Liquidation Rights
     Upon the voluntary or involuntary liquidation of Georgia Power, the holders of the 6 1/8% Series Class A Preferred Stock, without any preference over the holders of any other series of the Georgia Power Preferred Stock or the Georgia Power Class A Preferred Stock, out of Georgia Power’s assets available for distribution to the holders of the Georgia Power Preferred Stock and the Georgia Power Class A Preferred Stock following the satisfaction of all claims ranking senior to the Georgia Power Preferred Stock and the Georgia Power Class A Preferred Stock, shall be entitled to receive $25 per share, plus accrued and unpaid dividends (whether or not declared) for the then current quarterly dividend period, accrued to but excluding the date of such liquidation payment, but without accumulation of unpaid dividends on the 6 1/8% Series Class A Preferred Stock for any prior dividend periods, before any distribution of assets may be made to the holders of the Georgia Power Preference Stock or the Georgia Power common stock. Available assets, if insufficient to pay the amounts payable on all outstanding series of Georgia Power Preferred Stock and Georgia Power Class A Preferred Stock, are to be distributed pro rata to the payment, first of the amount per share payable on each outstanding series of the Georgia Power Preferred Stock and the Georgia Power Class A Preferred Stock, second of accrued dividends, if any, with respect to each series of the Georgia Power Preferred Stock and the Georgia Power Class A Preferred Stock, and third of any premium.
Transfer Agent, Registrar and Paying Agent
     SCS will be the transfer agent, registrar and paying agent for the 6 1/8% Series Class A Preferred Stock.
Voting Rights
     At the election of directors at each annual meeting of shareholders, the holders of Georgia Power Preferred Stock and Georgia Power Class A Preferred Stock, including the Georgia Power 6 1/8% Series Class A Preferred Stock, will have full voting rights with the holders of Georgia Power common stock, all voting together as a single class. Each share of Georgia Power Preferred Stock will have one vote, each share of Georgia Power Class A Preferred Stock, including the shares of the Georgia Power 6 1/8% Series Class A Preferred Stock, will have one-quarter vote and each share of common stock will have one vote. In addition, holders of any outstanding shares of Georgia Power Preference Stock may be entitled to vote at each annual meeting of shareholders in the election of directors, with such voting rights not to exceed one-tenth of a vote per outstanding share of Georgia Power Preference Stock. On all other matters, except as otherwise described herein or except as otherwise provided by law or in the Amended and Restated Charter of Georgia Power, the right to vote is vested in the holders of the Georgia Power common stock.
     In the event that any six quarterly dividends (whether or not consecutive and whether or not earned and declared) have not been paid in full on the 6 1/8% Series Class A Preferred Stock, the holders of such 6 1/8% Series Class A Preferred Stock will have the right, voting together as a single class with holders of shares of any one or more other series of the Georgia Power Preferred Stock, Georgia Power Class A Preferred Stock or Georgia Power Preference Stock upon which like voting rights are then exercisable, at the next meeting of shareholders called for the election of directors, to elect two members of the board of directors of Georgia Power and the size of Georgia Power’s board of directors will be increased accordingly to effect such election. The rights of such holders of

Georgia Power 6 1/8% Series Class A Preferred Stock to elect (voting together as a single class with the holders of shares of any one or more other series of Georgia Power Preferred Stock, Georgia Power Class A Preferred Stock or Georgia Power Preference Stock upon which like voting rights are then exercisable) two members of the board of directors of Georgia Power will continue until such time as full dividends on such Georgia Power 6 1/8% Series Class A Preferred Stock have been paid or declared and set apart regularly for at least one year (i.e., four consecutive full quarterly dividend periods), at which time such right will terminate, subject to revesting in the event of each and every subsequent failure to pay dividends of the character described above. Upon any termination of the right of the holders of shares of the Georgia Power Preferred Stock, Georgia Power Class A Preferred Stock and Georgia Power Preference Stock to vote together as a single class to elect two directors, the term of office of the two directors then in office elected by such holders voting as a single class will terminate immediately.
     In addition, the affirmative vote of at least a majority of the voting power of the outstanding shares of all series of Georgia Power Preferred Stock and Georgia Power Class A Preferred Stock will be required for:
•	the authorized or issuance of any shares of any class of stock of Georgia Power preferred as to dividends or as to the distribution of assets upon Georgia Power’s liquidation over the Georgia Power Preferred Stock or Georgia Power Class A Preferred Stock; or

•	any change of the rights and preferences of the then outstanding Georgia Power Preferred Stock or Georgia Power Class A Preferred Stock in any manner so as to affect adversely the holders thereof, provided, however, that if any change would affect adversely the holders of only one or more series of the Georgia Power Preferred Stock or the Georgia Power Class A Preferred Stock, only the vote of the holders of at least a majority of the voting power of the outstanding shares of the series so affected shall be required.
     Georgia Power may create and issue new series of Preferred Stock, Class A Preferred Stock or other securities ranking equally with the 6 1/8% Series Class A Preferred Stock with respect to dividends and the distribution of assets in liquidation without the approval of the holders of the 6 1/8% Series Class A Preferred Stock.
     Other than when voting together with the common stock in the general election of directors and except as otherwise provided in the Amended and Restated Charter of Georgia Power or as required by law, the Georgia Power Preferred Stock, the Georgia Power Class A Preferred Stock and the Georgia Power Preference Stock of all series will be deemed to be a single class, with each share of Georgia Power Preferred Stock having one vote, each share of Georgia Power Class A Preferred Stock having one-fourth vote and each share of Georgia Power Preference Stock may have one-tenth vote.
Sinking Fund
     The holders of the Georgia Power 6 1/8% Series Class A Preferred Stock will not be entitled to the benefit of a sinking fund or purchase fund.
Listing
     Application will be made to list the Georgia Power 6 1/8% Series Class A Preferred Stock on the New York Stock Exchange.
Other Rights
     Holders of the Georgia Power 6 1/8% Series Class A Preferred Stock do not have any pre-emptive or conversion rights.
Book-Entry Only Issuance — The Depository Trust Company
     If the merger is completed, shares of Georgia Power 6 1/8% Series Class A Preferred Stock will be issued in exchange for your shares of Savannah Electric 6.00% Series Preferred Stock. DTC will act as the initial securities depository for the shares of the Georgia Power 6 1/8% Series Class A Preferred Stock issued in the merger. The Georgia Power 6 1/8% Series Class A Preferred Stock will be issued only as fully registered securities registered in the name of Cede & Co., DTC’s nominee, or such other name as may be requested by an authorized representative of DTC. One or more fully registered global Georgia Power 6 1/8% Series Class A Preferred Stock certificates will be issued, representing in the aggregate the total stated value of the Georgia Power 6 1/8% Series Class A Preferred Stock, and will be deposited with SCS on behalf of DTC.
     DTC, the world’s largest depository, is a limited purpose trust company organized under the New York Banking Law a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds and provides asset servicing for over 2.2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from over 100 countries that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, FICC and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has Standard & Poor’s highest rating: AAA. The DTC rules applicable to its Direct and Indirect Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.
     Purchases of the Georgia Power 6 1/8% Series Class A Preferred Stock under the DTC system must be made by or through Direct Participants, which will receive a credit for the Georgia Power 6 1/8% Series Class A Preferred Stock on DTC’s records. The ownership interest of each actual purchaser of the Georgia Power 6 1/8% Series Class A Preferred Stock (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners, however, are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Georgia Power 6 1/8% Series Class A Preferred Stock are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Georgia Power 6 1/8% Series Class A Preferred Stock, except in the event that use of the book-entry system for the Georgia Power 6 1/8% Series Class A Preferred Stock is discontinued.
     To facilitate subsequent transfers, all the Georgia Power 6 1/8% Series Class A Preferred Stock deposited by Direct Participants with DTC is registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the Georgia Power 6 1/8% Series Class A Preferred Stock with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the new Stock; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Georgia Power 6 1/8% Series Class A Preferred Stock is credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.
     Redemption notices shall be sent to DTC. If less than all of the shares of the Georgia Power 6 1/8% Series Class A Preferred Stock within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.
     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
     Neither DTC nor Cede & Co. (nor any other DTC nominee) will itself consent or vote with respect to the Georgia Power 6 1/8% Series Class A Preferred Stock, unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to Georgia Power as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct

Participants to whose accounts the 6 1/8% Series Class A Preferred Stock are credited on the record date (identified in a listing attached to the Omnibus Proxy).
     Payments on the Georgia Power 6 1/8% Series Class A Preferred Stock will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from Georgia Power or SCS, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, its nominee or Georgia Power, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such nominee as may be requested by an authorized representative of DTC) is the responsibility of Georgia Power, disbursement of such payments to Direct Participants is the responsibility of DTC and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.
     Except as provided herein, a Beneficial Owner of the global Georgia Power 6 1/8% Series Class A Preferred Stock will not be entitled to receive physical delivery of the Georgia Power 6 1/8% Series Class A Preferred Stock. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Georgia Power 6 1/8% Series Class A Preferred Stock. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global Georgia Power 6 1/8% Series Class A Preferred Stock.
     DTC may discontinue providing its services as securities depositary with respect to the Georgia Power 6 1/8% Series Class A Preferred Stock at any time by giving reasonable notice to Georgia Power or SCS. Under such circumstances, in the event that a successor securities depositary is not obtained, the Georgia Power 6 1/8% Series Class A Preferred Stock certificates are required to be printed and delivered to the holders of record. Additionally, Georgia Power may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). In that event, certificates for the Georgia Power 6 1/8% Series Class A Preferred Stock will be printed and delivered to the holders of record.
     The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that Georgia Power believes to be reliable, but Georgia Power takes no responsibility for the accuracy thereof. Georgia Power has no responsibility for the performance by DTC or its Direct or Indirect Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

COMPARISON OF RIGHTS OF HOLDERS OF
GEORGIA POWER 6 1/8% SERIES CLASS A PREFERRED STOCK AND
SAVANNAH ELECTRIC 6.00% SERIES PREFERRED STOCK
     The following is a comparison of certain rights of holders of Savannah Electric 6.00% Series Preferred Stock and those of holders of Georgia Power 6 1/8% Series Class A Preferred Stock. Certain important differences in the rights of Savannah Electric shareholders and Georgia Power shareholders arise from differing provisions of Savannah Electric’s and Georgia Power’s governing corporate documents.
     The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of the Savannah Electric 6.00% Series Preferred Stock and those of holders of the Georgia Power 6 1/8% Series Class A Preferred Stock. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the respective governing corporate documents of Savannah Electric and Georgia Power, to which shareholders are referred. The information with respect to Georgia Power reflects the provisions of the Amended and Restated Charter of Georgia Power to be adopted by Georgia Power at or prior to the effective time of the merger, a copy of which is attached hereto as Annex B, and the form of Amendment to the Amended and Restated Charter of Georgia Power to designate the 6 1/8% Series Class A Preferred Stock, a copy of which is attached hereto as Annex C.
Authorized Capital Stock
Savannah Electric.
The authorized capital stock of Savannah Electric consists of 16,000,000 shares of common stock, par value $5 per share, and 4,000,000 authorized shares of Preferred Stock, par value $25 per share.
As of December 31, 2005, 10,844,635 shares of common stock were issued and outstanding and 1,800,000 shares of Preferred Stock, all of which have been designated as the 6.00% Series Preferred Stock.
Georgia Power.
At the effective time of the merger, the authorized capital stock of Georgia Power will consist of 20,000,000 shares of common stock, without par value, 5,000,000 shares of Preferred Stock, with a par value of $100 per share, 50,000,000 shares of Class A Preferred Stock, with a par value of $25 per share, and 15,000,000 shares of Preference Stock, with a par value of $100 per share.
As of December 31, 2005, 7,761,500 shares of common stock were issued and outstanding, no shares of Class A Preferred Stock or Preference Stock were issued and outstanding, and 14,569 shares of Preferred Stock were issued and outstanding, all of which have been called for redemption on January 17, 2006.
Dividends
Savannah Electric 6.00% Series Preferred Stock.
Dividends are payable, when, as and if declared by Savannah Electric’s board of directors out of funds legally available, at a rate per annum equal to 6.00%.
Dividends are payable on January 1, April 1, July 1 and October 1 of each year, as and if declared by Savannah Electric, or, if any such date is not a business day, on the next business day.
Dividends are not cumulative and, accordingly, if Savannah Electric does not declare a dividend or declares less than a full dividend on the 6.00% Series Preferred Stock for a quarterly dividend period, holders of the 6.00% Series Preferred Stock will have no right to receive a dividend or the full dividend, as the case may be, for that period, and Savannah Electric will have no obligation to pay a dividend for that period, whether or not Savannah Electric pays dividends in full or has sufficient funds to pay dividends in the future.
Georgia Power 6 1/8% Series Class A Preferred Stock.
Dividends will be payable, when, as and if declared by Georgia Power’s board of directors out of funds legally available, at a rate per annum equal to 6 1/8%.
Dividends will be payable on January 1, April 1, July 1 and October 1 of each year, commencing on the first such date following completion of the merger, which is expected to be ___1, 2006, when, as and if declared by Georgia Power, or, if any such date is not a business day, on the next business day.
Dividends are not cumulative and, accordingly, if Georgia Power does not declare a dividend or declares less than a full dividend on the 6 1/8% Series Class A Preferred Stock for a quarterly dividend period, holders of the 6 1/8% Series Class A Preferred Stock will have no right to receive a dividend or the full dividend, as the case may be, for that period, and Georgia Power will have no obligation to pay a dividend for that period, whether or not Georgia Power pays dividends in full or has sufficient funds to pay dividends in the future.

Ranking
Savannah Electric 6.00% Series Preferred Stock.
The Savannah Electric Preferred Stock, including the 6.00% Series Preferred Stock, ranks senior to the Savannah Electric common stock with respect to dividends and distribution of assets upon liquidation, dissolution or winding up.
Georgia Power 6 1/8% Series Class A Preferred Stock.
The Georgia Power Preferred Stock and the Georgia Power Class A Preferred Stock, including the 6 1/8% Series Class A Preferred Stock, rank senior to the Georgia Power Preference Stock and common stock with respect to dividends and distribution of assets upon liquidation or winding up.
Redemption
Savannah Electric 6.00% Series Preferred Stock.
Savannah Electric has the right to redeem the 6.00% Series Preferred Stock, in whole or in part, without premium, from time to time, on or after July 1, 2009, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to $25 per share plus accrued and unpaid dividends (whether or not declared) from the immediately preceding dividend payment date to the redemption date (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared, in which case accrued and unpaid dividends for such prior dividend periods shall be paid at redemption). For any shares of the 6.00% Series Preferred Stock to be redeemed, dividends will cease to accrue and all rights of holders of such shares, except the right to receive the redemption price, will cease as of the redemption date.
Georgia Power 6 1/8% Series Class A Preferred Stock.
Georgia Power will have the right to redeem the 6 1/8% Series Class A Preferred Stock, in whole or in part, without premium, from time to time, on or after July 1, 2009, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to $25 per share plus accrued and unpaid dividends (whether or not declared) from the immediately preceding dividend payment date to the redemption date (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared, in which case accrued and unpaid dividends for such prior dividend periods shall be paid at redemption). For any shares of the 6 1/8% Series Class A Preferred Stock to be redeemed, dividends will cease to accrue and all rights of holders of such shares, except the right to receive the redemption price, will cease as of the redemption date.
Voting Rights in the Election of Directors
Savannah Electric 6.00% Series Preferred Stock.
Holders of shares of the 6.00% Series Preferred Stock are not entitled to vote in the election of directors to the Savannah Electric board of directors.
Georgia Power 6 1/8% Series Class A Preferred Stock.
At the election of directors at each annual meeting, the holders of Georgia Power Preferred Stock and Georgia Power Class A Preferred Stock, including the 6 1/8% Series Class A Preferred Stock, will have full voting rights with the holders of Georgia Power common stock, all voting together as a single class. Each share of Georgia Power Preferred Stock will have one vote, each share of Georgia Power Class A Preferred Stock, including the shares of the 6 1/8% Series Class A Preferred Stock, will have one-quarter vote and each share of common stock will have one vote. In addition, outstanding shares of Preference Stock may be granted voting rights in the election of directors, with each share of the Preference Stock to be entitled to not more than one-tenth vote.
Voting Rights in the Event of Missed Dividends
Savannah Electric 6.00% Series Preferred Stock.
In the event that any six quarterly dividends (whether or not consecutive and whether or not earned and declared) have not been paid in full on the 6.00% Series Preferred Stock, the holders of such 6.00% Series Preferred Stock will have the right, voting separately as a class with holders of shares of any one or more other series of Savannah Electric Preferred Stock upon which like voting rights have been conferred and are exercisable, at the next meeting of shareholders called for the election of directors, to elect two members of the board of directors of Savannah Electric and the size of Savannah Electric’s board of directors will be increased accordingly to effect such election. The rights of such holders of 6.00% Series Preferred Stock to elect (together with the holders of shares of any one or more other series of Savannah Electric Preferred Stock upon which like voting rights have been conferred and are exercisable) members of the board of directors of Savannah Electric will continue until such time as full dividends on such 6.00% Series Preferred Stock have been paid or declared and set apart regularly for at least one year (i.e., four consecutive full quarterly dividend periods), at which time such right will terminate, subject to revesting in the event of each and every subsequent failure to pay dividends of the character described above. Upon any termination of the right of the holders of shares of the Savannah Electric Preferred Stock to vote as a class for directors, the term of office of all directors then in office elected by such holders voting as a class will terminate immediately.

Georgia Power 6 1/8% Series Class A Preferred Stock.
In the event that any six quarterly dividends (whether or not consecutive and whether or not earned and declared) have not been paid in full on the 6 1/8% Series Class A Preferred Stock, the holders of such 6 1/8% Series Class A Preferred Stock will have the right, voting together as a single class with holders of shares of any one or more other series of Preferred Stock, Class A Preferred Stock or Preference Stock upon which like voting rights are then exercisable, at the next meeting of shareholders called for the election of directors, to elect two members of the board of directors of Georgia Power and the size of Georgia Power’s board of directors will be increased accordingly to effect such election. The rights of such holders of 6 1/8% Series Class A Preferred Stock to elect (voting together as a single class with the holders of shares of any one or more other series of Preferred Stock, Class A Preferred Stock or Preference Stock upon which like voting rights are then exercisable) two members of the board of directors of Georgia Power will continue until such time as full dividends on such 6 1/8% Series Class A Preferred Stock have been paid or declared and set apart regularly for at least one year (i.e., four consecutive full quarterly dividend periods), at which time such right will terminate, subject to revesting in the event of each and every subsequent failure to pay dividends of the character described above. Upon any termination of the right of the holders of shares of the Preferred Stock, Class A Preferred Stock and Preference Stock to vote together as a single class to elect two directors, the term of office of the two directors then in office elected by such holders voting as a single class will terminate immediately.
Other Voting Rights
Savannah Electric 6.00% Series Preferred Stock.
Except as described herein or when some mandatory provision of law is controlling, the holders of the Savannah Electric Preferred Stock, including the 6.00% Series Preferred Stock, have no additional voting power.
Holders of the Savannah Electric Preferred Stock, including the 6.00% Series Preferred Stock, are entitled to vote on certain matters relating to:
•	authorization of stock ranking prior to or on a parity with the 6.00% Series Preferred Stock with respect to dividends or distributions in liquidation, or a security convertible into shares of stock of such kind;

•	change of the express terms of any series of Savannah Electric Preferred Stock in a manner prejudicial to the holders;

•	except where required by a regulatory agency, a reduction of capital allocable to the Savannah Electric Preferred Stock or a reduction of capital allocable to common stock, if such reduction causes common stock equity to be less than the amount payable to holders of Preferred Stock upon liquidation, dissolution or winding up of Savannah Electric; and
(A) issuance of additional shares of Savannah Electric Preferred Stock unless, for any twelve-month period within the preceding fifteen months, net income available for the payment of dividends on the Savannah Electric Preferred Stock and gross income available for the payment of interest charges on indebtedness shall have been, respectively, at least 2 1/2 times the dividend requirements upon the entire amount of the Savannah Electric Preferred Stock then to be outstanding, and at least 1 1/2 times the aggregate of such dividend requirements and interest charges for such period on the entire amount of indebtedness then to be outstanding and (B) issuance of additional Savannah Electric Preferred Stock, unless the capital of Savannah Electric represented by its common stock together with its surplus shall in the aggregate be at least equal to the involuntary liquidation, dissolution or winding up value of the Savannah Electric Preferred Stock then to be outstanding.
With respect to the matters above, the consent or affirmative vote of at least two-thirds of the outstanding Preferred Stock (or of the affected series in the case of a change prejudicial to less than all series) is required.
Georgia Power 6 1/8% Series Class A Preferred Stock.
Except as described herein or when some mandatory provision of law is controlling, the holders of the Georgia Power Class A Preferred Stock, including the 6 1/8% Series Class A Preferred Stock, will have no additional voting power.
The affirmative vote of at least a majority of the voting power of the outstanding shares of all series of Georgia Power Preferred Stock and Georgia Power Class A Preferred Stock will be required for:
•	the authorized or issuance of any shares of any class of stock of Georgia Power preferred as to dividends or as to the distribution of assets upon Georgia Power’s liquidation over the Georgia Power Preferred Stock or Georgia Power Class A Preferred Stock; or

•	any change of the rights and preferences of the then outstanding Georgia Power Preferred Stock or Georgia Power Class A Preferred Stock in any manner so as to affect adversely the holders thereof, provided, however, that if any change would affect adversely the holders of only one or more series of the Georgia Power Preferred Stock or the Georgia Power Class A Preferred Stock, only the vote of the holders of at least a majority of the voting power of the outstanding shares of the series so affected shall be required.
Georgia Power may create and issue new series of Preferred Stock, Class A Preferred Stock or other securities ranking equally with the 6 1/8% Series Class A Preferred Stock with respect to dividends and the distribution of assets in liquidation without the approval of the holders of the 6 1/8% Series Class A Preferred Stock.

Sinking Fund
Savannah Electric 6.00% Series Preferred Stock.
The holders of the 6.00% Series Preferred Stock are not entitled to the benefit of a sinking fund or purchase fund.
Georgia Power 6 1/8% Series Class A Preferred Stock.
The holders of the 6 1/8% Series Class A Preferred Stock will not be entitled to the benefit of a sinking fund or purchase fund.
Listing
Savannah Electric 6.00% Series Preferred Stock.
The 6.00% Series Preferred Stock is listed for trading on the New York Stock Exchange under the symbol “SZH.”
Georgia Power 6 1/8% Series Class A Preferred Stock.
Application will be made to list the 6 1/8% Series Class A Preferred Stock on the New York Stock Exchange. Listing of the 6 1/8% Series Class A Preferred Stock on the New York Stock Exchange is a condition to completing the merger.
LEGAL MATTERS
     The validity of the Georgia Power 6 1/8% Series Class A Preferred Stock and certain matters relating to such Georgia Power 6 1/8% Series Class A Preferred Stock will be passed upon on behalf of Georgia Power by Troutman Sanders LLP, Atlanta, Georgia. Troutman Sanders LLP also will pass upon certain federal income tax considerations of the merger for Georgia Power and Savannah Electric.
EXPERTS
     The financial statements and the related financial statement schedule, incorporated in this proxy statement/prospectus by reference from Georgia Power’s Annual Report on Form 10-K for the year ended December 31, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph referring to Georgia Power’s change in its method of accounting for asset retirement obligations), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
     The financial statements of Savannah Electric included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report on the financial statements expresses an unqualified opinion and includes explanatory paragraphs referring to Savannah Electric’s restatement of the 2003 and 2002 financial statements and the change in its method of accounting for asset retirement obligations), and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
SHAREHOLDER PROPOSALS FOR INCLUSION IN PROXY OR INFORMATION STATEMENT
     The 2006 Annual Meeting of Shareholders of Georgia Power is scheduled for May 17, 2006. Southern Company, as the sole shareholder of Georgia Power, will be the only shareholder entitled to notice of and to vote at the 2006 Annual Meeting of Shareholders of Georgia Power. Accordingly, Georgia Power does not intend to mail or deliver a proxy or information statement in connection with the 2006 Annual Meeting of Shareholders. Only Southern Company, as the sole shareholder of Georgia Power, may present a shareholder proposal for consideration at the 2006 Annual Meeting of Shareholders of Georgia Power.
     With respect to Savannah Electric, holders of the Savannah Electric 6.00% Series Preferred Stock are not entitled to vote generally in the election of directors. If the merger is not completed and Savannah Electric holds a 2006 Annual Meeting of Shareholders, Southern Company, as the sole common shareholder of Savannah Electric, will be the only shareholder entitled to notice of and to vote at the 2006 Annual Meeting of Shareholders and the only shareholder entitled to present a proposal for consideration at such meeting. If Savannah Electric conducts a 2006 Annual Meeting of Shareholders, Savannah Electric does not intend to mail or deliver a proxy or information statement to shareholders.

WHERE YOU CAN FIND MORE INFORMATION
     Each of Georgia Power and Savannah Electric file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that Georgia Power or Savannah Electric files at the SEC’s Public Reference Room at 100 F. Street N.E., Washington, D.C. 20549. You can obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Georgia Power and Savannah Electric. In addition, the SEC filings of Georgia Power and Savannah Electric are available on Southern Company’s website at www.southerncompany.com.
     Georgia Power has filed with the SEC a registration statement on Form S-4. This proxy statement/prospectus is a part of the registration statement and constitutes a prospectus of Georgia Power for the Georgia Power 6 1/8% Series Class A Preferred Stock to be issued to you in the merger. As allowed by the SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.
     The SEC allows Georgia Power to “incorporate by reference” the information it files with the SEC, which means that Georgia Power can disclose important business and financial information to you that is not included in or delivered with this proxy statement/prospectus by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement/prospectus. Information that Georgia Power files later with the SEC will automatically update and supersede this information.
     Georgia Power incorporates by reference the documents listed below and any filing Georgia Power will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 following the date of this proxy statement/prospectus and prior to the date of the special meeting of Savannah Electric shareholders:
1.	Annual Report on Form 10-K of Georgia Power for the year ended December 31, 2004;

2.	Quarterly Reports on Form 10-Q of Georgia Power for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

3.	Current Reports on Form 8-K and Form 8-K/A of Georgia Power dated January 10, 2005, January 13, 2005, February 16, 2005, February 21, 2005, April 12, 2005, May 5, 2005, May 17, 2005, August 17, 2005, October 10, 2005, November 30, 2005, December 13, 2005 (solely with respect to Exhibit 99.2 thereto) and January 10, 2006; and

4.	Definitive Information Statement on Schedule 14C filed April 22, 2005 (other than those sections thereof which are deemed not to be incorporated by reference pursuant to the rules and regulations of the SEC).
     In addition, Georgia Power incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the special meeting of Savannah Electric’s shareholders. These documents are considered to be a part of this proxy statement/prospectus, effective as of the date each of the documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.
     You can obtain any of the documents listed above from the SEC, through the SEC’s Internet site at the address described above or Georgia Power will provide you with copies of these documents without charge upon oral or written request to:
Georgia Power Company
241 Ralph McGill Boulevard, N.E.
Atlanta, Georgia 30308
Attention: Daniel Lowery, Corporate Secretary

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Savannah Electric and Power Company:
We have audited the accompanying balance sheets and statements of capitalization of Savannah Electric and Power Company (a wholly owned subsidiary of Southern Company) as of December 31, 2004 and 2003, and the related statements of income, comprehensive income, common stockholder’s equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of Savannah Electric and Power Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements (pages 22 to 46) present fairly, in all material respects, the financial position of Savannah Electric and Power Company at December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.
     As discussed in Note 9 to the financial statements, the 2003 and 2002 financial statements have been restated.
     As discussed in Note 1 to the financial statements, in 2003 Savannah Electric and Power Company changed its method of accounting for asset retirement obligations.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
February 28, 2005

STATEMENTS OF INCOME
For the Years Ended December 31, 2004, 2003, and 2002
Savannah Electric and Power Company

		2003	2002
		As Restated	As Restated
	2004	(Note 9)	(Note 9)

	(in thousands)
Operating Revenues:
Retail sales	$341,766	$298,807	$283,225
Sales for resale —
Non-affiliates	5,035	5,653	6,354
Affiliates	6,130	6,499	4,075
Other revenues	4,029	4,158	3,352

Total operating revenues	356,960	315,117	297,006

Operating Expenses:
Fuel	55,721	55,308	54,955
Purchased power —
Non-affiliates	11,413	5,713	6,368
Affiliates	114,261	83,792	69,236
Other operations	61,134	56,823	55,756
Maintenance	24,831	26,798	25,262
Depreciation and amortization	21,252	20,499	22,704
Taxes other than income taxes	15,245	14,665	14,457

Total operating expenses	303,857	263,598	248,738

Operating Income	53,103	51,519	48,268
Other Income and (Expense):
Interest income	208	290	147
Interest expense, net of amounts capitalized	(12,047)	(9,590)	(11,608)
Distributions on mandatorily redeemable preferred securities	(109)	(2,740)	(2,740)
Other income (expense), net	(1,045)	(502)	(1,300)

Total other income and (expense)	(12,993)	(12,542)	(15,501)

Earnings Before Income Taxes	40,110	38,977	32,767
Income taxes	14,378	15,518	11,448

Net Income	25,732	23,459	21,319
Dividends on Preferred Stock	1,500	—	—

Net Income After Dividends on Preferred Stock	$24,232	$23,459	$21,319

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2004, 2003, and 2002
Savannah Electric and Power Company 2004 Annual Report

		2003	2002
		As Restated	As Restated
	2004	(Note 9)	(Note 9)

	(in thousands)
Operating Activities:
Net income	$25,732	$23,459	$21,319
Adjustments to reconcile net income to net cash provided from operating activities —
Depreciation and amortization	23,710	22,587	24,653
Deferred income taxes and investment tax credits, net	13,441	793	(6,227)
Allowance for equity funds used during construction	(2,379)	(193)	—
Pension, postretirement, and other employee benefits	6,114	6,215	6,133
Tax benefit of stock options	861	884	1,451
Other, net	(7,226)	4,208	(10,559)
Changes in certain current assets and liabilities —
Receivables, net	(26,371)	127	10,511
Fossil fuel stock	(1,938)	(323)	1,522
Materials and supplies	(842)	516	3,383
Other current assets	(5,324)	4,615	(7,591)
Accounts payable	5,035	3,713	7,352
Accrued taxes	3,352	(1,131)	509
Accrued compensation	(40)	(819)	444
Other current liabilities	(911)	(4,492)	5,733

Net cash provided from operating activities	33,214	60,159	58,633

Investing Activities:
Gross property additions	(51,301)	(40,242)	(32,481)
Purchase of property from affiliates	(74,832)	—	—
Other	931	895	(1,331)

Net cash used for investing activities	(125,202)	(39,347)	(33,812)

Financing Activities:
Increase (decrease) in notes payable, net	20,567	(2,897)	(29,263)
Proceeds —
Pollution control bonds	—	13,870	—
Senior notes	35,000	60,000	55,000
Other long-term debt	10,376	—	25,616
Preferred stock	45,000	—	—
Capital contributions from parent company	47,255	6,757	2,499
Redemptions —
First mortgage bonds	—	—	(23,558)
Pollution control bonds	—	(13,870)	—
Senior notes	—	(20,000)	(30,000)
Other long-term debt	(30,000)	(5,541)	—
Mandatorily redeemable preferred securities	(40,000)	—	—
Payment of preferred stock dividends	(825)	—	—
Payment of common stock dividends	(23,200)	(23,000)	(22,700)
Other	(1,266)	(2,166)	(828)

Net cash provided from (used for) financing activities	62,907	13,153	(23,234)

Net Change in Cash and Cash Equivalents	(29,081)	33,965	1,587
Cash and Cash Equivalents at Beginning of Period	37,943	3,978	2,391

Cash and Cash Equivalents at End of Period	$8,862	$37,943	$3,978

Supplemental Cash Flow Information:
Cash paid during the period for —
Interest (net of $1,471, $220, and $165 capitalized, respectively)	$10,080	$11,334	$13,353
Income taxes (net of refunds)	4,581	8,439	23,478

The accompanying notes are an integral part of these financial statements.

BALANCE SHEETS
At December 31, 2004 and 2003
Savannah Electric and Power Company

		2003
		As Restated
	2004	(Note 9)

	(in thousands)
Assets
Current Assets:
Cash and cash equivalents	$8,862	$37,943
Receivables —
Customer accounts receivable	22,875	19,674
Unbilled revenues	6,681	6,064
Under recovered regulatory clause revenues	23,800	—
Other accounts and notes receivable	1,608	1,313
Affiliated companies	3,392	4,872
Accumulated provision for uncollectible accounts	(878)	(817)
Fossil fuel stock, at average cost	10,590	8,652
Materials and supplies, at average cost	9,913	9,070
Prepaid income taxes	21,615	25,981
Prepaid expenses	1,415	1,377
Other	2,174	623

Total current assets	112,047	114,752

Property, Plant, and Equipment:
In service	945,359	912,504
Less accumulated provision for depreciation	408,415	402,394

	536,944	510,110
Construction work in progress	91,275	14,121

Total property, plant, and equipment	628,219	524,231

Other property and investments	3,925	3,769

Deferred Charges and Other Assets:
Deferred charges related to income taxes	10,588	9,611
Cash surrender value of life insurance for deferred compensation plans	25,335	23,866
Unamortized debt issuance expense	5,303	5,652
Unamortized loss on reacquired debt	7,935	7,488
Other regulatory assets	16,107	13,245
Other	3,132	3,645

Total deferred charges and other assets	68,400	63,507

Total Assets	$812,591	$706,259

The accompanying notes are an integral part of these financial statements.

BALANCE SHEETS
At December 31, 2004 and 2003
Savannah Electric and Power Company 2004 Annual Report

		2003
		As Restated
	2004	(Note 9)

	(in thousands)
Liabilities and Stockholder’s Equity
Current Liabilities:
Securities due within one year	$1,010	$40,910
Notes payable	20,567	—
Accounts payable —
Affiliated	17,379	13,797
Other	16,166	13,147
Customer deposits	6,973	6,922
Accrued taxes —
Income taxes	148	713
Other	5,390	1,473
Accrued interest	3,050	2,802
Accrued vacation pay	2,661	2,530
Accrued compensation	5,612	5,652
Other	5,248	5,107

Total current liabilities	84,204	93,053

Long-term Debt(See accompanying statements)	237,769	222,493

Deferred Credits and Other Liabilities:
Accumulated deferred income taxes	90,079	83,852
Deferred credits related to income taxes	8,738	9,804
Accumulated deferred investment tax credits	7,961	8,625
Employee benefit obligations	46,580	39,833
Other cost of removal obligations	41,890	36,843
Miscellaneous regulatory liabilities	12,631	12,932
Other	6,645	15,735

Total deferred credits and other liabilities	214,524	207,624

Total Liabilities	536,497	523,170

Preferred Stock(See accompanying statements)	43,938	—

Common Stockholder’s Equity(See accompanying statements)	232,156	183,089

Total Liabilities and Stockholder’s Equity	$812,591	$706,259

Commitments and Contingent Matters(See notes)

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF CAPITALIZATION
At December 31, 2004 and 2003
Savannah Electric and Power Company 2004 Annual Report

		2003		2003
		As Restated		As Restated
	2004	(Note 9)	2004	(Note 9)

	(in thousands)		(percent of total)
Long-Term Debt:
First mortgage bonds — 6.9% due May 1, 2006	$20,000	$20,000

Long-term notes payable —
6.55% due May 15, 2008	45,000	45,000
4.90% to 5.75% due 2013 through 2044	150,000	115,000
Adjustable rates due September 6, 2005	—	20,000

Total long-term notes payable	195,000	180,000

Other long-term debt —
Non-collateralized pollution control revenue bonds —
Variable rates (2.20% to 2.65% at 1/1/05) due 2016-2038	17,955	17,955

Capitalized lease obligations	5,824	5,448

Total long-term debt (annual interest requirement — $13.2 million)	238,779	223,403
Less amount due within one year	1,010	910

Long-term debt excluding amount due within one year	237,769	222,493	46.2%	54.9%

Mandatorily Redeemable Preferred Securities:
$25 liquidation value — 6.85% due 2028	—	40,000
Less amount due within one year	—	40,000

Mandatorily redeemable preferred securities excluding amount due within one year	—	—	0.0	0.0

Non-Cumulative Preferred Stock:
$25 par value — 6.00% (annual dividend requirement — $2.7 million)	43,938	—	8.6	0.0

Common Stockholder’s Equity:
Common stock, par value $5 per share —	54,223	54,223
Authorized - 16,000,000 shares
Outstanding - 10,844,635 shares in 2004 and 2003
Paid-in capital	72,533	24,417
Retained earnings	107,685	106,653
Accumulated other comprehensive income (loss)	(2,285)	(2,204)

Total common stockholder’s equity	232,156	183,089	45.2	45.1

Total Capitalization	$513,863	$405,582	100.0%	100.0%

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF COMMON STOCKHOLDER’S EQUITY
For the Years Ended December 31, 2004, 2003, and 2002
Savannah Electric and Power Company

				Other
	Common	Paid-In	Retained	Comprehensive
	Stock	Capital	Earnings	Income (loss)	Total

	(in thousands)
Balance at December 31, 2001 — As Restated (See note 9)	$54,223	$12,826	$107,575	$—	$174,624
Net income (As restated — see note 9)	—	—	21,319	—	21,319
Capital contributions from parent company	—	3,950	—	—	3,950
Other comprehensive income (loss)	—	—	—	(1,244)	(1,244)
Cash dividends on common stock	—	—	(22,700)	—	(22,700)

Balance at December 31, 2002 — As Restated (See note 9)	54,223	16,776	106,194	(1,244)	175,949
Net income (As restated — see note 9)	—	—	23,459	—	23,459
Capital contributions from parent company	—	7,641	—	—	7,641
Other comprehensive income (loss)	—	—	—	(960)	(960)
Cash dividends on common stock	—	—	(23,000)	—	(23,000)

Balance at December 31, 2003 — As Restated (See note 9)	54,223	24,417	106,653	(2,204)	183,089
Net income after dividends on preferred stock	—	—	24,232	—	24,232
Capital contributions from parent company	—	48,116	—	—	48,116
Other comprehensive income (loss)	—	—	—	(81)	(81)
Cash dividends on common stock	—	—	(23,200)	—	(23,200)

Balance at December 31, 2004	$54,223	$72,533	$107,685	$(2,285)	$232,156

The accompanying notes are an integral part of these financial statements.
STATEMENTS OF COMPREHENSIVE INCOME
For the Years Ended December 31, 2004, 2003, and 2002
Savannah Electric and Power Company 2004 Annual Report

		2003	2002
		As Restated	As Restated
	2004	(Note 9)	(Note 9)

	(in thousands)
Net income after dividends on preferred stock	$24,232	$23,459	$21,319

Other comprehensive income (loss):
Change in additional minimum pension liability, net of tax of $(253), $(336) and $(785), respectively	(401)	(533)	(1,244)
Changes in fair value of qualifying hedges, net of tax of $161 and $(284), respectively	255	(450)	—
Less: Reclassification adjustment for amounts included in net income, net of tax of $41 and $15, respectively	65	23	—

Total other comprehensive income (loss)	(81)	(960)	(1,244)

Comprehensive Income	$24,151	$22,499	$20,075

The accompanying notes are an integral part of these financial statements.

NOTES TO THE FINANCIAL STATEMENTS
Savannah Electric and Power Company

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
General
Savannah Electric and Power Company (the Company) is a wholly owned subsidiary of Southern Company, which is the parent company of five retail operating companies, Southern Power Company (Southern Power), Southern Company Services (SCS), Southern Communications Services (SouthernLINC Wireless), Southern Company Gas (Southern Company GAS), Southern Company Holdings (Southern Holdings), Southern Nuclear Operating Company (Southern Nuclear), Southern Telecom, and other direct and indirect subsidiaries. The retail operating companies — Alabama Power, Georgia Power, Gulf Power, Mississippi Power, and the Company — provide electric service in four Southeastern states. The Company operates as a vertically integrated utility providing electricity to retail customers within its traditional service area of southeastern Georgia. Southern Power constructs, owns, and manages Southern Company’s competitive generation assets and sells electricity at market-based rates in the wholesale market. Contracts among the retail operating companies and Southern Power—related to jointly owned generating facilities, interconnecting transmission lines, or the exchange of electric power—are regulated by the Federal Energy Regulatory Commission (FERC) and/or the Securities and Exchange Commission (SEC). SCS, the system service company, provides, at cost, specialized services to Southern Company and the subsidiary companies. SouthernLINC Wireless provides digital wireless communications services to the retail operating companies and also markets these services to the public within the Southeast. Southern Telecom provides fiber cable services within the Southeast. Southern Company GAS is a competitive retail natural gas marketer serving customers in Georgia. Southern Holdings is an intermediate holding subsidiary for Southern Company’s investments in synthetic fuels and leveraged leases and various other energy-related businesses. Southern Nuclear operates and provides services to Southern Company’s nuclear power plants.
     Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935, as amended (PUHCA). Both Southern Company and its subsidiaries, including the Company, are subject to the regulatory provisions of the PUHCA. The Company also is subject to regulation by the FERC and the Georgia Public Service Commission (PSC). The Company follows accounting principles generally accepted in the United States and complies with the accounting policies and practices prescribed by its regulatory commissions. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the use of estimates, and the actual results may differ from those estimates.
     Certain prior years’ data presented in the financial statements has been reclassified to conform with the current year presentation.
Affiliate Transactions
The Company has an agreement with SCS under which the following services are rendered to the Company at direct or allocated cost: general and design engineering, purchasing, accounting and statistical analysis, finance and treasury, tax, information resources, marketing, auditing, insurance and employee benefits, human resources, systems and procedures, and other administrative services with respect to business and operations and power pool operations. Costs for these services amounted to $17.4 million, $16.3 million, and $15.6 million during 2004, 2003, and 2002, respectively. Cost allocation methodologies used by SCS are approved by the SEC and management believes they are reasonable.
     The Company has entered into a purchased power agreement (PPA) with Southern Power for 200 megawatts of capacity from Plant Wansley Units 6 and 7 which began operation in June 2002. Purchased power capacity and energy costs in 2004 amounted to $31.5 million. At December 31, 2004, approximately $1.2 million in prepaid capacity expense related to this PPA was recorded in other deferred charges and other assets in the balance sheets.
     The Company operates an eight-unit combustion turbine site at its Plant McIntosh. Two of the units are owned by the Company, and six of the units are owned by Georgia Power. Georgia Power reimburses the Company for its proportionate share of the related expenses, which were $3.3 million in 2004, $3.6 million in 2003, and $1.8

NOTES (continued)
Savannah Electric and Power Company
million in 2002. See Note 4 under for additional information.
     The Company and Georgia Power acquired, in 2004, the Plant McIntosh Combined Cycle Units 10 and 11 construction project. The units, scheduled to begin operation in June 2005, will be jointly owned by the Company and Georgia Power. See Note 3 under “Plant McIntosh Construction Project” and Notes 4 and 5 for additional information.
     Also, see Note 5 for information on certain deferred tax liabilities due to affiliates.
     The retail operating companies, including the Company, Southern Power, and Southern Company GAS may jointly enter into various types of wholesale energy, natural gas, and certain other contracts, either directly or through SCS as agent. Each participating company may be jointly and severally liable for the obligations incurred under these agreements. See Note 7 under “Fuel Commitments” and “Purchased Power Commitments” for additional information.
Revenues
Revenues are recognized as services are rendered. Unbilled revenues are accrued at the end of each fiscal period. Electric rates for the Company include provisions to adjust billings for fluctuations in fuel costs, fuel hedging, the energy component of purchased power costs, and certain other costs. Revenues are adjusted for differences between the actual recoverable costs and amounts billed in current regulated rates.
The Company has a diversified base of customers. No single customer or industry comprises 10 percent or more of revenues. For all periods presented, uncollectible accounts averaged less than 1 percent of revenues.
Fuel Costs
Fuel costs are expensed as the fuel is used. Fuel expense generally includes the cost of purchased emission allowances as they are used.
Regulatory Assets and Liabilities
The Company is subject to the provisions of Financial Accounting Standards Board (FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues to the Company associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are expected to be credited to customers through the ratemaking process.
     Regulatory assets and (liabilities) reflected in the balance sheets at December 31 and the amortization periods are discussed below as follows:

	2004	2003	Note
	(in thousands)
Asset retirement obligations	$3,868	$3,265	(a	)
Deferred income tax charges	10,588	9,611	(a	)
Loss on reacquired debt	7,935	7,488	(b	)
Deferred McIntosh maintenance costs	8,599	9,818	(c	)
Coal transloader	3,077	—	(d	)
Wansley accounting order	—	162	(e	)
Fuel-hedging	563	—	(f	)
Other cost of removal obligations	(41,890)	(36,843)	(a	)
Fuel-hedging	(2,034)	(462)	(f	)
Deferred income tax credits	(8,738)	(9,804)	(a	)
Storm damage reserves	(8,341)	(7,103)	(e	)
Accelerated cost recovery	(1,256)	(4,269)	(g	)
Property damages reserves	(1,000)	(1,098)	(h	)
Injuries and damages reserves	(123)	(91)	(h	)

Total	$(28,752)	$(29,326)

Note:	The recovery and amortization periods for these regulatory assets and (liabilities) are as follows:

(a)	Asset retirement and removal liabilities are recorded, deferred income tax assets are recovered, and deferred tax liabilities are amortized over the related property lives, which may range up to 50 years. Asset retirement and removal liabilities will be settled and trued up following completion of the related activities.

(b)	Recovered over either the remaining life of the original issue or, if refinanced, over the life of the new issue, which may range up to 35 years.

(c)	Amortized over 10 years ending in 2011.

(d)	Amortized over 21 months ending in July 2006 as approved by the Georgia PSC.

(e)	Recorded and recovered or amortized as approved by the Georgia PSC. See “Storm Damage Reserve” herein and Note 3 under “Retail Regulatory Matters.”

(f)	Fuel-hedging assets and liabilities are recorded over the life of the underlying hedged purchase contracts, which generally do not exceed three years. Upon final settlement, costs are recovered through the fuel cost recovery clauses.

(g)	Amortized over three-year period ending in May 2005.

(h)	Recorded and relieved upon the occurrence of a loss.

NOTES (continued)
Savannah Electric and Power Company
     In the event that a portion of the Company’s operations is no longer subject to the provisions of FASB Statement No. 71, the Company would be required to write off related regulatory assets and liabilities that are not specifically recoverable through regulated rates. In addition, the Company would be required to determine if any impairment to other assets exists, including plant, and write down the assets, if impaired, to their fair value. All regulatory assets and liabilities are currently reflected in rates.
Income Taxes
The Company uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences. Federal investment tax credits utilized are deferred and amortized to income over the average life of the related property.
Manufacturer’s Tax Credits
The State of Georgia provides a tax credit for qualified investment property to manufacturing companies that construct new facilities. The credit ranges from 1 percent to 5 percent of construction expenditures depending upon the county in which the new facility is located. The Company’s policy is to recognize these credits when the tax return is filed. Manufacturer’s tax credits recorded on the Company’s books were $0.2 million in 2004, $0.1 million in 2003, and $0.3 million in 2002.
Depreciation and Amortization
Depreciation of the original cost of plant in service is provided primarily by using composite straight-line rates, which approximated 2.8 percent in 2004, 2.9 percent in 2003, and 2.9 percent in 2002. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost—together with the cost of removal, less salvage—is charged to accumulated depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired. Depreciation expense includes an amount for the expected cost of removal of certain facilities.
     In 2002, the Company recorded accelerated depreciation of $1.0 million, in accordance with a 1998 Georgia PSC accounting order. In the 2002 rate order, the Georgia PSC ordered the Company to amortize the balance of accelerated cost recovery as a credit to depreciation expense over a three year period beginning June 2002. Accordingly, in 2004, 2003, and 2002, the Company amortized $3.0 million, $3.0 million, and $1.8 million, respectively. See Note 3 under “Retail Regulatory Matters – 2002 Retail Rate Case Orders” for additional information.
Asset Retirement Obligations and Other Costs of Removal
Effective January 1, 2003, the Company adopted FASB Statement No. 143, Accounting for Asset Retirement Obligations. Statement No. 143 established new accounting and reporting standards for legal obligations associated with the ultimate costs of retiring long-lived assets. The present value of the ultimate costs for an asset’s future retirement is recorded in the period in which the liability is incurred. The costs are capitalized as part of the related long-lived asset and depreciated over the asset’s useful life. Although Statement No. 143 does not permit the continued accrual of future retirement costs for long-lived assets that the Company does not have a legal obligation to retire, the Company has received guidance from the Georgia PSC allowing such treatment. Accordingly, the accumulated removal costs for other obligations previously accrued will continue to be reflected on the balance sheets as a regulatory liability. Therefore, the Company had no cumulative effect to net income resulting from the adoption of Statement No. 143.
     The Company has retirement obligations related to various landfill sites, ash ponds, a rail line, and underground storage tanks. The Company has also identified retirement obligations related to certain transmission and distribution facilities. However, liabilities for the removal of these transmission and distribution assets have not been recorded because no reasonable estimate can be made regarding the timing of the obligations. The Company will continue to recognize in statements of income allowed removal costs in accordance with its regulatory treatment. Any difference between costs recognized under Statement No. 143 and those reflected in rates are recognized as either a regulatory asset or liability and are reflected in the balance sheets.

NOTES (continued)
Savannah Electric and Power Company
     Details of the asset retirement obligations included in the balance sheets are as follows:

	2004	2003

	(in thousands)
Balance beginning of year	$4,220	$—
Liabilities incurred	—	4,020
Liabilities settled	(598)	(11)
Accretion	248	211

Balance end of year	$3,870	$4,220

Allowance for Funds Used During Construction (AFUDC)
In accordance with regulatory treatment, the Company records AFUDC. AFUDC represents the estimated debt and equity costs of capital funds that are necessary to finance the construction of new regulated facilities. While cash is not realized currently from such allowance, it increases the revenue requirement over the service life of the plant through a higher rate base and higher depreciation expense. The average rates used by the Company to calculate AFUDC were 6.11 percent in 2004, 4.22 percent in 2003, and 2.82 percent in 2002. AFUDC as a percent of net income was 13.5 percent in 2004, 1.4 percent in 2003, and 0.5 percent in 2002.
Property, Plant, and Equipment
Property, plant, and equipment is stated at original cost less regulatory disallowances and impairments. Original cost includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits, and AFUDC. The cost of replacements of property — exclusive of minor items of property — is capitalized. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense. In accordance with the 2002 rate order, the Company is deferring the costs of certain significant inspection costs for the combustion turbines at Plant McIntosh and amortizing such costs over 10 years, which approximates the expected maintenance cycle.
Impairment of Long-Lived Assets and Intangibles
The Company evaluates long-lived assets for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. The determination of whether an impairment has occurred is based on either a specific regulatory disallowance or an estimate of undiscounted future cash flows attributable to the assets, as compared with the carrying value of the assets. If an impairment has occurred, the amount of the impairment recognized is determined by either the amount of regulatory disallowance or by estimating the fair value of the assets and recording a provision for loss if the carrying value is greater than the fair value. For assets identified as held for sale, the carrying value is compared to the estimated fair value less the cost to sell in order to determine if an impairment provision is required. Until the assets are disposed of, their estimated fair value is re-evaluated when circumstances or events change. See Note 3 under “Plant McIntosh Construction Project” for information on a regulatory disallowance by the Georgia PSC in December 2004.
Storm Damage Reserve
The Company maintains a storm damage reserve for property damage to cover the cost of uninsured damages from major storms to transmission and distribution lines and other property. Under the 2002 rate order, the Company’s annual storm damage accrual level was set at $1.5 million.
Environmental Cost Recovery
The Company must comply with other environmental laws and regulations that cover the handling and disposal of waste and releases of hazardous substances. Under these various laws and regulations, the Company may also incur substantial costs to clean up properties. The Company currently recovers environmental costs through its base rates.
Cash and Cash Equivalents
For purposes of the financial statements, temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.
Materials and Supplies
Generally, materials and supplies include the average costs of transmission, distribution, and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

NOTES (continued)
Savannah Electric and Power Company
Stock Options
Southern Company provides non-qualified stock options to a large segment of the Company’s employees ranging from line management to executives. The Company accounts for its stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25. Accordingly, no compensation expense has been recognized because the exercise price of all options granted equaled the fair-market value of Southern Company stock on the date of grant. When options are exercised the Company receives a capital contribution from Southern Company equivalent to the related income tax benefit.
     The pro forma impact of fair-value accounting for options granted is as follows:

Net Income after Preferred Stock	As	Pro
Dividends (in thousands)	Reported	Forma

2004	$24,232	$23,940
2003 As Restated (Note 9)	$23,459	$23,143
2002 As Restated (Note 9)	$21,319	$20,994
     The estimated fair values of stock options granted in 2004, 2003, and 2002 were derived using the Black-Scholes stock option pricing model. The following table shows the assumptions and the weighted average fair values of stock options:

	2004	2003	2002

Interest rate	3.1%	2.7%	2.8%
Average expected life of stock options (in years)	5.0	4.3	4.3
Expected volatility of common stock	19.6%	23.6%	26.3%
Expected annual dividends on common stock	$1.40	$1.37	$1.34
Weighted average fair value of stock options granted	$3.29	$3.59	$3.37

Financial Instruments
The Company uses derivative financial instruments to limit exposure to fluctuations in interest rates, the prices of certain fuel purchases, and electricity purchases and sales. All derivative financial instruments are recognized as either assets or liabilities and are measured at fair value. Substantially all of the Company’s bulk energy purchases and sales contracts that meet the definition of a derivative are exempt from fair value accounting requirements and are accounted for under the accrual method. Other derivative contracts qualify as cash flow hedges of anticipated transactions. This results in the deferral of related gains and losses in other comprehensive income or regulatory assets or liabilities as appropriate until the hedged transactions occur. Any ineffectiveness is recognized currently in net income. Other derivative contracts are marked to market through current period income and are recorded on a net basis in the statements of income.
     The Company is exposed to losses related to financial instruments in the event of counterparties’ nonperformance. The Company has established controls to determine and monitor the creditworthiness of counterparties in order to mitigate the Company’s exposure to counterparty credit risk.
     The Company has implemented a natural gas/oil hedging program as ordered by the Georgia PSC. The program has negative financial hedge limits. In terms of dollar amounts, negative financial hedging positions, recoverable through the fuel clause, are limited to an above market cap equal to 10 percent of the Company’s annual natural gas/oil budget. These hedging position limits were $2.4 million for 2002, $1.1 million for 2003, and $2.7 million for 2004 and will be $5.1 million for 2005. The program has operated within the defined hedging position limits set for each year.
     The Company’s other financial instruments for which the carrying amount does not equal fair value at December 31 were as follows:

	Carrying	Fair
	Amount	Value
	(in millions)
Long-term debt:
At December 31, 2004	$233	$235
At December 31, 2003	$218	$220
     The fair values for long-term debt were based on either closing market prices or closing prices of comparable instruments.
Comprehensive Income
The objective of comprehensive income is to report a measure of all changes in common stock equity of an enterprise that result from transactions and other

NOTES (continued)
Savannah Electric and Power Company
economic events of the period other than transactions with owners. Comprehensive income consists of net income, changes in the fair value of qualifying cash flow hedges and marketable securities, and changes in additional minimum pension liability, net of income taxes.

2.	RETIREMENT BENEFITS
The Company has a defined benefit, trusteed pension plan covering substantially all employees. The plan is funded in accordance with the Employee Retirement Income Security Act of 1974, as amended (ERISA), requirements. No contributions to the plan are expected for the year ending December 31, 2005. The Company also provides certain non-qualified benefit plans for a selected group of management and highly compensated employees and directors. Benefits under these non-qualified plans are funded on a cash basis. In addition, the Company has a supplemental retirement plan for certain executive employees. The plan is unfunded and payable from the general funds of the Company. The Company has purchased life insurance on participating executives and plans to use these policies to satisfy this obligation. Also, the Company provides certain medical care and life insurance benefits for retired employees. The Company funds trusts to the extent required by the Georgia PSC and the FERC. For the year ended December 31, 2005, postretirement trust contributions are expected to total approximately $1.2 million.
     The measurement date for plan assets and obligations is September 30 for each year.
Pension Plans
The accumulated benefit obligation for the pension plans was $95.5 million in 2004 and $87.2 million in 2003. Changes during the year in the projected benefit obligations, accumulated benefit obligations, and fair value of plan assets were as follows:

	Projected
	Benefit Obligations
	2004	2003

	(in thousands)
Balance at beginning of year	$94,789	$85,262
Service cost	2,478	2,175
Interest cost	5,551	5,409
Benefits paid	(4,575)	(4,425)
Actuarial loss and employee transfers	5,162	6,137
Amendments	159	231

Balance at end of year	$103,564	$94,789

	Plan Assets
	2004	2003

	(in thousands)
Balance at beginning of year	$47,490	$44,092
Actual return on plan assets	3,939	6,829
Benefits paid	(4,060)	(3,909)
Employee transfers	1,187	478

Balance at end of year	$48,556	$47,490

Pension plan assets are managed and invested in accordance with all applicable requirements, including ERISA and the Internal Revenue Code of 1986, as amended (Internal Revenue Code). The Company’s investment policy covers a diversified mix of assets, including equity and fixed income securities, real estate, and private equity, as described in the table below. Derivative instruments are used primarily as hedging tools but may also be used to gain efficient exposure to the various asset classes. The Company primarily minimizes the risk of large losses through diversification but also monitors and manages other aspects of risk.

NOTES (continued)
Savannah Electric and Power Company
     Plan assets were invested as follows:

	Plan Assets
	Target	2004	2003

Domestic equity	37%	36%	37%
International equity	20	20	20
Fixed income	26	26	24
Real estate	10	10	11
Private equity	7	8	8

Total	100%	100%	100%

     The reconciliation of the funded status with the accrued pension costs recognized in the balance sheets were as follows:

	2004	2003
	(in thousands)
Funded status	$(55,008)	$(47,299)
Unrecognized prior service cost	6,664	7,258
Unrecognized net loss	26,929	23,379

Accrued liability recognized in the balance sheets	$(21,415)	$(16,662)

     The accrued pension liability is reflected in the balance sheets in the following line items:

	2004	2003
	(in thousands)
Employee benefit obligations	$(26,601)	$(21,212)
Other property and investments other	1,634	1,652
Accumulated other comprehensive income	3,552	2,898

Accrued liability recognized in the balance sheets	$(21,415)	$(16,662)

     The amount of accumulated other comprehensive income recognized in the balance sheets relates to the minimum pension liability for non-qualified pension benefit obligations. There is no additional minimum pension liability related to the Company’s tax-qualified pension benefit obligations because they are part of Southern Company’s plan, which is fully funded at December 31, 2004.
     Components of the pension plans’ net periodic cost were as follows:

	2004	2003	2002
	(in thousands)
Service cost	$2,479	$2,175	$2,204
Interest cost	5,551	5,409	5,811
Expected return on plan assets	(4,047)	(4,186)	(4,311)
Recognized net loss	532	152	54
Net amortization	753	740	672

Net pension cost	$5,268	$4,290	$4,430

     Future benefit payments reflect expected future service and are estimated based on assumptions used to measure the projected benefit obligation for the pension plans. At December 31, 2004, estimated benefit payments were as follows:

(in thousands)
2005	$4,876
2006	4,979
2007	5,161
2008	5,304
2009	5,561
2010 to 2014	$32,800

Postretirement Benefits
Changes during the year in the accumulated benefit obligations and in the fair value of plan assets were as follows:

	Accumulated
	Benefit Obligations
	2004	2003
	(in thousands)
Balance at beginning of year	$37,249	$32,702
Service cost	546	493
Interest cost	2,094	2,082
Benefits paid	(1,459)	(1,319)
Actuarial loss (gain) and amendments	535	3,291

Balance at end of year	$38,965	$37,249

	Plan Assets
	2004	2003
	(in thousands)
Balance at beginning of year	$11,275	$7,994
Actual return on plan assets	1,329	1,481
Employer contributions	2,209	3,119
Benefits paid	(1,459)	(1,319)

Balance at end of year	$13,354	$11,275

NOTES (continued)
Savannah Electric and Power Company
     Postretirement benefits plan assets are managed and invested in accordance with all applicable requirements, including ERISA and the Internal Revenue Code. The Company’s investment policy covers a diversified mix of assets, including equity and fixed income securities, real estate, and private equity, as described in the table below. Derivative instruments are used primarily as hedging tools but may also be used to gain efficient exposure to the various asset classes. The Company primarily minimizes the risk of large losses through diversification but also monitors and manages other aspects of risk.
     Plan assets were invested as follows:

	Plan Assets
	Target	2004	2003

Domestic equity	52%	51%	51%
International equity	10	14	14
Fixed income	33	30	30
Real estate	3	3	3
Private equity	2	2	2

Total	100%	100%	100%

     The accrued postretirement costs recognized in the balance sheets were as follows:

	2004	2003
	(in thousands)
Funded status	$(25,611)	$(25,974)
Unrecognized transition obligation	3,950	4,444
Unamortized prior service cost	1,651	4,167
Unrecognized net loss	10,986	8,886
Fourth quarter contributions	1,261	1,063

Accrued liability recognized in the Balance Sheets	$(7,763)	$(7,414)

     Components of the postretirement plans’ net periodic cost were as follows:

	2004	2003	2002
	(in thousands)
Service cost	$546	$493	$431
Interest cost	2,094	2,082	2,065
Expected return on plan assets	(845)	(732)	(627)
Recognized net loss	205	91	—
Net amortization	756	756	756

Net postretirement cost	$2,756	$2,690	$2,625

     In the third quarter 2004, the Company prospectively adopted FASB Staff Position (FSP) 106-2, Accounting and Disclosure Requirements related to the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Medicare Act). The Medicare Act provides a 28 percent prescription drug subsidy for Medicare eligible retirees. FSP 106-2 requires recognition of the impacts of the Medicare Act in the accumulated postretirement benefit obligation (APBO) and future cost of service for postretirement medical plans. The effect of the subsidy reduced the Company’s expenses for the six months ended December 31, 2004 by approximately $0.2 million and is expected to have a similar impact on future expenses. The subsidy’s impact on the postretirement medical plan APBO was a reduction of approximately $3.5 million.
     Future benefit payments, including prescription drug benefits, reflect expected future service and are estimated based on assumptions used to measure the accumulated benefit obligation for the postretirement plans. Estimated benefit payments are reduced by drug subsidy receipts expected as a result of the Medicare Act as follows:

	Benefit	Subsidy
	Payments	Receipts	Total
		(in thousands)
2005	$1,568	$—	$1,568
2006	1,738	(175)	1,563
2007	1,890	(192)	1,698
2008	2,090	(214)	1,876
2009	2,314	(240)	2,074
2010 to 2014	$14,473	$(1,520)	$12,953

     The weighted average rates assumed in the actuarial calculations used to determine both the benefit obligations and the net periodic costs for the pension and postretirement benefit plans were as follows:

	2004	2003	2002

Discount	5.75%	6.00%	6.50%
Annual salary increase	3.50	3.75	4.00
Long-term return on plan assets	8.50	8.50	8.50

     The Company determined the long-term rate of return based on historical asset class returns and current market conditions, taking into account the diversification benefits of investing in multiple asset classes.

NOTES (continued)
Savannah Electric and Power Company
     An additional assumption used in measuring the accumulated postretirement benefit obligation was a weighted average medical care cost trend rate of 11.00 percent for 2004, decreasing gradually to 5.00 percent through the year 2012, and remaining at that level thereafter.
     An annual increase or decrease in the assumed medical care cost trend rate of 1 percent would affect the accumulated benefit obligation and the service and interest cost components at December 31, 2004 as follows:

	1 Percent	1 Percent
	Increase	Decrease
	(in thousands)
Benefit obligation	$3,235	$2,408
Service and interest costs	151	136

Employee Savings Plan
The Company also sponsors a 401(k) defined contribution plan covering substantially all employees. The Company provides a 75 percent matching contribution up to 6 percent of an employee’s base salary. Total matching contributions made to the plan for 2004, 2003, and 2002 were $1.1 million, $1.1 million, and $1.0 million, respectively.
3.	CONTINGENCIES AND REGULATORY MATTERS
General Litigation Matters
The Company is subject to certain claims and legal actions arising in the ordinary course of business. In addition, the Company’s business activities are subject to extensive governmental regulation related to public health and the environment. Litigation over environmental issues and claims of various types, including property damage, personal injury, and citizen enforcement of environmental requirements, has increased generally throughout the United States. In particular, personal injury claims for damages caused by alleged exposure to hazardous materials have become more frequent. The ultimate outcome of such litigation against the Company cannot be predicted at this time; however, management does not anticipate that the liabilities, if any, arising from such current proceedings would have a material adverse effect on the Company’s financial statements.
New Source Review Actions
In November 1999, the Environmental Protection Agency (EPA) brought a civil action in the U.S. District Court for the Northern District of Georgia against Alabama Power and Georgia Power, alleging violations of the New Source Review (NSR) provisions of the Clean Air Act and related state laws at five coal-fired generating facilities. The EPA concurrently issued a notice of violation to the Company’s Plant Kraft. In early 2000, the EPA filed a motion to amend its complaint to add the Company as a defendant.
     The U.S. District Court for the Northern District of Georgia subsequently granted Alabama Power’s motion to dismiss and denied the EPA’s motion to add Gulf Power and Mississippi Power for lack of jurisdiction in Georgia. In March 2001, the court granted the EPA’s motion to add the Company as a defendant. As directed by the court, the EPA refiled its amended complaint limiting claims to those brought against Georgia Power and the Company. In addition, the EPA refiled its claims against Alabama Power in the U.S. District Court for the Northern District of Alabama. These civil complaints allege violations with respect to eight coal-fired generating facilities in Alabama and Georgia, and they request penalties and injunctive relief, including an order requiring the installation of the best available control technology at the affected units. The EPA has not refiled against Gulf Power or Mississippi Power.
     The actions against Alabama Power, Georgia Power, and the Company were effectively stayed in the spring of 2001 during the appeal of a similar NSR enforcement action against the Tennessee Valley Authority (TVA) before the U.S. Court of Appeals for the Eleventh Circuit. In June 2003, the Court of Appeals issued its ruling in the TVA case, dismissing the appeal for reasons unrelated to the issues in the cases pending against Alabama Power, Georgia Power, and the Company. In May 2004, the U.S. Supreme Court denied the EPA’s petition for review of the case. In June 2004, the U.S. District Court for the Northern District of Alabama lifted the stay in the action against Alabama Power, placing the case back onto the court’s active docket. At this time, no party to the case against Georgia Power and the Company has sought to reopen that case, which remains administratively closed in the U.S. District Court for the Northern District of Georgia.

NOTES (continued)
Savannah Electric and Power Company
     Since the inception of the NSR proceedings against Alabama Power, Georgia Power, and the Company, the EPA has also been proceeding with similar NSR enforcement actions against other utilities, involving many of the same legal issues. In each case, the EPA alleged that the utilities failed to comply with the NSR permitting requirements when performing maintenance and construction activities at coal-burning plants, which activities the utilities considered to be routine or otherwise not subject to NSR. District courts addressing these cases have, to date, issued opinions that reached conflicting conclusions.
     The Company believes that it complied with applicable laws and the EPA’s regulations and interpretations in effect at the time the work in question took place. The Clean Air Act authorizes maximum civil penalties of $25,000 to $32,500 per day, per violation at each generating unit, depending on the date of the alleged violation. An adverse outcome in this matter could require substantial capital expenditures that cannot be determined at this time and could possibly require payment of substantial penalties. This could affect future results of operations, cash flows, and possibly financial condition if such costs are not recovered through regulated rates.
     In December 2002 and October 2003, the EPA issued final revisions to its NSR regulations under the Clean Air Act. The December 2002 revisions included changes to the regulatory exclusions and the methods of calculating emissions increases. The October 2003 regulations clarified the scope of the existing Routine Maintenance, Repair, and Replacement (RMRR) exclusion. A coalition of states and environmental organizations has filed petitions for review of these revisions with the U.S. Court of Appeals for the District of Columbia Circuit. The October 2003 RMRR rules have been stayed by the Court of Appeals pending its review of the rules. In any event, the final regulations must be adopted by the State of Georgia in order to apply to the Company’s facilities. The effect of these final regulations, related legal challenges and potential state rulemakings cannot be determined at this time.
Generation Interconnection Agreements
In July 2003, the FERC issued its final rule on the standardization of generation interconnection agreements and procedures (Order 2003). Order 2003 shifts much of the financial burden of new transmission investment from the generator to the transmission provider. The FERC has indicated that Order 2003, which was effective January 20, 2004, is to be applied prospectively to interconnection agreements. The impact of Order 2003 and its subsequent rehearings on the Company and the final results of these matters cannot be determined at this time.
Market-Based Rate Authority
The Company has authorization from the FERC to sell power to non-affiliates at market-based prices. Through SCS as agent, the Company also has FERC authority to make short-term opportunity sales at market rates. Specific FERC approval must be obtained with respect to a market-based contract with an affiliate. In November 2001, the FERC modified the test it uses to consider utilities’ applications to charge market-based rates and adopted a new test called the Supply Margin Assessment (SMA). The FERC applied the SMA to several utilities, including Southern Company, the retail operating companies, and Southern Power, and found Southern Company and others to be “pivotal suppliers” in their retail service territories and ordered the implementation of several mitigation measures. Southern Company and others sought rehearing of the FERC order, and the FERC delayed the implementation of certain mitigation measures. In April 2004, the FERC issued an order that abandoned the SMA test and adopted a new interim analysis for measuring generation market power. This new interim approach requires utilities to submit a pivotal supplier screen and a wholesale market share screen. If the applicant does not pass both screens, there will be a rebuttable presumption regarding generation market power. The FERC’s order also sets forth procedures for rebutting these presumptions and addresses mitigation measures for those entities that are found to have market power. In the absence of specific mitigation measures, the order includes several cost-based mitigation measures that would apply by default. The FERC also initiated a new rulemaking proceeding that, among other things, will adopt a final methodology for assessing generation market power.
     In July 2004, the FERC denied Southern Company’s request for rehearing, along with a number of others, and reaffirmed the interim tests that it adopted in April 2004. In August 2004, Southern Company submitted a filing to the FERC that included results showing that Southern Company passed the pivotal supplier screen for all markets and the

NOTES (continued)
Savannah Electric and Power Company
wholesale market share screen for all markets except the Southern Company retail service territory. Southern Company also submitted other analyses to demonstrate that it lacks generation market power. On December 17, 2004, the FERC initiated a proceeding to assess Southern Company’s generation dominance within its retail service territory. The ability to charge market-based rates in other markets is not at issue. As directed by this order, Southern Company submitted additional information on February 15, 2005 related to generation dominance in the Southern Company retail service territory. Any new market based rate transactions in the Southern Company retail service territory entered into after February 27, 2005 will be subject to refund to the level of the default cost-based rates, pending the outcome of the proceeding. Southern Company, along with other utilities, has also filed an appeal of the FERC’s April and July 2004 orders with the U.S. Court of Appeals for the District of Columbia Circuit. The FERC has asked the court to dismiss the appeal on the grounds that it is premature.
     In the event that the FERC’s default mitigation measures are ultimately applied, the Company may be required to charge cost-based rates for certain wholesale sales in the Southern Company retail service territory, which may be lower than negotiated market-based rates. The final outcome of this matter will depend on the form in which the final methodology for assessing generation market power and mitigation rules may be ultimately adopted and cannot be determined at this time.
Right of Way Litigation
In late 2001, certain subsidiaries of Southern Company, including Alabama Power, Georgia Power, Gulf Power, Mississippi Power, the Company, and Southern Telecom, were named as defendants in a lawsuit brought by a telecommunications company that uses certain of the defendants’ rights of way. This lawsuit alleges, among other things, that the defendants are contractually obligated to indemnify, defend, and hold harmless the telecommunications company from any liability that may be assessed against it in pending and future right of way litigation. The Company believes that the plaintiff’s claims are without merit. In the fall of 2004, the trial court stayed the case until resolution of an underlying landowner litigation involving Southern Company and certain of its subsidiaries. On January 12, 2005, the Georgia Court of Appeals dismissed the telecommunications company’s appeal of the trial court’s order for lack of jurisdiction. An adverse outcome in this case could result in a substantial judgment; however, the final outcome of this matter cannot now be determined.
Retail Regulatory Matters
Fuel Cost Recovery
On October 25, 2004, the Georgia PSC approved the Company’s request for a fuel cost recovery rate increase. The approved increase will allow for the recovery of approximately $161 million in fuel costs, which includes an estimate of future fuel costs over the next 12 months and recovery of the existing under recovered fuel balance, over the next 24 months. The approved fuel rate increase also includes the recovery of approximately $3.5 million in costs associated with a coal transloader to be amortized over a 21-month period, which the Georgia PSC had denied in June 2004. The transloader allows foreign coal to be off-loaded from ships at the Company’s Plant Kraft dock and then transferred by rail to Plant McIntosh. The new rates became effective in November 2004. At December 31, 2004, the Company had $23.8 million included in under recovered regulatory clause revenues on the balance sheet.
2004 Retail Rate Case Filing
On November 30, 2004, the Company filed a traditional one-year rate case with the Georgia PSC requesting a $23.2 million, or 6.7 percent, increase in retail revenues, effective January 1, 2005. The requested increase is based on a future test year ending December 31, 2005 and a proposed retail return on common equity of 12.5 percent. As an alternative, the Company has also included in its request a three-year rate plan that is based on the same test year and proposed retail return on common equity.
     The increase in retail revenues is being requested to cover the Company’s investment in the new Plant McIntosh Combined Cycle Units 10 and 11; increasing operating and maintenance expenses; and continued investment in generation, transmission, and distribution facilities to support growth and ensure reliability. The increase also includes recognition on an annual basis of the $3.8 million of Plant Wansley purchased power expenses which were excluded by the Georgia PSC from the Company’s last rate case and subsequently were subject to deferral through a Georgia PSC accounting

NOTES (continued)
Savannah Electric and Power Company
order issued in December 2002.
     The Company expects the Georgia PSC to issue a final order in this matter during May 2005. The final outcome of this matter cannot now be determined.
2002 Retail Rate Case Orders
In May 2002, the Georgia PSC approved a $7.8 million base rate increase and an authorized return on equity of 12 percent as a result of the Company’s request to recover significant new expenses related to the Plant Wansley PPA which began in June 2002, as well as other operation and maintenance expense changes. In December 2002, at the Company’s request, the Georgia PSC issued an accounting order authorizing the Company to defer until May 2005 approximately $3.8 million annually in Plant Wansley purchased power costs that the Georgia PSC had ruled to be outside the test period for the base rate order. Under the terms of the order, two-thirds of any earnings of the Company in a calendar year above a 12 percent return on common equity will be used to amortize the deferred amounts to purchase power expense. The remaining one-third of any such earnings can be retained by the Company. The Company also has the discretionary authority to amortize up to an additional $1.5 million annually. In January 2003, the Company began deferring the costs under the terms of the accounting order. Through December 2004, the Company had amortized all of the deferred purchased power costs.
     Under the 2002 rate order, the Georgia PSC also ordered the Company to amortize approximately $9 million of accelerated depreciation and amortization previously recorded equally over three years as a credit to expense beginning June 1, 2002.
Plant McIntosh Construction Project
In December 2002, after a competitive bidding process, the Georgia PSC certified PPAs between Southern Power and Georgia Power and the Company for capacity from Plant McIntosh Combined Cycle Units 10 and 11, construction of which is scheduled to be completed in June 2005. In April 2003, Southern Power applied for FERC approval of these PPAs. In July 2003, the FERC accepted the PPAs to become effective June 1, 2005, subject to refund, and ordered that hearings be held. Intervenors opposed the FERC’s acceptance of the PPAs, alleging that they did not meet applicable standards for market-based rates between affiliates. To ensure the timely completion of the Plant McIntosh construction project and the availability of the units in the summer of 2005 for their retail customers, the Company and Georgia Power in May 2004 requested the Georgia PSC to direct them to acquire the Plant McIntosh construction project. The Georgia PSC issued such an order and the transfer occurred on May 24, 2004 at a total cost of approximately $415 million, including $14 million of transmission interconnection facilities. Subsequently, Southern Power filed a request to withdraw the PPAs and to terminate the ongoing FERC proceedings. In August 2004, the FERC issued a notice accepting the request to withdraw the PPAs and permitting such request to become effective by operation of law. However, the FERC made no determination on what additional steps may need to be taken with respect to testimony provided in the proceedings. The ultimate outcome of any additional FERC action cannot now be determined.
     As directed by the Georgia PSC order, Georgia Power and the Company in June 2004 filed an application to amend the resource certificate granted by the Georgia PSC in 2002. In connection with the Georgia Power 2004 retail rate case, the Georgia PSC approved the transfer of the Plant McIntosh construction project, at a total fair market value of approximately $385 million. This value reflects an approximate $16 million disallowance. Savannah Electric owns 16.129 percent of the project; thus, this disallowance amounted to approximately $3 million and reduced the Company’s net income by approximately $1.5 million. The Georgia PSC also certified a total completion cost of $547 million for the project. The amount of the disallowance will be adjusted accordingly based on the actual completion cost of the project. The Georgia PSC will determine the rate treatment of Plant McIntosh in connection with its decision on the Company’s 2004 retail rate case filing discussed above. The final outcome of this matter cannot now be determined.
4.	JOINT OWNERSHIP AGREEMENTS
The Company operates and jointly owns its Plant McIntosh combustion turbines with Georgia Power. Two of the eight units, totaling 160 megawatts of capacity, are owned by the Company, and six units, totaling 480 megawatts of capacity, are owned by Georgia Power.

NOTES (continued)
Savannah Electric and Power Company
The Company’s amount of investment in Plant McIntosh combustion turbines and related accumulated depreciation at December 31, 2004 were $52 million and $13 million, respectively. The Company’s proportionate share of its combustion turbine plant operating expenses is included in the corresponding operating expenses in the statements of income.
     In addition, the Company and Georgia Power acquired the Plant McIntosh Combined Cycle Units 10 and 11 construction project in 2004. The units, which will have a total capacity of 1,240 megawatts, scheduled to begin operation in June 2005, will be jointly owned by the Company and Georgia Power. The Company’s investment in Plant McIntosh Units 10 and 11 at December 31, 2004 was $78.4 million.
5.	INCOME TAXES
Southern Company and its subsidiaries file a consolidated federal income tax return and a combined State of Georgia income tax return. Under a joint consolidated income tax allocation agreement, as required by the PUHCA, each subsidiary’s current and deferred tax expense is computed on a stand-alone basis and no subsidiary is allocated more expense than would be paid if they filed a separate tax return. In accordance with Internal Revenue Service regulations, each company is jointly and severally liable for the tax liability.
     In 2004, in order to avoid the loss of certain federal income tax credits related to the production of synthetic fuel, Southern Company chose to defer certain deductions otherwise available to the subsidiaries. The cash flow benefit associated with the utilization of the tax credits was allocated to the subsidiary that otherwise would have claimed the available deductions on a separate company basis without the deferral. This allocation concurrently reduced the tax benefit of the credits allocated to those subsidiaries that generated the credits. As the deferred expenses are deducted, the benefit of the tax credits will be repaid to the subsidiaries that generated the tax credits. The Company has recorded $1.5 million payable to these subsidiaries in “Accumulated Deferred Income Taxes” on the accompanying December 31, 2004 balance sheet.
     The transfer of the Plant McIntosh construction project from Southern Power to the Company resulted in a deferred gain to Southern Power for federal income tax purposes. The Company will reimburse Southern Power for $1.0 million of this deferred tax liability as it is reflected in Southern Power’s future taxable income. The payable to Southern Power is included in Other Deferred Credits on the Company’s balance sheet at December 31, 2004.
     At December 31, 2004, tax-related regulatory assets and liabilities were $10.6 million and $8.7 million, respectively. These assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized interest. These liabilities are attributable to deferred taxes previously recognized at rates higher than the current enacted tax law and to unamortized investment tax credits.
     Details of income tax provisions are as follows:

	2004	2003	2002
	(in thousands)
Total provision for income taxes Federal —
Federal —
Currently payable	$246	$12,074	$16,248
Deferred	12,171	1,299	(5,660)

	12,417	13,373	10,588

State —
Currently payable	691	2,791	1,428
Deferred	1,270	(646)	(568)

	1,961	2,145	860

Total	$14,378	$15,518	$11,448

     The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, are as follows:

	2004	2003
	(in thousands)
Deferred tax liabilities:
Accelerated depreciation	$94,124	$88,332
Property basis differences	(845)	(1,640)
Other	13,539	2,696

Total	106,818	89,388

Deferred tax assets:
Pension and other benefits	17,353	15,671
Other	15,703	14,284

Total	33,056	29,955

Total deferred tax liabilities, net	73,762	59,433
Portion included in current assets, net	16,317	24,419

Accumulated deferred income taxes in the Balance Sheets	$90,079	$83,852

NOTES (continued)
Savannah Electric and Power Company
     In accordance with regulatory requirements, deferred investment tax credits are amortized over the lives of the related property with such amortization normally applied as a credit to reduce depreciation in the statements of income. Credits amortized in this manner amounted to $0.7 million per year in 2004, 2003, and 2002. At December 31, 2004, all investment tax credits available to reduce federal income taxes payable had been utilized.
     A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

	2004	2003	2002
Federal statutory tax rate	35%	35%	35%
State income tax, net of Federal income tax benefit	3	4	2
Other	(2)	1	(2)

Effective income tax rate	36%	40%	35%

6.	FINANCING
Long-Term Debt and Capital Leases
The Company’s indenture related to its first mortgage bonds is unlimited as to the authorized amount of bonds which may be issued, provided that required property additions, earnings, and other provisions of such indenture are met.
     Assets acquired under capital leases are recorded as utility plant in service, and the related obligation is classified as other long-term debt. Leases are capitalized at the net present value of the future lease payments. However, for ratemaking purposes, these obligations are treated as operating leases and, as such, lease payments are charged to expense as incurred.
Long-Term Debt Due Within One Year
A summary of the sinking fund requirements and scheduled maturities and redemptions of long-term debt due within one year at December 31 is as follows:

	2004	2003
	(in thousands)
Bond sinking fund requirement	$200	$200
Less:
Portion to be satisfied by certifying property additions	200	200

Cash sinking fund requirement	—	—
Mandatorily redeemable preferred securities	—	40,000
Other long-term debt maturities	1,010	910

Total	$1,010	$40,910

     The first mortgage bond improvement (sinking) fund requirements amount to 1 percent of each outstanding series of bonds authenticated under the first mortgage bond indenture prior to January 1 of each year, other than those issued to collateralize pollution control and other obligations. The requirements may be satisfied by depositing cash or reacquiring bonds, or by pledging additional property equal to 1 2/3 times the requirements.
     The sinking fund requirements of first mortgage bonds were satisfied by certifying property additions in 2003 and 2004. The 2005 requirement will be satisfied by certifying property additions. Sinking fund requirements and/or maturities through 2009 applicable to long-term debt are as follows: $1.0 million in 2005; $21.0 million in 2006; $0.9 million in 2007; $46.0 million in 2008; and $0.8 million in 2009.
Assets Subject to Lien
As amended and supplemented, the Company’s first mortgage bond indenture, which secures the first mortgage bonds issued by the Company, constitutes a direct first lien on substantially all of the Company’s fixed property and franchises.
Bank Credit Arrangements
At the beginning of 2005, credit arrangements with banks totaled $80 million, of which $70 million expires at various times in 2005 and the remaining $10 million expires in 2007. Of the facilities that expire in 2005, $40 million contain two-year term out provisions and the $10 million facility that expires in 2007 contains a three-year term out provision. In September 2002, the Company borrowed $25 million under a $30 million variable rate revolving credit agreement that terminates in 2005. Of

NOTES (continued)
Savannah Electric and Power Company
this amount, $5 million was repaid in December 2003, $10 million was borrowed under the agreement in May 2004, and the full $30 million was repaid in December 2004.
     In connection with these credit arrangements, the Company agrees to pay commitment fees based on the unused portions of the commitments. Commitment fees are less than one-eighth of 1 percent for the Company.
     The credit arrangements contain covenants that limit the level of indebtedness to capitalization to 65 percent, as defined in the arrangements. Exceeding these debt levels would result in a default under the credit arrangements. In addition, the credit arrangements contain cross default provisions that would be triggered if the Company defaulted on indebtedness over a specified threshold. The cross default provisions are restricted only to indebtedness of the Company. The Company is currently in compliance with all such covenants. Borrowings under unused credit arrangements totaling $30 million would be prohibited if the Company experiences a material adverse change (as defined in such arrangements).
     The Company may also meet short-term cash needs through a Southern Company subsidiary organized to issue and sell commercial paper and extendible commercial notes at the request and for the benefit of the Company and the other Southern Company retail operating companies. Proceeds from such issuances for the benefit of the Company are loaned directly to the Company and are not commingled with proceeds from such issuances for the benefit of any other retail operating company. The obligations of each company under these arrangements are several; there is no cross affiliate credit support. At December 31, 2004, the Company had $12.6 million in commercial paper and $8.0 million in extendible commercial notes outstanding. During 2004, the peak amount of commercial paper outstanding was $29.1 million and the average amount outstanding was $8.4 million. The average annual interest rate on commercial paper was 1.51 percent.
     The Company’s committed credit arrangements provide liquidity support to the Company’s variable rate obligations and to its commercial paper program. At December 31, 2004, the amount of variable rate obligations outstanding requiring liquidity support was $7.2 million.
Financial Instruments
     The Company enters into energy related derivatives to hedge exposures to electricity, gas, and other fuel price changes. However, due to cost-based rate regulations, the Company has limited exposure to market volatility in commodity fuel prices and prices of electricity. The Company has implemented fuel-hedging programs at the direction of the Georgia PSC. The Company also enters into hedges of forward electricity sales. There was no material ineffectiveness recorded in earnings in 2004 and 2003.
     At December 31, 2004, the fair value of derivative energy contracts was reflected in the financial statements as follows:

Amounts
(in thousands)
Regulatory liabilities, net	$1,471
Other comprehensive income	—
Net income	3

Total fair value	$1,474

     The fair value gains or losses for cash flow hedges that are recoverable through the regulatory fuel clauses are recorded as regulatory assets and liabilities and are recognized in earnings at the same time the hedged items affect earnings. The Company has energy-related hedges in place up to and including 2007.
     The Company enters into derivatives to hedge exposure to interest rate changes. Derivatives related to variable rate securities or forecasted transactions are accounted for as cash flow hedges. The derivatives are generally structured to match the critical terms of the hedged debt instruments; therefore, no material ineffectiveness has been recorded in earnings.

NOTES (continued)
Savannah Electric and Power Company
     At December 31, 2004, the Company had $14.0 million notional amount of interest rate swaps outstanding with net fair value gains of $0.1 million as follows:
Cash Flow Hedges

	Weighted Average		Fair
	Fixed		Value
	Rate	Notional	Gain/
Maturity	Paid	Amount	(Loss)
(in millions)
2007	2.50%*	$14.0	$0.1

*	Swap settles against the Bond Market Association floating rate index.
     The fair value gain or loss for cash flow hedges is recorded in other comprehensive income and is reclassified into earnings at the same time the hedged items affect earnings. For 2004, approximately $0.1 million of pre-tax losses were reclassified from other comprehensive income to interest expense. For 2003, the amount reclassified was not material. For 2005, pre-tax losses of approximately $0.1 million are expected to be reclassified from other comprehensive income to interest expense. The Company has interest-related hedges in place up to and including 2007, and additionally has losses that are being amortized up to and including 2014.
Common Stock Dividend Restrictions
The Company’s first mortgage bond indenture contains certain limitations on the payment of cash dividends on common stock. At December 31, 2004, approximately $68 million of retained earnings was restricted against the payment of cash dividends on common stock under the terms of the Indenture.
     In accordance with the PUHCA, the Company is restricted from paying common dividends from paid-in capital without SEC approval.
7. COMMITMENTS
Construction Program
The Company is engaged in a continuous construction program, currently estimated to total $52.4 million in 2005, $39.2 million in 2006, and $33.7 million in 2007. The construction program is subject to periodic review and revision, and actual construction costs may vary from the above estimates because of numerous factors. These factors include: changes in business conditions; acquisition of additional generating assets; revised load growth estimates; changes in environmental regulations; changes in FERC rules and transmission regulations; increasing costs of labor, equipment, and materials; and cost of capital. Units 10 and 11 at Plant McIntosh, being constructed and to be owned jointly with Georgia Power, are scheduled to be placed in service in June 2005. Construction related to new transmission and distribution facilities and capital improvements to existing generation, transmission, and distribution facilities, including those necessary to meet environmental standards, will continue. At December 31, 2004, significant purchase commitments were outstanding in connection with the construction program.
Long-Term Service Agreement
The Company and Georgia Power have entered into a Long-Term Service Agreement (LTSA) with General Electric (GE) for the purpose of securing maintenance support for the combustion turbines at the Plant McIntosh combined cycle facility. In summary, the LTSA stipulates that GE will perform all planned inspections on the covered equipment, which includes the cost of all labor and materials. GE is also obligated to cover the costs of unplanned maintenance on the covered equipment subject to a limit specified in the contract.
     In general this LTSA is in effect through two major inspection cycles per unit. Scheduled payments to GE are made at various intervals based on actual operating hours of the respective units. Total payments by the Company to GE under this agreement are currently estimated at $35 million over the remaining life of the agreement, which may range up to 30 years. However, the LTSA contains various cancellation provisions at the option of the Company and Georgia Power.
Fuel Commitments
To supply a portion of the fuel requirements of its generating plants, the Company has entered into long-term commitments for the procurement of fuel. In most cases, these contracts contain provisions for price escalations, minimum purchase levels, and other financial commitments. Coal commitments include forward contract purchases for nitrogen oxide and sulfur dioxide emission allowances. In addition, SCS acts as agent for

NOTES (continued)
Savannah Electric and Power Company
the Company, the other retail operating companies, Southern Power, and Southern Company GAS with regard to natural gas purchases. Natural gas purchase commitments contain given volumes with prices based on various indices at the time of delivery. Amounts included in the chart below represent estimates based on New York Mercantile Exchange future prices at December 31, 2004.
     Total estimated minimum long-term obligations at December 31, 2004 were as follows:

	Natural
Year	Gas	Coal
	(in thousands)
2005	$26,296	$50,301
2006	26,485	6,771
2007	15,655	—
2008	32,974	—
2009	30,811	—
2010 and thereafter	285,322	—

Total commitments	$417,543	$57,072

     Additional commitments for fuel will be required to supply the Company’s future needs.
     SCS may enter into various types of wholesale energy and natural gas contracts acting as an agent for the Company and all of the other Southern Company retail operating companies, Southern Power, and Southern Company GAS. Under these agreements, each of the retail operating companies, Southern Power, and Southern Company GAS may be jointly and severally liable. The creditworthiness of Southern Power and Southern Company GAS is currently inferior to the creditworthiness of the retail operating companies. Accordingly, Southern Company has entered into keep-well agreements with the Company and each of the retail operating companies to insure they will not subsidize or be responsible for any costs, losses, liabilities, or damages resulting from the inclusion of Southern Power or Southern Company GAS as a contracting party under these agreements.
Purchased Power Commitments
The Company has entered into long-term commitments for the purchase of electricity from Southern Power.
Estimated total long-term obligations at December 31, 2004 were as follows:

Year	Commitments
(in thousands)
2005	$13,262
2006	13,271
2007	13,283
2008	13,295
2009	13,307
2010 and thereafter	—

Total commitments	$66,418

Operating Leases
The Company has rental agreements with various terms and expiration dates. Rental expenses totaled $0.9 million for 2004, $0.9 million for 2003, and $0.6 million for 2002. Of these amounts, $0.8 million in 2004, $0.8 million in 2003, and $0.5 million in 2002 related to railcar leases and coal dozers and were recoverable through the Company’s fuel cost recovery clause.
     At December 31, 2004, estimated future minimum lease payments for noncancelable operating leases were as follows:

Year	Railcars	Other	Total
	(in thousands)
2005	$429	$417	$846
2006	429	381	810
2007	429	379	808
2008	429	324	753
2009	429	219	648
2010 and thereafter	3,608	—	3,608

Total minimum payments	$5,753	$1,720	$7,473

8.	STOCK OPTION PLAN
Southern Company provides non-qualified stock options to a large segment of the Company’s employees ranging from line management to executives. As of December 31, 2004, 93 current and former employees of the Company participated in the stock option plan. The maximum number of shares of Southern Company common stock that may be issued under this plan may not exceed 55 million. The prices of options granted to date have been at the fair market value of the shares on the dates of grant. Options granted to date become exercisable pro rata over a maximum period of three

NOTES (continued)
Savannah Electric and Power Company
years from the date of grant. Options outstanding will expire no later than 10 years after the date of grant, unless terminated earlier by the Southern Company Board of Directors in accordance with the stock option plan. Activity from 2002 to 2004 for the options granted to the Company’s employees under the stock option plan is summarized below.

	Shares	Average
	Subject	Option Price
	To Option	Per Share

Balance at December 31, 2001	584,677	$17.12
Options granted	144,060	25.26
Options canceled	(948)	17.52
Options exercised	(177,515)	14.29

Balance at December 31, 2002	550,274	20.16
Options granted	125,397	27.98
Options canceled	(8,410)	25.60
Options exercised	(137,580)	17.46

Balance at December 31, 2003	529,681	22.62
Options granted	118,209	29.50
Options canceled	(3,708)	28.21
Options exercised	(90,899)	18.12

Balance at December 31, 2004	553,283	$24.80

Options exercisable:
At December 31, 2002		210,436
At December 31, 2003		251,576
At December 31, 2004		318,250

     The following table summarizes information about options outstanding at December 31, 2004:

	Dollar Price
	Range of Options
	13-20	20-26	26-32

Outstanding:
Shares (in thousands)	110	209	234
Average remaining life (in years)	5.7	6.8	8.6
Average exercise price	$17.77	$24.09	$28.73
Exercisable:
Shares (in thousands)	110	168	40
Average exercise price	$17.77	$23.80	$28.00

9.	RESTATEMENT
These financial statements have been restated to reflect adjustments to the Company’s financial information previously reported on Form 10-K for the years ended December 31, 2003 and 2002. The restatement also affects periods prior to 2002. The restatements arose as a result of errors in the Company’s estimates of unbilled revenues in these prior periods. Unbilled revenues represent an estimate of the kilowatt-hour (KWH) sales of electricity delivered to customers, but not yet billed. Components of the unbilled revenue estimates include total KWH territorial supply, total KWH billed, total electricity lost in delivery (line losses), and customer usage. These components are affected by a number of factors including weather, generation patterns, power delivery volume, and other operational constraints.
     The errors in the Company’s estimates were identified through comparisons of the Company’s unbilled revenue account balance at December 31, 2004 to the billed KWH sales recorded in January 2005 made in connection with the Company’s 2004 audit. The Company analyzed the unbilled revenue calculations for the years 1999 through 2004 to determine the timing and source of the errors, which primarily related to the estimates of line losses. For years through 2002, line losses were understated and total unbilled revenues were overstated. However, in 2003, the Company revised its methodology of estimating line losses, which had the effect of overstating the line losses, and, thus, understating total unbilled revenues during 2003. Since the Company’s calculation of unbilled revenues utilized a net change methodology, the cumulative effect of each of these errors was carried forward. The effect of these errors increased (reduced) the Company’s earnings before income taxes by $1.1 million ($0.7 million after tax) and ($2.5) million (($1.6) million after tax) for the years ended December 31, 2003 and 2002, respectively. The cumulative impact related to years prior to 2002 was a decrease in retained earnings of $2.3 million at January 1, 2002.
     Management and the Company’s external auditors discussed these adjustments with the Audit Committee of Southern Company’s Board of Directors on February 24, 2005. The restated financial statements have been prepared by management and reflect all related adjustments known to management. Management has also revised its process of estimating unbilled revenues to utilize a gross change methodology that reverses each period’s estimate in total in the following period.
     These restatement adjustments affect the Company’s previously issued statements of income, comprehensive income, and common stockholder’s equity for the years ended December 31, 2003 and 2002 and the Company’s balance sheet at December 31, 2003.

NOTES (continued)
Savannah Electric and Power Company
     A summary of the effects of these restatement adjustments is as follows (in thousands of dollars):

	Years Ended
	December 31, 2003		December 31, 2002
	As Originally	As	As Originally	As
	Reported	Restated	Reported	Restated
Retail sales revenues	$297,745	$298,807	$285,771	$283,225
Total operating revenues	314,055	315,117	299,552	297,006
Operating income	50,457	51,519	50,814	48,268
Earnings before income taxes	37,915	38,977	35,313	32,767
Income taxes	15,108	15,518	12,433	11,448
Net income	22,807	23,459	22,880	21,319
Comprehensive income	$21,847	$22,499	$21,636	$20,075

	At December 31, 2003
	As Originally	As
	Reported	Restated
Unbilled revenues receivable	$11,288	$6,064
Prepaid income taxes	24,419	25,981
Total current assets	118,415	114,752
Total assets	709,921	706,259
Accrued income taxes	1,172	713
Total current liabilities	93,512	93,053
Total liabilities	523,629	523,170
Retained earnings	109,856	106,653
Total common stockholder’s equity	186,292	183,089
Total capitalization	408,785	405,582
Total liabilities and stockholder’s equity	$709,921	$706,259

NOTES (continued)
Savannah Electric and Power Company
10. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
Summarized quarterly financial data for 2004 and 2003 are as follows:

			Net Income
	Operating	Operating	after Preferred
Quarter Ended	Revenues	Income	Stock Dividends
	(in thousands)
March 2004 (1)	$72,321	$8,032	$2,833
June 2004 (1)	91,149	13,971	6,784
September 2004 (1)	107,889	24,816	13,416
December 2004	85,601	6,284	1,199

March 2003 (1)	$68,765	$8,906	$3,442
June 2003 (1)	78,748	14,040	6,605
September 2003 (1)	100,030	26,499	14,939
December 2003 (1)	67,574	2,074	(1,527)

     The Company’s business is influenced by seasonal weather conditions and a seasonal rate structure, among other factors.
(1) The restatement adjustments described in Note 9 also affected the Company’s previously issued statements of income for the quarters ended March 31, June 30, and September 30, 2004 and 2003 and December 31, 2003. A summary of the effects of those restatements adjustments is as follows (in thousands of dollars):

	Three Months Ended				Six Months Ended
	March 31, 2004		June 30, 2004		June 30, 2004
	As Originally	As	As Originally	As	As Originally	As
	Reported	Restated	Reported	Restated	Reported	Restated
Retail sales revenues	$68,023	$67,509	$88,437	$87,516	$156,460	$155,025
Total operating revenues	72,835	72,321	92,070	91,149	164,905	163,470
Operating income	8,546	8,032	14,892	13,971	23,438	22,003
Earnings before income taxes	4,946	4,433	11,830	10,908	16,776	15,341
Income taxes	1,798	1,600	4,331	3,974	6,129	5,574
Net income	3,148	2,833	7,499	6,934	10,647	9,767
Net income after dividends on preferred stock	3,148	2,833	7,349	6,784	10,497	9,617
Comprehensive income	3,139	2,824	7,390	6,825	10,529	9,649

	Three Months Ended		Nine Months Ended
	September 30, 2004		September 30, 2004
	As Originally	As	As Originally	As
	Reported	Restated	Reported	Restated
Retail sales revenues	$102,312	$104,822	$258,772	$259,847
Total operating revenues	105,379	107,889	270,284	271,359
Operating income	22,306	24,816	45,744	46,819
Earnings before income taxes	19,813	22,323	36,589	37,664
Income taxes	7,262	8,232	13,391	13,806
Net income	12,551	14,091	23,198	23,858
Net income after dividends on preferred stock	11,876	13,416	22,373	23,033
Comprehensive income	11,902	13,442	22,431	23,091

NOTES (continued)
Savannah Electric and Power Company

	Three Months Ended				Six Months Ended
	March 31, 2003		June 30, 2003		June 30, 2003
	As Originally	As	As Originally	As	As Originally	As
	Reported	Restated	Reported	Restated	Reported	Restated
Retail sales revenues	$63,546	$63,437	$75,468	$75,973	$139,014	$139,410
Total operating revenues	68,874	68,765	78,243	78,748	147,117	147,513
Operating income	9,015	8,906	13,535	14,040	22,550	22,946
Earnings before income taxes	5,500	5,391	10,016	10,520	15,516	15,911
Income taxes	1,991	1,949	3,720	3,915	5,711	5,864
Net income	3,509	3,442	6,296	6,605	9,805	10,047
Net income after dividends on preferred stock	3,509	3,442	6,296	6,605	9,805	10,047
Comprehensive income	3,509	3,442	6,296	6,605	9,805	10,047

	Three Months Ended		Nine Months Ended
	September 30, 2003		September 30, 2003
	As Originally	As	As Originally	As
	Reported	Restated	Reported	Restated
Retail sales revenues	$95,364	$96,279	$234,378	$235,689
Total operating revenues	99,115	100,030	246,232	247,543
Operating income	25,584	26,499	48,134	49,445
Earnings before income taxes	23,305	24,220	38,821	40,131
Income taxes	8,927	9,281	14,638	15,145
Net income	14,378	14,939	24,183	24,986
Net income after dividends on preferred stock	14,378	14,939	24,183	24,986
Comprehensive income	13,658	14,219	23,463	24,266

	Three Months Ended
	December 31, 2003
	As Originally	As
	Reported	Restated
Operating revenues	$67,823	$67,574
Operating income	2,323	2,074
Net income	(1,376)	(1,527)

SAVANNAH ELECTRIC AND POWER COMPANY
CONDENSED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
		2004		2004
		As Restated		As Restated
	2005	(Note N)	2005	(Note N)
	(in thousands)		(in thousands)
Operating Revenues:
Retail revenues	$143,596	$104,822	$319,743	$259,847
Sales for resale —
Non-affiliates	1,992	966	3,805	3,670
Affiliates	3,513	960	6,828	5,050
Other revenues	1,882	1,141	5,783	2,792

Total operating revenues	150,983	107,889	336,159	271,359

Operating Expenses:
Fuel	39,316	15,381	71,339	39,988
Purchased power —
Non-affiliates	5,007	2,373	9,238	9,102
Affiliates	40,552	35,966	105,614	85,241
Other operations	15,816	15,054	45,752	44,732
Maintenance	4,878	4,932	20,954	18,268
Depreciation and amortization	5,655	5,452	16,531	15,902
Taxes other than income taxes	4,613	4,190	12,310	11,582

Total operating expenses	115,837	83,348	281,738	224,815

Operating Income	35,146	24,541	54,421	46,544
Other Income and (Expense):
Interest income	22	31	57	129
Interest expense, net of amounts capitalized	(3,969)	(3,023)	(10,798)	(9,155)
Distributions on mandatorily redeemable preferred securities	—	—	—	(109)
Other income (expense), net	1,649	774	3,802	255

Total other income and (expense)	(2,298)	(2,218)	(6,939)	(8,880)

Earnings Before Income Taxes	32,848	22,323	47,482	37,664
Income taxes	12,480	8,232	17,016	13,806

Net Income	20,368	14,091	30,466	23,858
Dividends on Preferred Stock	675	675	2,025	825

Net Income After Dividends on Preferred Stock	$19,693	$13,416	$28,441	$23,033

CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
		2004		2004
		As Restated		As Restated
	2005	(Note N)	2005	(Note N)
	(in thousands)		(in thousands)
Net Income After Dividends on Preferred Stock	$19,693	$13,416	$28,441	$23,033
Other comprehensive income (loss):
Changes in fair value of qualifying hedges, net of tax of $411, $8, $194 and $(2), respectively	653	12	308	(3)
Reclassification adjustment for amounts included in net income, net of tax of $12, $9, $17 and $39, respectively	15	14	24	61

COMPREHENSIVE INCOME	$20,361	$13,442	$28,773	$23,091

The accompanying notes as they relate to Savannah Electric are an integral part of these condensed financial statements.

SAVANNAH ELECTRIC AND POWER COMPANY
CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Nine Months
	Ended September 30,
		2004
		As Restated
	2005	(Note N)
	(in thousands)
Operating Activities:
Net income	$30,466	$23,858
Adjustments to reconcile net income to net cash provided from operating activities —
Depreciation and amortization	18,257	17,671
Deferred income taxes and investment tax credits, net	19,824	10,465
Allowance for equity funds used during construction	(2,233)	(1,396)
Pension, postretirement, and other employee benefits	5,902	4,978
Tax benefit of stock options	1,491	682
Other, net	2,721	1,538
Changes in certain current assets and liabilities —
Receivables, net	(52,873)	(22,858)
Fossil fuel stock	344	1,246
Materials and supplies	(2,300)	(575)
Other current assets	2,796	(188)
Accounts payable	4,912	(1,856)
Accrued taxes	1,675	5,278
Accrued compensation	(1,112)	(1,543)
Other current liabilities	758	(494)

Net cash provided from operating activities	30,628	36,806

Investing Activities:
Gross property additions	(33,849)	(34,495)
Purchase of property from affiliates	—	(74,832)
Other	(2,995)	(10,251)

Net cash used for investing activities	(36,844)	(119,578)

Financing Activities:
Increase in notes payable, net	21,445	20,784
Proceeds —
Other long-term debt	—	10,000
Preferred stock	—	45,000
Capital contributions from parent company	221	31,000
Redemptions —
Other long-term debt	(500)	(500)
Mandatorily redeemable preferred securities	—	(40,000)
Payment of preferred stock dividends	(2,025)	(150)
Payment of common stock dividends	(20,025)	(17,400)
Other	(80)	43

Net cash provided from (used for) financing activities	(964)	48,777

Net Change in Cash and Cash Equivalents	(7,180)	(33,995)
Cash and Cash Equivalents at Beginning of Period	8,862	37,943

Cash and Cash Equivalents at End of Period	$1,682	$3,948

Supplemental Cash Flow Information:
Cash paid during the period for —
Interest (net of $1,031 and $918 capitalized for 2005 and 2004, respectively)	$8,322	$6,276
Income taxes (net of refunds)	$(7,397)	$1,158
     The accompanying notes as they relate to Savannah Electric are an integral part of these condensed financial statements.

SAVANNAH ELECTRIC AND POWER COMPANY
CONDENSED BALANCE SHEETS (UNAUDITED)

	At September 30,	At December 31,
	2005	2004
	(in thousands)
Assets

Current Assets:
Cash and cash equivalents	$1,682	$8,862
Receivables —
Customer accounts receivable	38,839	22,875
Unbilled revenues	7,497	6,681
Under recovered regulatory clause revenues	59,620	23,800
Other accounts and notes receivable	1,441	1,608
Affiliated companies	3,845	3,392
Accumulated provision for uncollectible accounts	(890)	(878)
Fossil fuel stock, at average cost	10,246	10,590
Materials and supplies, at average cost	12,213	9,913
Prepaid income taxes	6,359	21,615
Prepaid expenses	1,522	1,415
Assets from risk management activities	10,700	1,772
Other	393	515

Total current assets	153,467	112,160

Property, Plant, and Equipment:
In service	1,030,418	945,359
Less accumulated provision for depreciation	394,979	408,415

	635,439	536,944
Construction work in progress	11,330	91,275

Total property, plant, and equipment	646,769	628,219

Other Property and Investments	4,025	3,925

Deferred Charges and Other Assets:
Deferred charges related to income taxes	10,594	10,588
Cash surrender value of life insurance for deferred compensation plans	26,287	25,335
Other regulatory assets	20,688	23,527
Other	11,535	8,837

Total deferred charges and other assets	69,104	68,287

Total Assets	$873,365	$812,591

The accompanying notes as they relate to Savannah Electric are an integral part of these condensed financial statements.

SAVANNAH ELECTRIC AND POWER COMPANY
CONDENSED BALANCE SHEETS (UNAUDITED)

	At September 30,	At December 31,
	2005	2004
	(in thousands)
Liabilities and Stockholder’s Equity

Current Liabilities:
Securities due within one year	$21,059	$1,010
Notes payable	42,012	20,567
Accounts payable —
Affiliated	25,856	17,379
Other	9,057	16,166
Customer deposits	7,315	6,973
Accrued taxes —
Income taxes	—	148
Other	7,213	5,390
Accrued interest	4,504	3,050
Accrued compensation	4,500	5,612
Unrealized gains on energy hedges	10,241	1,565
Other	6,479	7,861

Total current liabilities	138,236	85,721

Long-term Debt	217,272	237,769

Deferred Credits and Other Liabilities:
Accumulated deferred income taxes	98,877	90,079
Deferred credits related to income taxes	7,974	8,738
Accumulated deferred investment tax credits	7,464	7,961
Employee benefit obligations	52,482	46,580
Other cost of removal obligations	43,909	41,890
Other regulatory liabilities	12,211	11,066
Other	8,394	6,693

Total deferred credits and other liabilities	231,311	213,007

Total Liabilities	586,819	536,497

Preferred Stock	43,909	43,938

Common Stockholder’s Equity:
Common stock, par value $5 per share —
Authorized — 16,000,000 shares
Outstanding — 10,844,635 shares	54,223	54,223
Paid-in capital	74,245	72,533
Retained earnings	116,122	107,685
Accumulated other comprehensive loss	(1,953)	(2,285)

Total common stockholder’s equity	242,637	232,156

Total Liabilities and Stockholder’s Equity	$873,365	$812,591

The accompanying notes as they relate to Savannah Electric are an integral part of these condensed financial statements.

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS
FOR
SAVANNAH ELECTRIC AND POWER COMPANY

SAVANNAH ELECTRIC AND POWER COMPANY
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS:
(A)	The condensed financial statements included herein have been prepared by Savannah Electric, without audit, pursuant to the rules and regulations of the SEC. In the opinion of management, the information furnished herein reflects all adjustments necessary to present fairly the results of operations for the periods ended September 30, 2005 and 2004. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations, although each registrant believes that the disclosures regarding such registrant are adequate to make the information presented not misleading. Disclosure which would substantially duplicate the disclosure in the Form 10-K and details which have not changed significantly in amount or composition since the filing of the Form 10-K are omitted from this Quarterly Report on Form 10-Q. Therefore, these condensed financial statements should be read in conjunction with the financial statements and the notes thereto included in the Form 10-K. Certain prior period amounts have been reclassified to conform to current period presentation. Due to seasonal variations in the demand for energy, operating results for the periods presented do not necessarily indicate operating results for the entire year.

(B)	See Note 3 to the audited financial statements herein for information relating to various lawsuits and other contingencies.
NEW SOURCE REVIEW ACTIONS
See Note 3 to the audited financial statements herein under “New Source Review Actions.” On June 3, 2005, the U.S. District Court for the Northern District of Alabama issued its decision in favor of Alabama Power on two primary legal issues in the case: (1) the scope of the routine maintenance repair and replacement exclusion under the New Source Review rules and (2) the proper test for calculating emissions increases under those rules. The court decided that routine maintenance repair and replacement must be defined with reference to what is routine in the industry as opposed to what is routine at an individual unit and emissions increases must be measured against the maximum hourly emission rate. The decision does not resolve the case, nor does it address other legal issues associated with the EPA’s allegations involving Plant Miller Units 3 and 4. In separate orders, the court dismissed Alabama Power’s motion for summary judgment on the Plant Miller claims, stayed the entire case, and referred the parties to mediation. Alabama Power may refile its motion for summary judgment if the mediation proves unsuccessful. At the request of the mediator, the deadline for completing the mediation has been extended from September 9, 2005 to November 30, 2005. The Georgia Power and Savannah Electric case, which is pending in federal district court in Georgia, remains administratively closed. The ultimate outcome of this matter cannot now be determined.
     On June 24, 2005, the U.S. Court of Appeals for the District of Columbia Circuit upheld, in part, the EPA’s December 2002 revisions to its NSR regulations, which included changes to the regulatory exclusions and methods of calculating emissions increases. However, the court vacated portions of those revisions, including those addressing the exclusion of certain pollution control projects. On October 20, 2005, the EPA published a proposed rule clarifying the test for determining when an emissions increase is subject to the NSR requirements. The impact of the proposed rules will depend on adoption of the final rules by the EPA and the individual state implementation of such rules, as well as the outcome of any additional legal challenges, and, therefore, cannot be determined at this time.

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS: (Continued)
FERC MATTERS
See Note 3 to the audited financial statements herein under “Market-Based Rate Authority” for information on the FERC’s April 2004 order adopting a new interim analysis for measuring generation market power and a proceeding initiated by the FERC in December 2004 to assess Southern Company’s generation dominance within its retail service territory. Savannah Electric and the other retail operating companies and Southern Power each has authorization from the FERC to sell power to non-affiliates at market-based prices. Through SCS, as agent, Savannah Electric and the other retail operating companies and Southern Power also have FERC authority to make short-term opportunity sales at market rates. Specific FERC approval must be obtained with respect to a market-based contract with an affiliate. On February 15, 2005, Southern Company submitted additional information related to generation dominance in its retail service territory. A hearing before an administrative law judge to review the February filing is scheduled for March 2006. Any new market-based rate transactions in Southern Company’s retail service territory entered into after February 27, 2005 will be subject to refund to the level of the default cost-based rates, pending the outcome of the proceeding. In the event that the FERC’s default mitigation measures are ultimately applied, Southern Power and the retail operating companies may be required to charge cost-based rates for certain wholesale sales in the Southern Company retail service territory, which may be lower than negotiated market-based rates. The impact of such sales through September 30, 2005 is not material to the net income of Savannah Electric. The final outcome of this matter will depend on the form in which the final methodology for assessing generation market power and mitigation rules may be ultimately adopted and cannot be determined at this time.
     In addition, in May 2005, the FERC started an investigation to determine whether Southern Company satisfies the other three parts of the FERC’s market-based rate analysis: transmission market power, barriers to entry, and affiliate abuse or reciprocal dealing. The FERC established a new refund period related to this expanded investigation. Any and all new market-based rate transactions involving any Southern Company subsidiary will be subject to refund to the extent the FERC orders lower rates as a result of this new investigation, with the refund period beginning July 19, 2005. The FERC also directed that this expanded proceeding be held in abeyance pending the outcome of the proceeding on the IIC discussed below. The impact of such sales through September 30, 2005 is not material to the net income of Savannah Electric.
     Also in May 2005, the FERC initiated a new proceeding to examine (1) the provisions of the IIC among Alabama Power, Georgia Power, Gulf Power, Mississippi Power, Savannah Electric, Southern Power, and SCS, as agent, under the terms of which the power pool of Southern Company is operated, and, in particular, the propriety of the continued inclusion of Southern Power as a party to the IIC, (2) whether any parties to the IIC have violated the FERC’s standards of conduct applicable to utility companies that are transmission providers, and (3) whether Southern Company’s code of conduct defining Southern Power as a “system company” rather than a “marketing affiliate” is just and reasonable. In connection with the formation of Southern Power, the FERC authorized Southern Power’s inclusion in the IIC in 2000. The FERC also previously approved Southern Company’s code of conduct. The FERC order directs that the administrative law judge who presided over the McIntosh PPA proceeding be assigned to preside over the hearing in this proceeding and that the testimony and exhibits presented in that proceeding be preserved to the extent appropriate. The hearing is scheduled for June 2006. See Note 3 to the audited financial statements herein under “Plant McIntosh Construction Project” for information on the McIntosh PPA proceeding. Effective July 19, 2005, revenues from transactions under the IIC involving any Southern Company subsidiaries will be subject to refund to the extent the FERC orders any changes to the IIC.
     Savannah Electric believes that there is no meritorious basis for these allegations and intends to vigorously defend itself in the proceedings. However, the final outcome of these matters, including any remedies to be applied in the event of an adverse ruling in these proceedings, cannot now be determined.

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS: (Continued)
(C)	See Note 1 to the audited financial statements herein under “Stock Options” and Note 8 to the audited financial statements herein under “Stock Option Plan” for information regarding non-qualified employee stock options provided by Southern Company to a large segment of Savannah Electric’s employees. Southern Company accounts for options granted in accordance with Accounting Principles Board Opinion No. 25; thus, no compensation expense is recognized because the exercise price of all options granted equaled the fair market value on the date of the grant. The estimated fair values of stock options granted during the three-month and nine-month periods ending September 30, 2005 and 2004 have been derived using the Black-Scholes stock option pricing model.
The following table shows the assumptions and the weighted average fair values of these stock options:

	Three	Three	Nine	Nine
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	September	September	September	September
	30, 2005	30, 2004	30, 2005	30, 2004
Interest rate	4.1%	3.8%	3.9%	3.1%
Average expected life of stock options (in years)	5	5	5	5
Expected volatility of common stock	17.3%	19.0%	17.9%	19.6%
Expected annual dividends on common stock	$1.49	$1.43	$1.43	$1.40
Weighted average fair value of stock options Granted	$4.21	$3.34	$3.90	$3.29
The pro forma impact of fair-value accounting for options granted on net income after dividends on preferred stock is as follows (in millions):

	As Reported	Pro Forma
Three Months Ended
September 30, 2005	19	19
September 30, 2004	13	13
Nine Months Ended
September 30, 2005	28	28
September 30, 2004	23	23
(D)	See Note 1 to the audited financial statements herein under “Asset Retirement Obligations and Other Costs of Removal.” The following table reflects the details of the asset retirement obligations included in the Condensed Balance Sheets (in millions).

Balance at	Liabilities	Liabilities		Cash Flow	Balance at
12/31/04	Incurred	Settled	Accretion	Revisions	9/30/05
3.9	0.5	(0.5)	0.1	—	4.0
(E)	See Note 6 to the audited financial statements herein under “Financial Instruments.” At September 30, 2005, the fair value of derivative energy contracts was $12.1 million and was recorded in the financial statements as regulatory liabilities, net.
     For the three months and nine months ended September 30, 2005 and 2004, the expense recognized in income for derivative energy contracts that are not hedges was immaterial.
     No material ineffectiveness has been recorded in net income for the three months and nine months ended September 30, 2005 and 2004.

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS: (Continued)
     At September 30, 2005, Savannah Electric had $44 million notional amount outstanding of interest rate derivatives reflected as cash flow hedges with net fair value gains of $0.6 million as follows:

				Fair Value
		Weighted Average	Hedge	Gain (Loss)
Notional	Variable Rate	Fixed Rate	Maturity	September 30, 2005
Amount	Received	Paid	Date	(in millions)

$14 million	BMA Index	2.502%	December 2007	0.2
$30 million	3-month LIBOR	4.686%	May 2016	0.4
The amounts expected to be reclassified from other comprehensive income to interest expense for the twelve month period ending September 30, 2006 are immaterial.
(F)	See Note 2 to the audited financial statements herein. Components of the pension plans’ and postretirement plans’ net periodic costs for the three-month and nine-month periods ending September 30, 2005 and 2004 are as follows (in millions):

		POSTRETIREMENT
	PENSION PLANS	PLANS
Three Months Ended September 30, 2005

Service cost	$1	$—
Interest cost	2	1
Expected return on plan assets	(1)	—
Recognized net (gain)/loss	—	—
Net amortization	—	—
Net cost (income)	$2	$1

Nine Months Ended September 30, 2005

Service cost	$2	$—
Interest cost	4	2
Expected return on plan assets	(3)	(1)
Recognized net (gain)/loss	1	—
Net amortization	1	1
Net cost (income)	$5	$2

Three Months Ended September 30, 2004

Service cost	$1	$—
Interest cost	1	1
Expected return on plan assets	(1)	—
Recognized net (gain)/loss	—	—
Net amortization	—	—
Net cost (income)	$1	$1

Nine Months Ended September 30, 2004

Service cost	$3	$—
Interest cost	3	3
Expected return on plan assets	(3)	—
Recognized net (gain)/loss	—	—
Net amortization	—	—
Net cost (income)	$3	$3

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS: (Continued)
(G)	See Note 5 to the audited financial statements herein for information on Savannah Electric’s effective income tax rate. In connection with construction on the Plant McIntosh combined cycle units, Savannah Electric recorded a decrease in its income tax expense of $0.7 million for the nine months ended September 30, 2005 related to AFUDC equity, which is not taxable. The impact of this entry caused a significant reduction in the effective income tax rate for the first two quarters of 2005; however on an annual basis, the effective income tax rate for 2005 is expected to be approximately 35%. For additional information on the Plant McIntosh construction, see Note 3 to the audited financial statements herein under “Plant McIntosh Construction Project.”

(H)	On May 17, 2005, the Georgia PSC approved a new three-year retail rate plan for Savannah Electric ending May 31, 2008 (2005 Plan). Under the terms of the 2005 Plan, earnings will be evaluated against a retail return on common equity range of 9.75% to 11.75%. Two-thirds of any earnings above 11.75% will be applied to rate refunds with the remaining one-third retained by Savannah Electric. Retail base revenues were increased by approximately $9.6 million, or 5.1%, on an annual basis effective in June 2005. Savannah Electric will not file for a general base rate increase unless its projected retail return on common equity falls below 9.75%. Savannah Electric is required to file a general rate case on November 30, 2007, in response to which the Georgia PSC would be expected to determine whether the rate plan should be continued, modified, or discontinued.
      On August 19, 2005, Savannah Electric filed a request with the Georgia PSC for a fuel cost recovery rate increase. The requested increase, representing an annual increase in customer billings of approximately $53.5 million, will allow for the recovery of fuel costs based on an estimate of future fuel costs, as well as the collection of the existing under recovery of fuel costs over a period of up to three years. The Georgia PSC may order that this existing under recovery be collected over a different period. Savannah Electric’s under recovered fuel costs as of September 30, 2005 totaled $59.6 million. Hearings before the Georgia PSC were held in October 2005. A final decision from the Georgia PSC is expected in November 2005, with the new fuel rate effective in December 2005. Fuel cost recovery revenues as recorded on the financial statements are adjusted for differences in actual recoverable costs and amounts billed in current regulated rates. Accordingly, this increase in the billing factor will have no significant effect on Savannah Electric’s revenues or net income, but will increase annual cash flow. The final outcome of the filing cannot be determined at this time.
      In a separate proceeding on August 2, 2005, the Georgia PSC approved its staff recommendation to initiate an investigation of Savannah Electric’s fuel practices. The final outcome of this matter cannot now be determined.
      Effective in May 2001, the Georgia PSC approved an order allowing Savannah Electric to implement a natural gas and oil procurement and hedging program. This order allows Savannah Electric to use financial instruments to hedge price and commodity risk associated with these fuels. The order limits the program in terms of time, volume, dollars, and physical amounts hedged. The costs of the program, including any net losses, are recovered as a fuel cost through the fuel cost recovery clause. Annual net financial gains from the hedging program will be shared, with the retail customers receiving 75 percent and Savannah Electric retaining 25 percent of the total net gains. Through September 30, 2005, such net gains totaled $7.1 million, of which Savannah Electric has retained $1.7 million.

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS: (Continued)
(I)	See Notes 9 and 10 to the audited financial statements herein for information regarding Savannah Electric’s restatement of its financial statements for the three-month and nine-month periods ended September 30, 2004 as the result of errors in the estimate of unbilled revenues for the periods. A summary of the effects of those restatement adjustments for the three-month and nine-month periods ended September 30, 2004 is as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30, 2004		September 30, 2004
	As Originally	As	As Originally	As
	Reported	Restated	Reported	Restated

Retail sales revenues	$102,312	$104,822	$258,772	$259,847
Total operating revenues	105,379	107,889	270,284	271,359
Operating income	22,306	24,541	45,744	46,544
Earnings before income taxes	19,813	22,323	36,589	37,664
Income taxes	7,262	8,232	13,391	13,806
Net income	12,551	14,091	23,198	23,858
Net income after dividends on preferred stock	11,876	13,416	22,373	23,033
Comprehensive income	11,902	13,442	22,431	23,091

ANNEX A
AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of December 13, 2005, by and between GEORGIA POWER COMPANY, a Georgia corporation (“Georgia Power”), and SAVANNAH ELECTRIC AND POWER COMPANY, a Georgia corporation (“Savannah Electric”).
     WHEREAS, Georgia Power has authorized capital stock consisting of (i) 15,000,000 shares of Common Stock, without par value (“Georgia Power Common Stock”), of which 7,761,500 shares are issued and outstanding and are owned beneficially and of record by The Southern Company (“Southern”), (ii) 50,000,000 shares of Class A Preferred Stock (“Georgia Power Class A Preferred Stock”), of which all shares are undesignated and unissued, and (iii) 5,000,000 shares of Preferred Stock (“Georgia Power Preferred Stock”), of which 145,689 shares are currently issued and outstanding and are designated as the $4.60 Preferred Stock, 1954 Series (“Georgia Power $4.60 Preferred Stock”);
     WHEREAS, Savannah Electric has authorized capital stock consisting of (i) 16,000,000 shares of Common Stock, with a par value of $5 per share (“Savannah Electric Common Stock”), of which 10,844,635 shares are issued and outstanding and are owned beneficially and of record by Southern, and (ii) 4,000,000 shares of Preferred Stock (“Savannah Electric Preferred Stock”), of which a total of 1,800,000 shares are issued and outstanding and are designated as the 6.00% Series Preferred Stock, Non-Cumulative, Par Value $25 per Share (“Savannah Electric 6.00% Preferred Stock”); and
     WHEREAS, the Board of Directors of each of Georgia Power and Savannah Electric deems it advisable to merge Savannah Electric with and into Georgia Power in accordance with the Georgia Business Corporation Code (“GBCC”), Chapter 4 of Title 14 of the Official Code of Georgia Annotated and this Agreement;
     NOW, THEREFORE, in consideration of the premises and agreements contained herein, the parties agree that (i) Savannah Electric shall be merged with and into Georgia Power (hereinafter the “Merger”), (ii) Georgia Power shall be the corporation surviving the Merger, and (iii) the terms and conditions of the Merger, the means of carrying it into effect and the manner of converting shares of capital stock shall be as follows:
ARTICLE 1
THE MERGER
     1.1 Plan of Merger. This Agreement shall constitute a plan of merger between Georgia Power and Savannah Electric (Georgia Power and Savannah Electric being sometimes referred to herein as the “Constituent Corporations”) in accordance with Article II of the GBCC.
     1.2 Certificate of Merger. Upon satisfaction of the conditions set forth in Article 7 below, and subject to and in accordance with the provisions of this Agreement, a certificate of merger complying with § 14-2-1105 of the GBCC (the “Certificate of Merger”) shall be executed by Georgia Power and delivered to the Secretary of State of the State of Georgia for filing in accordance with § 14-2-1105 of the GBCC.
     1.3 Merger Time. The Merger shall become effective at the time specified in the Certificate of Merger filed with the Secretary of State of the State of Georgia (the effective time of the Merger being herein called the “Merger Time”). At the Merger Time, the separate existence of Savannah Electric shall cease and Savannah Electric shall be merged with and into Georgia Power, which shall continue its corporate existence as the surviving corporation (Georgia Power, as the surviving corporation, being sometimes referred to herein as the “Surviving Corporation”). From and after the Merger Time, Georgia Power, as the Surviving Corporation, shall be possessed of all the rights, privileges, powers and franchises of a public and private nature of Savannah Electric and shall be subject to all of the duties, liabilities, debts and obligations of each of the Constituent Corporations in the same manner as if Georgia Power had itself incurred them.
     1.4 Appropriate Actions. Prior to, at and after the Merger Time, Georgia Power and Savannah Electric, respectively, shall take all such actions as may be necessary or appropriate in order to effectuate the Merger. In case at any time after the Merger Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full title to all properties, assets, privileges, rights, immunities and franchises of either of the Constituent Corporations, the officers and directors of each of the Constituent Corporations as of the Merger Time shall take all such further action.
ARTICLE 2
TERMS OF CONVERSION AND EXCHANGE OF SHARES
     2.1 Conversion and Exchange. At the Merger Time,
     (a) each share of Georgia Power Common Stock issued and outstanding immediately prior to the Merger shall remain issued and outstanding;
     (b) each share of Georgia Power $4.60 Preferred Stock issued and outstanding on the date hereof shall have been redeemed;
     (c) the issued and outstanding shares of Savannah Electric Common Stock, all of which shall continue to be held by Southern until the Merger Time, without further action on the part of anyone, shall be converted into the right to receive an aggregate of 1,500,000 shares of Georgia Power Common Stock; and
     (d) each share of Savannah Electric 6.00% Preferred Stock issued and outstanding immediately prior to the Merger shall, without further action on the part of anyone, be converted into the right to receive one share of a new series of Georgia Power Class A Preferred Stock, non-cumulative, par value $25 per share, which shall be designated as Georgia Power’s “6 1/8% Series Class A Preferred Stock.”

ARTICLE 3
CHARTER AND BYLAWS
     3.1 Georgia Power’s Charter. From and after the Merger Time, and until thereafter amended as provided by law, the Charter of Georgia Power, as amended in accordance with § 3.2 hereof, shall be and continue to be the Charter of the Surviving Corporation.
     3.2 Amendments to Georgia Power’s Charter. At or prior to the Merger Time:
     (a) the Charter of Georgia Power shall be amended and restated in substantially the form attached hereto as Exhibit A; and
     (b) the Charter of Georgia Power, as so amended and restated, shall be further amended to designate 1,800,000 shares of Georgia Power’s 6 1/8% Series Class A Preferred Stock, with such amendment in substantially the form attached hereto as Exhibit B.
     3.3 Georgia Power’s Bylaws. From and after the Merger Time, and until thereafter amended as provided by law, the Bylaws of Georgia Power as in effect immediately prior to the Merger shall be and continue to be the Bylaws of the Surviving Corporation.
ARTICLE 4
DIRECTORS AND OFFICERS
     4.l Georgia Power’s Directors and Officers. The persons who are directors and officers of Georgia Power immediately prior to the Merger shall continue as directors and officers, respectively, of the Surviving Corporation and shall continue to hold office as provided in the Bylaws of the Surviving Corporation. If, at or following the Merger Time, a vacancy shall exist in the Board of Directors or in the position of any officer of the Surviving Corporation, such vacancy may be filled in the manner provided in the Bylaws of the Surviving Corporation.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF GEORGIA POWER
     Georgia Power hereby represents and warrants to Savannah Electric as follows:
     5.1 Organization and Good Standing. Georgia Power is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia.
     5.2 Power and Authority. Subject to the approvals set forth in Article 7 below, Georgia Power has full power and authority to execute, deliver and perform this Agreement.
     5.3 Authorization. The execution, delivery and performance of this Agreement by Georgia Power has been duly authorized by all requisite corporate action.
     5.4 Binding Effect. This Agreement is a valid, binding and legal obligation of Georgia Power enforceable in accordance with its terms, except for the effect of bankruptcy, insolvency, reorganization, receivership, liquidation, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).
     5.5 No Default; Consents. The execution, delivery and performance of this Agreement by Georgia Power do not and will not:
     (a) conflict with or result in any breach of any provision of the Charter or Bylaws of Georgia Power;
     (b) violate, breach or otherwise constitute or give rise to a default under any material contract, commitment or other obligation to which Georgia Power is a party or by which any of its assets are bound; or
     (c) violate or conflict with any law, regulation, judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over Georgia Power or any of its assets.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF SAVANNAH ELECTRIC
     Savannah Electric hereby represents and warrants to Georgia Power as follows:
     6.1 Organization and Good Standing. Savannah Electric is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia.
     6.2 Power and Authority. Subject to the approvals set forth in Article 7 below, Savannah Electric has full power and authority to execute, deliver and perform this Agreement.
     6.3 Authorization. The execution, delivery and performance of this Agreement by Savannah Electric has been duly authorized by all requisite corporate action.
     6.4 Binding Effect. This Agreement is a valid, binding and legal obligation of Savannah Electric enforceable in accordance with its terms, except for the effect of bankruptcy, insolvency, reorganization, receivership, liquidation, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).
     6.5 No Default; Consents. The execution, delivery and performance of this Agreement by Savannah Electric do not and will not:
     (a) conflict with or result in any breach of any provision of the Charter or Bylaws of Savannah Electric;
     (b) violate, breach or otherwise constitute or give rise to a default under any material contract, commitment or other obligation to which Savannah Electric is a party or by which any of its assets are bound; or

     (c) violate or conflict with any law, regulation, judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over Savannah Electric or any of its assets.
ARTICLE 7
CONDITIONS TO THE MERGER
     Completion of the Merger is subject to the satisfaction of the following conditions:
     7.l Shareholder Approval. The principal terms of this Agreement and the transactions provided for herein shall have been approved by holders of capital stock of each of the Constituent Corporations as and to the extent required by their respective organizational documents and the GBCC.
     7.2 Regulatory Approvals. All authorizations by and approvals of any governmental or public authority or agency deemed necessary or advisable by the Board of Directors of each of Georgia Power and Savannah Electric in connection with the Merger and other related transactions, including, without limitation, the Georgia Public Service Commission, the Federal Energy Regulation Commission and the Federal Communication Commission, shall have been obtained, shall be in full force and effect, shall not have been revoked and shall be legally sufficient to authorize the transactions contemplated by this Agreement.
     7.3 Listing on NYSE. Georgia Power’s 6 1/8% Series Class A Preferred Stock shall be approved for listing on the New York Stock Exchange, subject to official notice of issuance.
ARTICLE 8
AMENDMENT AND TERMINATION
     8.l Amendment. The parties to this Agreement, by mutual consent of their respective Boards of Directors, may amend, modify or supplement this Agreement in such manner as may be agreed upon by them in writing at any time before or after approval of this Agreement by the shareholders of the Constituent Corporations; provided, however, that no such amendment, modification or supplement shall, if agreed to after such approval by the pre-Merger shareholders of the Constituent Corporations, change any of the principal terms of this Agreement without further approval of such shareholders.
     8.2 Termination. This Agreement may be terminated and the Merger and other transactions provided for by this Agreement may be abandoned at any time by the mutual written consent of the parties hereto.

ARTICLE 9
MISCELLANEOUS
     9.l Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.
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     IN WITNESS WHEREOF, Georgia Power and Savannah Electric have each caused this Agreement to be executed by its respective officer thereunto duly authorized as of the date first written above.

GEORGIA POWER COMPANY			SAVANNAH ELECTRIC AND POWER
COMPANY

By:	/s/ Michael D. Garrett	By:	/s/ W. Craig Barrs

	Michael D. Garrett		W. Craig Barrs
	President and Chief Executive Officer		President and Chief Executive Officer

Attest:			Attest:

/s/ Daniel Lowery			/s/ Nancy E. Frankenhauser

Daniel Lowery			Nancy E. Frankenhauser
Corporate Secretary			Comptroller and Corporate Secretary

ANNEX B
FORM OF
AMENDED AND RESTATED
CHARTER
OF
GEORGIA POWER COMPANY

I. The name of the corporation is GEORGIA POWER COMPANY. It is a street and suburban railroad, electric light and power and steam heat corporation. Its charter was granted by the Secretary of State of the State of Georgia on June 26, 1930, for the term of One Hundred One Years (101 years), with the right of renewal and continuance thereafter as may be provided by law, upon a petition duly filed and pursuant to an Act of the General Assembly of the State of Georgia approved December 17, 1892, and acts amendatory thereof. It was organized under the laws of the State of Georgia for the purpose of operating by electricity a street railroad, suburban railroad or interurban railroad and for the purpose of generating electricity, and the general nature of the business or businesses to be transacted shall be to engage in any form or type of business for any lawful purpose or purposes not specifically prohibited to such corporations under the laws of the State of Georgia and to have all the rights, powers, privileges and immunities which are now or hereafter may be allowed to such corporations under the laws of the State of Georgia.
II. The principal office of the corporation is 241 Ralph McGill Boulevard, NE, Atlanta, Georgia 30308.
III. The number of shares of capital stock that may be issued by the corporation is 90,000,000, of which 5,000,000 shares shall be preferred stock with a par or face value of $100 each, 50,000,000 shares shall be Class A preferred stock with a par or face value of $25 each, 15,000,000 shares shall be preference stock with a par or face value of $100 each, and 20,000,000 shares shall be common stock with no par or face value.
IV. The designations, preferences and voting powers of the shares of preferred stock, Class A preferred stock, preference stock and common stock, or restrictions or qualifications thereof, shall be as follows:

Preferred Stock
Provision for Division Into and Issue in Series
of Preferred Stock and Grant of Authority
to Board of Directors
     The shares of the preferred stock may be divided into and issued in series. Each such series shall be designated so as to distinguish the shares thereof from the shares of all other series and classes, and all shares of the preferred stock irrespective of series shall be identical except as to the following rights and preferences in respect of any or all of which there may be variations between different series, and authority is hereby expressly vested in the Board of Directors to establish and designate such series and to determine prior to the issuance of any shares of such series the following rights and preferences of the shares thereof in accordance with the provisions of the Official Code of Georgia Annotated applicable thereto:
     (a) The dividend rights of such series, including the cumulative or non-cumulative nature thereof, the relative rights of priority among series, the rate of dividend (which may be fixed or variable), the dividend payment dates and the date from which dividends will accumulate, if applicable;
     (b) The date, prices and other terms of any mandatory or optional redemption;
     (c) The amount payable upon shares in the event of any voluntary or involuntary liquidation;
     (d) The terms and conditions, if any, on which shares of such series shall be by their terms convertible into or exchangeable for shares of any other class of stock of the corporation over which the preferred stock has preference as to payment of dividends and as to assets;
     (e) The sinking fund provisions, if any, for the redemption or purchase of shares of such series; and
     (f) The special voting rights, if any, of such series.
     The stockholders of the corporation, by resolution duly adopted by the holders of a majority of the shares of the issued and outstanding common stock at any annual meeting or any special meeting called for that purpose, or, if permitted by the laws of the State of Georgia then applicable, the Board of Directors may issue and sell all the authorized and unissued shares of preferred stock as shares of any series or any number of series, and in the event that the corporation shall acquire, by purchase or redemption or otherwise, any issued shares of its preferred stock of any series, the holders of a majority of the outstanding common stock, or, if permitted by the laws of the State of Georgia then applicable, the Board of Directors may resell or convert and sell or otherwise dispose of, in their discretion, any shares so acquired as shares of the same or of any other series of preferred stock which shall have been duly created.

Provision for Division Into and Issue in Series
of Class A Preferred Stock and Grant of Authority
to Board of Directors
     The shares of the Class A preferred stock may be divided into and issued in series. Each such series shall be designated so as to distinguish the shares thereof from the shares of all other series and classes, and all shares of the Class A preferred stock irrespective of series shall be identical except as to the following rights and preferences in respect of any or all of which there may be variations between different series, and authority is hereby expressly vested in the Board of Directors to establish and designate such series and to determine prior to the issuance of any shares of such series the following rights and preferences of the shares thereof in accordance with the provisions of the Official Code of Georgia Annotated applicable thereto:
     (a) The dividend rights of such series, including the cumulative or non-cumulative nature thereof, the relative rights of priority among series, the rate of dividend (which may be fixed or variable), the dividend payment dates and the date from which dividends will accumulate, if applicable;
     (b) The date, prices and other terms of any mandatory or optional redemption;
     (c) The amount payable upon shares in the event of any voluntary or involuntary liquidation;
     (d) The terms and conditions, if any, on which shares of such series shall be by their terms convertible into or exchangeable for shares of any other class of stock of the corporation over which the Class A preferred stock has preference as to payment of dividends and as to assets;
     (e) The sinking fund provisions, if any, for the redemption or purchase of shares of such series; and
     (f) The special voting rights, if any, of such series.
     The stockholders of the corporation, by resolution duly adopted by the holders of a majority of the shares of the issued and outstanding common stock at any annual meeting or any special meeting called for that purpose, or, if permitted by the laws of the State of Georgia then applicable, the Board of Directors may issue and sell all the authorized and unissued shares of Class A preferred stock as shares of any series or any number of series, and in the event that the corporation shall acquire, by purchase or redemption or otherwise, any issued shares of its Class A preferred stock of any series, the holders of a majority of the outstanding common stock, or, if permitted by the laws of the State of Georgia then applicable, the Board of Directors may resell or convert and sell or otherwise dispose of, in their discretion, any shares so acquired as shares of the same or of any other series of Class A preferred stock which shall have been duly created.
General Provisions Applicable to Preferred Stock and Class A Preferred Stock
     The following provisions shall apply to all series of preferred stock and Class A preferred stock which may now or hereafter be authorized or created irrespective of series:

     (A) So long as any shares of preferred stock or Class A preferred stock are outstanding, no dividends shall be declared or paid upon or set apart for the shares of common stock, preference stock or any other class of stock of the corporation over which the preferred stock and Class A preferred stock have preference as to the payment of dividends (the “Junior Stock”), nor any sums applied to the purchase, redemption or other retirement of any class of Junior Stock, unless (i) full dividends on all shares of cumulative preferred stock and cumulative Class A preferred stock, of all series outstanding, for all past dividend periods shall have been paid or declared and a sum sufficient for the payment thereof set apart and the full dividend for the then current dividend period shall have been or concurrently shall be declared, and (ii) full dividends for the then-current dividend period on all shares of non-cumulative preferred stock and non-cumulative Class A preferred stock, of all series outstanding, have been, or contemporaneously are, paid, or declared and a sum sufficient for the payment thereof set aside. Unpaid accrued dividends on the preferred stock and Class A preferred stock shall not bear interest.
     When specified dividends are not paid in full on all series of preferred stock and Class A preferred stock, the shares of each series of preferred stock and Class A preferred stock shall share ratably in any partial payment of dividends in accordance with the sums which would be payable on said shares if all dividends were paid in full; provided, however, that non-cumulative preferred stock and non-cumulative Class A preferred stock shall not share in accumulations of accrued and unpaid dividends for prior dividend periods unless previously declared.
     (B) After such dividends as aforesaid upon the preferred stock and Class A preferred stock of all series then outstanding shall have been paid or declared and set apart for payment, the Board of Directors may declare dividends on the Junior Stock, and no holders of any series of the preferred stock or Class A preferred stock as such shall be entitled to share therein.
     (C) Upon any dissolution, liquidation or winding up of the corporation, whether voluntary or involuntary, the holders of preferred stock and Class A preferred stock of each series, without any preference of the shares of any series of preferred stock or Class A preferred stock over the shares of any other series of preferred stock or Class A preferred stock, shall be entitled to receive out of the assets of the corporation, whether capital, surplus or other, before any distribution of the assets to be distributed shall be made to the holders of Junior Stock, the amount specified to be payable on the shares of such series in the event of voluntary or involuntary liquidation, as the case may be. In case the assets shall not be sufficient to pay in full the amounts determined to be payable on all the shares of preferred stock and Class A preferred stock in the event of voluntary or involuntary liquidation, as the case may be, then the assets available for such payment shall be distributed to the extent available as follows: first, to the payment, pro rata, of the amount payable in the event of involuntary liquidation on each share of preferred stock and Class A preferred stock outstanding irrespective of series; second, to the payment of the accrued dividends, if any, on such shares, such payment to be made pro rata in accordance with the amount of accrued dividends on each such share; and, third, to the payment of any amounts in excess of the amount payable in the event of involuntary liquidation on each share plus accrued dividends which may be payable on the shares of any series in the event of voluntary or involuntary liquidation, as the case may be, such payment also to be made pro rata in accordance with the amounts, if any, so payable on each such share. After payment to the holders of the preferred stock and Class A preferred stock of the full preferential amounts hereinbefore provided for, the holders of the preferred stock and Class A preferred stock as such shall have no right or claim to any of the remaining assets of the corporation, either upon any distribution of such assets or upon dissolution, liquidation or winding up, and the remaining assets to be distributed, if any, upon a distribution of such assets or upon dissolution, liquidation or winding up, may be distributed among the holders of Junior Stock. Without limiting the right of the corporation to distribute its assets or to dissolve, liquidate or wind up in connection with any sale, merger or consolidation, the sale of all the property of the corporation to, or the merger or consolidation of the corporation into or with, any other corporation shall not be deemed to be a distribution of assets or a dissolution, liquidation or winding up for the purposes of this paragraph.
     (D) So long as any shares of the preferred stock or Class A preferred stock are outstanding, the corporation shall not, without the affirmative vote in favor thereof of the holders of at least a majority of the total voting power of the shares of preferred stock and Class A preferred stock at the time outstanding voting together as a single class, issue (such issuance to be within 12 months after such vote) any shares of any class of stock preferred as to dividends or assets over the preferred stock or Class A preferred stock or any security convertible into such class of stock or authorize or create any class of stock preferred as to dividends or assets over the preferred stock or Class A preferred stock or change any of the rights and preferences of the then outstanding preferred stock or Class A preferred stock in any manner so as to affect adversely the holders thereof; provided, however, that if any such change would affect adversely the holders of only one, but not the other, such kind of stock, only the vote of the holders of at least a majority of the total voting power of the outstanding shares of the kind so affected voting together as a single class shall be required; and provided further, that nothing in this paragraph contained shall authorize any such authorization, creation or change by the vote of the holders of a less number of shares of preferred stock or Class A preferred stock, or of any other class of stock, or of all classes of stock, than is required for such authorization, creation or change by the laws of the State of Georgia at the time applicable thereto.
Preference Stock
Provision for Division Into and Issue in Series
of Preference Stock and Grant of Authority
to Board of Directors
     The shares of the preference stock may be divided into and issued in series. The preference stock is subject to the prior rights and preferences of the preferred stock and the Class A preferred stock and all other classes of stock of equal rank therewith hereafter authorized. Each such series shall be designated so as to distinguish the shares thereof from the shares of all other series and classes, and all shares of the preference stock irrespective of series shall be identical except as to the following rights and preferences in respect of any or all of which there may be variations between different series, and authority is hereby expressly vested in the Board of Directors to establish and designate such series and to determine prior to the issuance of any shares of such series the following rights and preferences of the shares thereof in accordance with the provisions of the Official Code of Georgia Annotated applicable thereto:
     (a) The dividend rights of such series, including the cumulative or non-cumulative nature thereof, the relative rights of priority among series, the rate of dividend (which may be fixed or variable), the dividend payment dates and the date from which dividends will accumulate, if applicable;
     (b) The dates, prices and other terms of any mandatory or optional redemption;
     (c) The amount payable upon shares in the event of any voluntary or involuntary liquidation;
     (d) The terms and conditions, if any, on which shares of such series shall be by their terms convertible into or exchangeable for shares of any other class of stock of the corporation over which the preference stock has preference as to payment of dividends and as to assets;
     (e) The sinking fund provisions, if any, for the redemption or purchase of shares of such series; and
     (f) The special voting rights, if any, of such series.
     The stockholders of the corporation, by resolution duly adopted by the holders of a majority of the shares of the issued and outstanding common stock at any annual meeting or any special meeting called for that purpose, or, if permitted by the laws of the State of Georgia then applicable, the Board of Directors may issue and sell all the authorized and unissued shares of preference stock as shares of any series or any number of series, and in the event that the corporation shall acquire, by purchase or redemption or otherwise, any issued shares of its preference stock of any series, the holders of a majority of the outstanding common stock, or, if permitted by the laws of the State of Georgia then applicable, the Board of Directors may resell or convert and sell or otherwise dispose of, in their discretion, any shares so acquired as shares of the same or of any other series of preference stock which shall have been duly created.
General Provisions Applicable to Preference Stock
     The following provisions shall apply to all series of preference stock which may now or hereafter be authorized or created irrespective of series:
     (A) So long as any shares of preference stock are outstanding, no dividends shall be declared or paid upon or set apart for the shares of common stock or any other class of stock over which the preference stock has preference as to the payment of dividends and as to assets, nor any sums applied to the purchase, redemption or retirement of any class of such stock, unless (i) full dividends on all shares of cumulative preference stock, of all series outstanding, for all past dividend periods shall have been paid or declared and a sum sufficient for the payment thereof set apart and the full dividend for the then-current dividend period shall have been or concurrently shall be declared, and (ii) full dividends for the then-current dividend period on all shares of non-cumulative preference stock, of all series outstanding, have been, or contemporaneously are, paid, or declared and a sum sufficient for the payment thereof set aside. Unpaid accrued dividends on the preference stock shall not bear interest.
     When specified dividends are not paid in full on all classes of preference stock, the shares of each series of preference stock shall share ratably in any partial payment of dividends in accordance with the sums which would be payable on said shares if all dividends were paid in full; provided, however, that non-cumulative preference stock shall not share in accumulations of accrued and unpaid dividends for prior dividend periods unless previously declared.
     After such dividends as aforesaid upon the preference stock of all series then outstanding shall have been paid or declared and set apart for payment, the Board of Directors may declare dividends on the common stock or any other class of stock over which the preference stock has preference as to the payment of dividends, and no holders of any series of the preference stock as such shall be entitled to share therein.
     (B) Upon any dissolution, liquidation or winding up of the corporation, whether voluntary or involuntary, before any distribution shall be made to the holders of the common stock or any other class of stock over which the preference stock has preference as to the payment of dividends or assets, but subject to the prior rights and preferences of the holders of preferred stock and the Class A preferred stock, the holders of preference stock of each series, without any preference of the shares of any series of preference stock over the shares of any other series of preference stock, shall be entitled to receive out of the assets of the corporation, whether capital, surplus or other, the amount specified to be payable on the shares of such series in the event of voluntary or involuntary liquidation, as the case may be.
     In case the assets shall not be sufficient to pay in full the amounts determined to be payable on all the shares of preference stock in the event of voluntary or involuntary liquidation, as the case may be, then the assets available for such payment shall be distributed to the extent available as follows: first, to the payment, pro rata, of the amount payable in the event of involuntary liquidation on each share of preference stock outstanding irrespective of series; second, to the payment of the accrued dividends, if any, on such shares, such payment to be made pro rata in accordance with the amount of accrued dividends on each such share; and, third, to the payment of any amounts in excess of the amount payable in the event of involuntary liquidation on each share plus accrued dividends which may be payable on the shares of any series in the event of voluntary or involuntary liquidation, as the case may be, such payment also to be made pro rata in accordance with the amounts, if any, so payable on each such share. After payment to the holders of the preference stock of the full preferential amounts hereinbefore provided for, the holders of the preference stock as such shall have no right or claim to any of the remaining assets of the corporation, either upon any distribution of such assets or upon dissolution, liquidation or winding up, and the remaining assets to be distributed, if any, upon a distribution of such assets or upon dissolution, liquidation or winding up, may be distributed among the holders of the common stock or of any other class of stock over which the preference stock has preference as to assets. Without limiting the right of the corporation to distribute its assets or to dissolve, liquidate or wind up in connection with any sale, merger or consolidation, the sale of all the property of the corporation to, or the merger or consolidation of the corporation into or with, any other corporation shall not be deemed to be a distribution of assets or a dissolution, liquidation or winding up for the purposes of this paragraph.
     (C) So long as any shares of the preference stock are outstanding, the corporation shall not, without the affirmative vote in favor thereof of the holders of at least a majority of the total voting power of the shares of preference stock at the time outstanding voting together as a single class, increase the authorized shares of preferred stock or Class A preferred stock or authorize or create any other class of stock preferred as to dividends or assets over the preference stock or change any of the rights and preferences of the then outstanding preference stock in any manner so as to affect adversely the holders thereof; provided, however, that if any such change would affect adversely the holders of only one or more series of the preference stock, but not other series of the preference stock, only the vote of the holders of at least a majority of the total voting power of the outstanding shares of the series so affected voting together as a single class shall be required; and provided further that nothing in this paragraph contained shall authorize any such authorization, creation or change by the vote of the holders of a less number of shares of preference stock, or of any other class of stock, or of all classes of stock, than is required for such authorization, creation or change by the laws of the State of Georgia at the time applicable thereto.
Common Stock
     There shall be a class of stock of the corporation designated common stock and each share of common stock shall be equal to every other share of said stock in every respect.
Voting Powers
     At all elections of directors of the corporation, the holders of preferred stock and Class A preferred stock shall have full voting rights with the holders of common stock, all voting together as a single class; each holder of preferred stock being entitled to one vote for each share thereof standing in his name, each holder of Class A preferred stock being entitled to one-quarter vote for each share thereof standing in his name, and each holder of common stock being entitled to one vote for each share thereof standing in his name. In addition, with the approval of the Board of Directors and the holders of a majority of the outstanding shares of common stock, this Amended and Restated Charter may be amended to provide that the holders of outstanding shares of any series of preference stock may be entitled to full voting rights in the election of directors, to vote together with the holders of common stock, preferred stock and Class A preferred stock, with each holder of shares of any series of preference stock to be entitled to such number of votes for each share of such series not to exceed one-tenth of a vote for each share standing in his name.
     On other matters, except on matters in respect of which the laws of the State of Georgia shall provide that all stockholders shall have the right to vote irrespective of whether such right shall have been relinquished by any of such stockholders and except as otherwise herein provided, the holders of the common stock shall have the exclusive right to vote.
     Notwithstanding the foregoing, in the event that (1) with respect to any series of non-cumulative preferred stock, Class A preferred stock or preference stock, any six quarterly dividends (whether or not consecutive and whether or not earned and declared), or (2) with respect to any series of cumulative preferred stock, Class A preferred stock or preference stock, any six consecutive quarterly dividends, in any case, have not been paid in full on such series of preferred stock, Class A preferred stock or preference stock, the holders of such series of preferred stock, Class A preferred stock or preference stock will have the right, voting together as a single class with holders of shares of any one or more other series of preferred stock, Class A preferred stock or preference stock upon which like voting rights are then exercisable, at the next meeting of stockholders called for the election of directors, to elect two members of the Board of Directors of the corporation and the size of the corporation’s Board of Directors will be increased accordingly to effect such election, with each holder of any series of preferred stock upon which such voting rights are then exercisable to be entitled to one vote per share thereof standing in his name, with each holder of any series of Class A preferred stock upon which such voting rights are then exercisable being entitled to one-fourth vote per share thereof standing in his name and with each holder of any series of preference stock upon which such voting rights are then exercisable having one-tenth vote per share thereof standing in his name.
     The rights of such holders of any series of preferred stock, Class A preferred stock or preference stock to elect (together as a single class with the holders of shares of any one or more other series of preferred stock, Class A preferred stock or preference stock upon which like voting rights are then exercisable) members of the Board of Directors of the corporation will continue until such time as (A) with respect to any series of non-cumulative preferred stock, Class A preferred stock or preference stock, full dividends on such series of preferred stock, Class A preferred stock or preference stock have been paid or declared and set apart regularly for at least one year (i.e., four consecutive full quarterly dividend periods), or (B) with respect to any series of cumulative preferred stock, Class A preferred stock or preference stock, the dividends in arrears and the current dividend on such series of preferred stock, Class A preferred stock or preference stock shall have been paid or declared and set aside for payment, at which time, in either case, such right will terminate, subject to revesting in the event of a subsequent failure to pay dividends of the character described above. Upon any termination of the right of the holders of shares of preferred stock, Class A preferred and preference stock to vote as a single class for the election of two additional directors, the term of office of all directors then in office elected by such holders voting as a single class will terminate immediately.
     Whenever the right shall have accrued to the holders of shares of the preferred stock, Class A preferred stock and preference stock to elect, as a single class, two additional directors, it shall be the duty of the president, a vice-president or the secretary of the corporation forthwith to call and cause notice to be given to the stockholders entitled to vote at a meeting to be held at such time as the officers of the corporation may fix, not less than forty-five nor more than sixty days after the accrual of such right, for the purpose of electing such directors. The notice so given shall be mailed to each holder of record of each series of the preferred stock, Class A preferred stock and preference stock upon which such voting rights are then exercisable at his last known address appearing on the books of the corporation and shall set forth, among other things, (i) that by reason of the fact that six quarterly dividends payable on such series of the preferred stock, Class A preferred stock or preference stock are in default, the holders of such series of the preferred stock, Class A preferred stock or preference stock, voting together as a single class with the holders of one or more other series of preferred stock, Class A preferred stock or preference stock upon which like voting rights are then exercisable, have the right to elect two additional members to the Board of Directors of the corporation, (ii) that any such holder of the preferred stock, Class A preferred stock or preference stock has the right, at any reasonable time, to inspect, and make copies of, the list or lists of holders of the preferred stock, Class A preferred stock or preference stock maintained at the principal office of the corporation or at the office of any transfer agent of the preferred stock, Class A preferred stock or preference stock, and (iii) either the entirety of this section or the substance thereof with respect to the number of shares of the preferred stock, Class A preferred stock or preference stock required to be represented at any meeting or adjournment thereof called for the election of directors of the corporation.

     At the first meeting of stockholders held for the purpose of electing such additional directors during such time as the holders of the preferred stock, Class A preferred stock and preference stock have the special right, voting together as a single class, to elect two additional directors to the Board of Directors, the presence in person or by proxy of the holders of a majority of the total voting power of the outstanding shares of preferred stock, Class A preferred stock and preference stock for which the special right to elect two additional directors is then exercisable shall be required to constitute a quorum of such class for the election of such additional directors; provided, however, that in the absence of a quorum of the holders of the preferred stock, Class A preferred stock and preference stock for which the special right to elect two additional directors is then exercisable, no election of such additional directors shall be held, but the holders of a majority of the total voting power of the shares of the preferred stock, Class A preferred stock and preference stock for which the special right to elect two additional directors is then exercisable who are present in person or by proxy shall have power to adjourn the election of the directors to a date not less than fifteen nor more than fifty days from the giving of the notice of such adjourned meeting hereinafter provided for; and provided, further, that at such adjourned meeting, the presence in person or by proxy of the holders of 35% of the total voting power of the outstanding preferred stock, Class A preferred stock and preference stock for which the special right to elect two additional directors is then exercisable shall be required to constitute a quorum of such class for the election of such additional directors.
     In the event such first meeting of stockholders shall be so adjourned, it shall be the duty of the president, a vice-president or the secretary of the corporation, within ten days from the date on which such first meeting shall have been adjourned, to cause notice of such adjourned meeting to be given to the stockholders entitled to vote thereat, such adjourned meeting to be held not less than fifteen nor more than fifty days from the giving of such second notice. Such second notice shall be given in the form and manner hereinabove provided for with respect to the notice required to be given of such first meeting of stockholders, and shall further set forth that a quorum was not present at such first meeting and that the holders of 35% of the total voting power of the outstanding preferred stock, Class A preferred stock and preference stock for which the special right to elect two additional directors is then exercisable shall be required to constitute a quorum of such class for the election of such additional directors at such adjourned meeting. If the requisite quorum of holders of the preferred stock, Class A preferred stock and preference stock for which the special right to elect two additional directors is then exercisable shall not be present at said adjourned meeting, then the directors of the corporation then in office shall remain in office until the next annual meeting of the corporation, or special meeting in lieu thereof, and until their successors shall have been elected and shall qualify.
     Neither such first meeting nor such adjourned meeting shall be held on a date within sixty days of the date of the next annual meeting of the corporation or special meeting in lieu thereof. At each annual meeting of the corporation, or special meeting in lieu thereof, held during such time as the holders of one or more series of the preferred stock, Class A preferred stock and preference stock, voting together as a single class, shall have the right to elect two members to the Board of Directors, the foregoing provisions of this paragraph shall govern such annual meeting, or special meeting in lieu thereof, as if said annual meeting or special meeting were the first meeting of stockholders held for the purpose of electing directors after the right of the holders of such preferred stock, Class A preferred stock or preference stock, voting together as a single class, to elect two members to the Board of Directors, should have accrued, with the exception that if, at any adjourned annual meeting, or special meeting in lieu thereof, 35% of the total voting power of the preferred stock, Class A preferred stock and preference stock for which the special right to elect two directors is then exercisable is not present in person or by proxy, all the directors shall be elected by a vote of the holders of a majority of the aggregate voting power of the outstanding shares of common stock, preferred stock, Class A preferred stock and, if this Amended and Restated Charter have been amended to provide that the holders of preference stock shall have the right to vote generally in the election of directors, the preference stock of the corporation present or represented at the meeting.
     For purposes of the foregoing provisions, and except as otherwise provided in this Amended and Restated Charter or as otherwise required by law, the preferred stock, the Class A preferred stock and the preference stock of all series shall be deemed to be a single class and the relative voting power of each series of preferred stock, Class A preferred stock and preference stock shall be as follows: each holder of preferred stock shall be entitled to one vote per share thereof standing in his name, each holder of Class A preferred stock shall be entitled to one-fourth vote per share thereof standing in his name and each holder of preference stock shall be entitled to one-tenth vote per share thereof standing in his name.
Miscellaneous Provisions
     The corporation may issue and dispose of any of its authorized shares of stock for such consideration as may be fixed from time to time by the Board of Directors subject to the laws of the State of Georgia then applicable and any and all shares issued for the consideration so fixed shall be fully paid and non-assessable.
     Subject to any limitations elsewhere herein set forth, the corporation may from time to time, out of its net profits or surplus earnings, purchase any of its stock outstanding at such price as may be fixed by its Board of Directors and accepted by the holders of the stock purchased.
     The corporation shall be entitled to treat the person in whose name any share, right or option is registered as the owner thereof, for all purposes, and shall not be bound to recognize any equitable or other claim to or interest in such share, right or option on the part of any other person, whether or not the corporation shall have notice thereof, save as may be expressly provided by the laws of the State of Georgia then applicable.
     A director shall be fully protected in relying in good faith upon the books of account of the corporation or statements prepared by any of its officials as to the value and amount of the assets, liabilities and/or net profits of the corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.
     No holder of any stock of this corporation shall be entitled as of right to purchase or subscribe for any part of any unissued stock of this corporation or of any additional stock of any class to be issued by reason of any increase of the authorized capital stock of this corporation or of bonds, certificates of indebtedness, debentures or other securities convertible into stock of this corporation, but any such unissued stock or any such additional authorized issue of new stock or of securities convertible into stock may be issued and disposed of by the Board of Directors to such persons, firms, corporations or associations and upon such terms as the Board of Directors may in their discretion determine, without offering to the stockholders then of record, or any class of stock holders, any thereof, on the same terms or on any terms.

V. A director shall not be disqualified by his office from dealing or contracting with the corporation either as a vendor, purchaser or otherwise, nor shall any transaction or contract of the corporation be void or voidable by reason of the fact that any director or any firm of which any director is a member or any corporation of which any director is a shareholder or director, is in any way interested in such transaction or contract, provided that such transaction or contract is or shall be authorized, ratified or approved either (1) by a vote of a majority of a quorum of the Board of Directors of the corporation without counting in such majority or quorum any director so interested or member of a firm so interested or a shareholder or director of a corporation so interested, or (2) by the written consent, or by the vote at any stockholders’ meeting, of the holders of record of a majority of all the outstanding shares of the common stock of the corporation; nor shall any director be liable to account to the corporation for any profits realized by and from or through any such transaction, or contract of the corporation authorized, ratified or approved as aforesaid by reason of the fact that he or any firm of which he is a member or any corporation of which he is a shareholder or director, was interested in such transaction or contract. Nothing herein contained shall create any liability in the events above described or prevent the authorization, ratification or approval of such contracts in any other manner provided by law.
VI. A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of the duty of care or other duty as a director, except for liability (i) for any appropriation, in violation of the director’s duties, of any business opportunity of the corporation, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) for the types of liability set forth in Section 14-2-832 or successor provisions of the Georgia Business Corporation Code, or (iv) for any transaction from which the director derived an improper personal benefit.
     Any repeal or modification of the foregoing paragraph by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.
VII. The street address of this corporation’s registered office is 241 Ralph McGill Boulevard, NE, #B-10180, Atlanta, Fulton County, Georgia 30308, and the name of its registered agent is Terry Hodges.

GEORGIA POWER COMPANY

By:
Name:
Title:

ANNEX C
FORM OF
AMENDMENT NO. 1 TO AMENDED AND RESTATED CHARTER
     There is hereby added to the Amended and Restated Charter of the corporation the following section immediately after the section of such Charter entitled “Preferred Stock — Provision for Division Into and Issue in Series of Class A Preferred Stock and Grant of Authority to Board of Directors” which shall create such 6 1/8% Series Class A Preferred Stock, Non-Cumulative, Par Value $25 Per Share, having the preferences, limitations and relative rights as follows:
“6 1/8% SERIES CLASS A PREFERRED STOCK,
NON-CUMULATIVE, PAR VALUE $25 PER SHARE
     There shall be a series of Class A preferred stock of the corporation to consist initially of 1,800,000 shares with a par value of $25 per share, designated as “6 1/8% Series Class A Preferred Stock, Non-Cumulative, Par Value $25 Per Share” (the “6 1/8% Series Class A Preferred Stock”). The preferences, limitations and relative rights of the shares of the 6 1/8% Series Class A Preferred Stock in those respects in which the shares thereof may vary from the shares of any other series of preference stock of the corporation shall be as follows:
     (a) Dividends. Out of any assets of the corporation available for dividends, the holders of the 6 1/8% Series Class A Preferred Stock shall be entitled to receive, from and after the date the 6 1/8% Series Class A Preferred Stock is issued, but only when, as and if declared by the Board of Directors, dividends at a rate of 6 1/8% per annum of the $25 par value of such shares. Such holders shall be entitled to dividends at said rate so fixed, and no more. Dividends declared shall be payable quarterly on January 1, April 1, July 1 and October 1 in each year (each, a “Dividend Payment Date”), commencing on October 1, 2006, to stockholders of record on a date not more than 30 days prior to such payment date, as may be determined by the Board of Directors of the corporation. If a Dividend Payment Date is not a business day, the related dividend (if declared) will be paid on the next succeeding business day with the same force and effect as though paid on the Dividend Payment Date, without any increase to account for the period from such Dividend Payment Date through the date of actual payment. Dividends payable on the 6 1/8% Series Class A Preferred Stock for the initial dividend period and any period less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in such period. Dividends on the 6 1/8% Series Class A Preferred Stock shall be non-cumulative and, accordingly, if the Board of Directors of the corporation does not declare a dividend or declares less than a full dividend on the 6 1/8% Series Class A Preferred Stock for a quarterly dividend period, holders of the 6 1/8% Series Class A Preferred Stock will have no right to receive a dividend or the full dividend, as the case may be, for that period, and the corporation will have no obligation to pay a dividend for that period, whether or not the corporation pays dividends in full or has sufficient funds to pay dividends in the future.

     (b) Redemption.
          (i) The 6 1/8% Series Class A Preferred Stock shall not be redeemable prior to July 1, 2009. On or after that date, subject to the notice provisions set forth in subparagraph (ii) below and subject to any further limitations which may be imposed by the Charter or by law, the corporation may redeem the 6 1/8% Series Class A Preferred Stock, in whole or in part, at any time or from time to time, out of funds legally available therefor, at a redemption price equal to $25 per share plus an amount equal to the amount of the accrued and unpaid dividend (whether or not declared) from the Dividend Payment Date immediately preceding the redemption date to but excluding the redemption date, but without accumulation of unpaid dividends on the 6 1/8% Series Class A Preferred Stock for prior dividend periods. If less than all of the outstanding shares of 6 1/8% Series Class A Preferred Stock are to be redeemed, the corporation will select the shares to be redeemed from the outstanding shares not previously called for redemption by lot or pro rata (as nearly as possible) or by any other method that the Board of Directors in its sole discretion deems equitable.
          (ii) In the event the corporation shall determine to redeem any or all of the 6 1/8% Series Class A Preferred Stock as aforesaid, the corporation will give notice of any such redemption to holders of record of the 6 1/8% Series Class A Preferred Stock not more than 60 nor less than 30 days prior to the date fixed by the Board of Directors for such redemption. Failure to give notice to any holder of record of the 6 1/8% Series Class A Preferred Stock shall not affect the validity of the proceedings for the redemption of shares of any other holder of record of the 6 1/8% Series Class A Preferred Stock being redeemed.
          (iii) Notice having been given as herein provided, from and after the redemption date, dividends on the 6 1/8% Series Class A Preferred Stock called for redemption shall cease to accrue and such 6 1/8% Series Class A Preferred Stock called for redemption will no longer be deemed outstanding, and all rights of the holders thereof, other than the right to receive the redemption price as herein provided, will cease.
          (iv) Holders of the 6 1/8% Series Class A Preferred Stock will have no right to require redemption of any shares of the 6 1/8% Series Class A Preferred Stock.
          (v) Any shares of the 6 1/8% Series Class A Preferred Stock that are redeemed or retired shall thereafter have the status of authorized but unissued shares of Class A preferred stock of the corporation undesignated as to series, and may thereafter be reissued by the Board of Directors in the same manner as any other authorized and unissued shares of Class A preferred stock.

C-2

          (vi) If the corporation shall deposit on or prior to any date fixed for redemption of the 6 1/8% Series Class A Preferred Stock, with any bank or trust company having a capital, surplus and undivided profits aggregating at least fifty million dollars ($50,000,000), as a trust fund, a fund sufficient to redeem the shares called for redemption, with irrevocable instructions and authority to such bank or trust company to pay on and after the date fixed for redemption or such earlier date as the Board of Directors may determine, to the respective holders of such shares, the redemption price thereof, then from and after the date of such deposit (although prior to the date fixed for redemption) such shares so called shall be deemed to be redeemed and dividends thereon shall cease to accrue after said date fixed for redemption and such deposit shall be deemed to constitute full payment of said shares to the holders thereof and thereafter said shares shall no longer be deemed to be outstanding, and the holders thereof shall cease to be stockholders with respect to such shares, and shall have no rights with respect thereto except only the right to receive from said bank or trust company payment of the redemption price of such shares without interest.
          (vii) In case the holder of any such 6 1/8% Series Class A Preferred Stock shall not, within six years after said deposit, claim the amount deposited as above stated for the redemption thereof, the bank or trust company shall upon demand pay over to the corporation such amounts so deposited and the bank or trust company shall thereupon be relieved from all responsibility to the holder thereof. No interest on such deposit shall be payable to any such holder.
          (viii) Nothing contained in this paragraph (b) shall limit any legal right of the corporation to purchase or otherwise acquire any shares of the 6 1/8% Series Class A Preferred Stock.
     (c) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, before any distribution shall be made to the holders of the preference stock, common stock or any other class of stock over which the 6 1/8% Series Class A Preferred Stock has preference as to the payment of dividends or assets, the holders of the 6 1/8% Series Class A Preferred Stock, without any preference over the holders of any other series of preferred stock or Class A preferred stock, shall be entitled to receive $25 per share, plus accrued and unpaid dividends (whether or not declared) for the then current quarterly dividend period, accrued to but excluding the date of such liquidation payment, but without accumulation of unpaid dividends on the 6 1/8% Series Class A Preferred Stock for any prior dividend periods.
     (d) Conversion or Exchange of the 6 1/8% Series Class A Preferred Stock. The shares of the 6 1/8% Series Class A Preferred Stock shall not be, by their terms, convertible or exchangeable.
     (e) Sinking Fund. The shares of the 6 1/8% Series Class A Preferred Stock shall not be, by their terms, entitled to the benefit of any sinking fund or purchase fund.”

C-3

PART II.
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers.
     The applicable statutes of the State of Georgia provide that a corporation may indemnify an individual who is a party to a proceeding because he or she is or was a director of the corporation or who, while a director of the corporation, is or was serving at the corporation’s request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity against liability incurred in the proceeding if such individual conducted himself or herself in good faith and such individual reasonably believed, in the case of conduct in his or her official capacity, that such conduct was in the best interest of the corporation, in all other cases, that such conduct was at least not opposed to the best interest of the corporation and, in the case of any criminal proceeding, that the individual had no reasonable cause to believe his conduct was unlawful. However, a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct or in connection with any proceeding in which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. In addition, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. Also, a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and, if he or she is not a director, to such further extent as may be provided by the articles of incorporation, the by-laws, a resolution of the board of directors or contract, except for liability arising out of conduct that constitutes: appropriation, in violation of his or her duties, of any business opportunity of the corporation; acts or omissions which involve intentional misconduct or a knowing violation of law; unlawful distributions; or receipt of an improper personal benefit, and a corporation may also indemnify an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, by-laws, general or specific action of its board of directors, or contract.
     Section 41 of the By-laws of Georgia Power Company (the “Company”) provides in pertinent part as follows:
     Each person who is or was a director or officer of the Company or is or was an employee of the Company holding one or more positions of management through and inclusive of department managers (but not positions below the level of department managers) (such positions being hereinafter referred to as “Management Positions”) and who was or is a party or was or is threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company or is or was an employee of the Company holding one or more Management Positions, or is or was serving at the request of the Company as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified by the Company as a matter of right against any and all expenses (including attorneys’ fees) actually and reasonably incurred by him and against any and all claims, judgments, fines, penalties, liabilities and amounts paid in settlement actually incurred by him in defense of such claim, action, suit or proceeding, including appeals, to the full extent permitted by applicable law. The indemnification provided by this Section shall inure to the benefit of the heirs, executors and administrators of such person.
     Expenses (including attorneys’ fees) incurred by a director or officer of the Company or employee of the Company holding one or more Management Positions with respect to the defense of any such claim, action, suit or proceeding may be advanced by the Company prior to the final disposition of such claim, action, suit or proceeding, as authorized by the board of directors in the specific case, upon receipt of an undertaking by or on behalf of such person to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the Company under this Section or otherwise; provided, however, that the advancement of such expenses shall not be deemed to be indemnification unless and until it shall ultimately be determined that such person is entitled to be indemnified by the Company.
     The Company may purchase and maintain insurance at the expense of the Company on behalf of any person who is or was a director, officer, employee or agent of the Company, or any person who is or was serving at the request of the Company as a director (or the equivalent), officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability or expense (including attorneys’ fees) asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability or expense under this Section or otherwise.
     Without limiting the generality of the foregoing provisions of this Section, no present or future director or officer of the Company, or his heirs, executors, or administrators, shall be liable for any act, omission, step, or conduct taken or had in good faith, which is required, authorized, or approved by any order or orders issued pursuant to the Public Utility Holding Company Act of 1935, the Federal Power Act, or any federal or state statute or municipal ordinance regulating the Company, its parent or its subsidiaries by reason of their being holding or investment companies, public utility companies, public utility holding companies, or subsidiaries of public utility holding companies. In any action, suit, or proceeding based on any act, omission, step, or conduct, as in this paragraph described, the provisions hereof shall be brought to the attention of the court. In the event that the foregoing provisions of this paragraph are found by the court not to constitute a valid defense on the grounds of not being applicable to the particular class of plaintiff, each such director and officer, and his heirs, executors, and administrators, shall be reimbursed for, or indemnified against, all expenses and liabilities incurred by him or imposed on him, in connection with, or arising out of, any such action, suit, or proceeding based on any act, omission, step, or conduct taken or had in good faith as in this paragraph described. Such expenses and liabilities shall include, but shall not be limited to, judgments, court costs, and attorneys’ fees.
     The foregoing rights shall not be exclusive of any other rights to which any such director or officer may otherwise be entitled and shall be available whether or not the director or officer continues to be a director or officer at the time of incurring any such expenses and liabilities.
     The Company has an insurance policy covering its liabilities and expenses which might arise in connection with its lawful indemnification of its directors and officers for certain of their liabilities and expenses and also covering its officers and directors against certain other liabilities and expenses.

Item 21. Exhibits and Financial Statement Schedules.
(a) Exhibits.

Exhibit	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of December 13, 2005, between Georgia Power Company and Savannah Electric and Power Company. (Included as Annex A to the proxy statement/prospectus included in Part I of this Registration Statement).

3.1	Charter of Georgia Power and amendments thereto through January 16, 2001. (Designated in Registration Nos. 2-63392 as Exhibit 2(a)-2, 2-78913 as Exhibits 4(a)-(2) and 4(a)-(3), 2-93039 as Exhibit 4(a)-(2), 2-96810 as Exhibit 4(a)-2, 33-141 as Exhibit 4(a)-(2), 33-1359 as Exhibit 4(a)(2), 33-5405 as Exhibit 4(b)(2), 33-14367 as Exhibits 4(b)-(2) and 4(b)-(3), 33-22504 as Exhibits 4(b)-(2), 4(b)-(3) and 4(b)-(4), in Georgia Power’s Form 10-K for the year ended December 31, 1991, File No. 1-6468, as Exhibits 4(a)(2) and 4(a)(3), in Registration No. 33-48895 as Exhibits 4(b)-(2) and 4(b)-(3), in Form 8-K dated December 10, 1992, File No. 1-6468 as Exhibit 4(b), in Form 8-K dated June 17, 1993, File No. 1-6468, as Exhibit 4(b), in Form 8-K dated October 20, 1993, File No. 1-6468, as Exhibit 4(b), in Georgia Power’s Form 10-K for the year ended December 31, 1997, File No. 1-6468, as Exhibit 3(c)2 and in Georgia Power’s Form 10-K for the year ended December 31, 2000, File No. 1-6468, as Exhibit 3(c)2.).

3.2	Form of Amended and Restated Charter of Georgia Power to be adopted at or prior to the effective time of the merger. (Included as Annex B to the proxy statement/prospectus included in Part I of this Registration Statement).

3.3	Form of Amendment to Charter of Georgia Power to authorize the 6 1/8% Series Class A Preferred Stock. (Included as Annex C to the proxy statement/prospectus included in Part I of this Registration Statement).

3.4	By-laws of Georgia Power as amended effective August 17, 2005, and as presently in effect. (Designated in Georgia Power’s Form 8-K dated August 17 2005, File No. 1-6468, as Exhibit 3(c)2.).

4.1	Subordinated Note Indenture dated as of June 1, 1997, between Georgia Power and JPMorgan Chase Bank, N.A. (formerly The Chase Manhattan Bank), as Trustee, and indentures supplemental thereto through January 23, 2004. (Designated in Certificate of Notification, File No. 70-8461, as Exhibits D and E, in Form 8-K dated February 17, 1999, File No. 1-6468, as Exhibit 4.4, in Form 8-K dated June 13, 2002, File No. 1-6468, as Exhibit 4.4, in Form 8-K dated October 30, 2002, File No. 1-6468, as Exhibit 4.4 and in Form 8-K dated January 15, 2004, File No. 1-6468, as Exhibit 4.4).

4.2	Senior Note Indenture dated as of January 1, 1998, between Georgia Power and JPMorgan Chase Bank, N.A. (formerly The Chase Manhattan Bank), as Trustee, and indentures supplemental thereto through January 20, 2005. (Designated in Form 8-K dated January 21, 1998, File No. 1-6468, as Exhibits 4.1 and 4.2, in Forms 8-K each dated November 19, 1998, File No. 1-6468, as Exhibit 4.2, in Form 8-K dated March 3, 1999, File No. 1-6469 as Exhibit 4.2, in Form 8-K dated February 15, 2000, File No. 1-6469 as Exhibit 4.2, in Form 8-K dated January 26, 2001, File No. 1-6469 as Exhibits 4.2(a) and 4.2(b), in Form 8-K dated February 16, 2001, File No. 1-6469 as Exhibit 4.2, in Form 8-K dated May 1, 2001, File No. 1-6468, as Exhibit 4.2, in Form 8-K dated June 27, 2002, File No. 1-6468, as Exhibit 4.2, in Form 8-K dated November 15, 2002, File No. 1-6468, as Exhibit 4.2, in Form 8-K dated February 13, 2003, File No. 1-6468, as Exhibit 4.2, in Form 8-K dated February 21, 2003, File No. 1-6468, as Exhibit 4.2, in Form 8-K dated April 10, 2003, File No. 1-6468, as Exhibits 4.1, 4.2 and 4.3, in Form 8-K dated September 8, 2003, File No. 1-6468, as Exhibit 4.1, in Form 8-K dated September 23, 2003, File No. 1-6468, as Exhibit 4.1, in Form 8-K dated January 12, 2004, File No. 1-6468, as Exhibits 4.1 and 4.2, in

Exhibit	Description of Exhibit

Form 8-K dated February 12, 2004, File No. 1-6468, as Exhibit 4.1, in Form 8-K dated August 11, 2004, File No. 1-6468, as Exhibits 4.1 and 4.2, in Form 8-K dated January 13, 2005, File No. 1-6468, as Exhibit 4.1., in Form 8-K dated April 12, 2005, File No. 1-6468, as Exhibit 4.1 and in Form 8-K dated November 30, 2005, File No. 1-6468, as Exhibit 4.1).

4.3	Amended and Restated Trust Agreement of Georgia Power Capital Trust V dated as of June 1, 2002. (Designated in Form 8-K dated June 13, 2002, as Exhibit 4.7-A.).

4.4	Amended and Restated Trust Agreement of Georgia Power Capital Trust VI dated as of November 1, 2002. (Designated in Form 8-K dated October 30, 2002, as Exhibit 4.7-A.).

4.5	Amended and Restated Trust Agreement of Georgia Power Capital Trust VII dated as of January 1, 2004. (Designated in Form 8-K dated January 15, 2004, as Exhibit 4.7-A.).

4.6	Guarantee Agreement relating to Georgia Power Capital Trust V dated as of June 1, 2002. (Designated in Form 8-K dated June 13, 2002, as Exhibit 4.11-A.).

4.7	Guarantee Agreement relating to Georgia Power Capital Trust VI dated as of November 1, 2002. (Designated in Form 8-K dated October 30, 2002, as Exhibit 4.11-A.).

4.8	Guarantee Agreement relating to Georgia Power Capital Trust VII dated as of January 1, 2004. (Designated in Form 8-K dated January 15, 2004, as Exhibit 4.11-A.).

5.1	Opinion of Troutman Sanders LLP.*

8.1	Opinion of Troutman Sanders LLP.*

12.1	Calculation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges Plus Preferred Dividend Requirements of Georgia Power.

12.2	Calculation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges Plus Preferred Dividend Requirements of Savannah Electric.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of Troutman Sanders LLP (contained in Exhibit 5.1).

23.4	Consent of Troutman Sanders LLP (contained in Exhibit 8.1).

24	Power of Attorney.

*To be filed by amendment.
     Exhibits listed above which have heretofore been filed with the Commission and which were designated as noted above are hereby incorporated herein by reference and made a part hereof with the same effect as if filed herewith.
(b) Financial Statement Schedules.
     Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

Item 22. Undertakings
     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
     (c) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 11th day of January, 2006.

GEORGIA POWER COMPANY

By:	MICHAEL D. GARRETT
President and Chief Executive Officer

By:	WAYNE BOSTON
Attorney-in-fact
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following directors and officers of Georgia Power in the capacities and on the date indicated.

Signature	Title	Date

Michael D. Garrett	President, Chief Executive Officer
And Director (Principal Executive
Officer)

Cliff S. Thrasher	Executive Vice President, Chief Financial
Officer and Treasurer
(Principal Financial Officer)

W. Ron Hinson	Vice President, Comptroller and
Chief Accounting Officer (Principal
Accounting Officer)

Juanita Powell Baranco
Robert L. Brown, Jr.
Ronald D. Brown
Anna R. Cablik
David M. Ratcliffe	Directors
D. Gary Thompson
Richard W. Ussery
William Jerry Vereen
E. Jenner Wood, III

By: Wayne Boston		January 11, 2006
(Wayne Boston, Attorney-in-Fact)